      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 7, 1999

                                                      REGISTRATION NO. 333-76987
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                 --------------

                               COMMERCE ONE, INC.

             (Exact name of Registrant as specified in its charter)

           DELAWARE                          7372                  68-0322810
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                                ----------------

                              1600 RIVIERA AVENUE
                         WALNUT CREEK, CALIFORNIA 94596
                                 (925) 941-6000

         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                ----------------

                                MARK B. HOFFMAN
                            CHIEF EXECUTIVE OFFICER
                              1600 RIVIERA AVENUE
                         WALNUT CREEK, CALIFORNIA 94596
                                 (925) 941-6000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ----------------

                                   COPIES TO:

            DAVID J. SEGRE                          STEVEN M. SPURLOCK
         N. ANTHONY JEFFRIES                       ANTHONY J. MCCUSKER
            LINDA M. CUNY                             JOHN F. DIETZ
         ELIZABETH C. HEWITT                     Gunderson Dettmer Stough
   Wilson Sonsini Goodrich & Rosati        Villeneuve Franklin & Hachigian, LLP
       Professional Corporation                   155 Constitution Drive
          650 Page Mill Road                   Menlo Park, California 94025
     Palo Alto, California 94304                      (650) 321-2400
            (650) 493-9300

                                ----------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

                                ----------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL HEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED JUNE 7, 1999


THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.
THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                3,000,000 Shares


                                     [LOGO]

                                  Common Stock
                                  -----------


    Prior to this offering, there has been no public market for our common stock. The initial public offering price is expected to be between $13.00 and $15.00 per share. We have applied to list the shares on The Nasdaq Stock Market's National Market under the symbol "CMRC."



    The underwriters have an option to purchase a maximum of 450,000 additional shares to cover over-allotments of shares.


  Investing in our common stock involves risks. See "Risk Factors" starting on page 5.

                                                                            Underwriting
                                                            Price to       Discounts and      Proceeds to
                                                             Public         Commissions       Commerce One
                                                        ----------------  ----------------  ----------------
Per Share.............................................         $                 $                 $
Total.................................................         $                 $                 $

    Delivery of the shares of Common Stock will be made on or about       ,
1999.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

                          Donaldson, Lufkin & Jenrette

                                                      U.S. Bancorp Piper Jaffray

               The date of this prospectus is             , 1999.

                    [INSIDE FRONT COVER PAGES OF PROSPECTUS]


    The gatefold page includes language as follows:



    "Commerce One is a leading provider of business-to-business electronic commerce solutions that link buyers and suppliers of goods and services into real-time trading communities over the Internet."



    Above and below this language is Commerce One's logo.



    The graphic on the left hand side of the inside front cover pages depicts our architecture of a global trading web. This graphic is preceded by the following language:



    "Commerce One-Registered Trademark- is a leading provider of business-to-business electronic commerce solutions that link buyers and suppliers of goods and services into real-time trading communities over the Internet. Our solutions are architected to enable development of a global trading web of interoperable marketplace portals."



    "Our solution is designed to enable an enterprise buyer or supplier to access a global network of trading communities as they are deployed. We have established Commerce One MARKETSITE.NET marketplace, the only MARKETSITE marketplace that is currently operational. Through strategic partnerships, such as our partnerships with British Telecommunications and Nippon Telegraph and Telephone, we intend to develop additional marketplaces built on the Commerce One MARKETSITE platform."



This graphic also includes the logos of two of our strategic partners, British Telecommunications and Nippon Telegraph and Telephone.



    Toward the bottom of the inside front cover pages, the key benefits of the Commerce One Solution are listed for buyers, suppliers and market-makers. Key benefits to buyers are described as follows:



    - Streamlines and reduces costs associated with generating purchase orders;



    - Reduces off-contract purchasing; and



    - Compresses purchasing cycle time.



    Key benefits to suppliers are described as follows:



    - Provides access to expanding channel of corporate purchasers;



    - Streamlines sales process; and



    - Reduces transaction costs.



    Key benefits to market-makers are described as follows:



    - Increases commerce traffic between trading partners;



    - Provides incremental revenue opportunities; and



    - Provides new commerce services for market-makers' customers.



    The graphics and accompanying language on the right hand portion of the inside front cover pages describe our Commerce Chain Solution and the relationship between BUYSITE and the MARKETSITE marketplaces. This portion list describes the Commerce Chain Solution as:



    "The Commerce Chain Solution, comprised of Commerce One BuySite-TM- and Commerce One MarketSite-TM-, is designed to enable companies to reduce operational costs and increase efficiency by automating the entire indirect goods and services supply chain. This solution is designed to enable business-to-business electronic commerce for a broad range of organizations."



    A description of our BUYSITE, accompanied by a graphic of the initial BUYSITE screen, follows. This description states:



    "Commerce One BuySite, Desktop Commerce Application, is a Web-based procurement application that enables businesses to make purchases over the Internet. BuySite provides a comprehensive suite of commerce services to users' desktops to automate the entire purchasing cycle, from requisition to payment. BuySite provides an easy way for users to make purchases from the catalogs of many different suppliers while eliminating paperwork, streamlining the approval process, and enforcing the purchasing policies that apply to each buyer and supplier."



    The bottom half of the right hand portion of the inside front cover pages contains a graphic of the initial MARKETSITE screen and a description of our MARKETSITE. The description states:



    "Commerce One MarketSite, Open Marketplace Platform, provides the foundation for commerce service providers to create and maintain regional and vertical marketplaces. We believe this platform creates significant economies of scale for market participants by centralizing content and transaction management services, eliminating the need for buyers and suppliers to create point-to-point integration with each trading partner. The first MarketSite marketplace to be deployed using this platform is Commerce One MarketSite.net."



    "Commerce One MarketSite.net, B to B Marketplace Portal, is designed to deliver a business-to-business marketplace for the procurement of indirect goods and services. MarketSite.net is operational today and in use by a number of buyers and suppliers in North America to automate the interactions between trading partners."



Our logo and our Web site address is on the bottom of the right hand portion of the inside front cover pages.

                                 --------------

                               TABLE OF CONTENTS

                                    PAGE
                                    ----
PROSPECTUS SUMMARY................     3
RISK FACTORS......................     7
USE OF PROCEEDS...................    20
DIVIDEND POLICY...................    20
CAPITALIZATION....................    21
DILUTION..........................    22
SELECTED CONSOLIDATED FINANCIAL
  DATA............................    23
MANAGEMENT'S DISCUSSION AND
  ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.......    25
BUSINESS..........................    35
MANAGEMENT........................    49


                                    PAGE
                                    ----
CERTAIN TRANSACTIONS..............    60
PRINCIPAL STOCKHOLDERS............    62
DESCRIPTION OF CAPITAL STOCK......    64
SHARES ELIGIBLE FOR FUTURE SALE...    66
WHERE YOU CAN FIND MORE
  INFORMATION ABOUT US............    68
UNDERWRITING......................    69
NOTICE TO CANADIAN RESIDENTS......    71
LEGAL MATTERS.....................    72
EXPERTS...........................    72
INDEX TO CONSOLIDATED FINANCIAL
  STATEMENTS......................   F-1


                                 --------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.


    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. WE USE WORDS SUCH AS "ANTICIPATES," "BELIEVES," "PLANS," "EXPECTS," "FUTURE," "INTENDS" AND SIMILAR EXPRESSIONS TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. THIS PROSPECTUS ALSO CONTAINS FORWARD-LOOKING STATEMENTS ATTRIBUTED TO CERTAIN THIRD PARTIES RELATING TO THEIR ESTIMATES REGARDING THE GROWTH OF BUSINESS-TO-BUSINESS AND BUSINESS-TO-CONSUMER ELECTRONIC COMMERCE AND RELATED SERVICE MARKETS AND SPENDING. YOU SHOULD NOT PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH APPLY ONLY AS OF THE DATE OF THIS PROSPECTUS. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS FOR MANY REASONS, INCLUDING THE RISKS FACED BY US DESCRIBED BELOW UNDER THE CAPTION "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.


                     DEALER PROSPECTUS DELIVERY OBLIGATION


    UNTIL       , 1999 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING), ALL
DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND FOR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY


    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY IS NOT COMPLETE AND DOES NOT CONTAIN ALL THE INFORMATION YOU SHOULD CONSIDER BEFORE BUYING SHARES IN THE OFFERING. YOU SHOULD CAREFULLY READ THE ENTIRE PROSPECTUS AND THE RISK FACTORS BEGINNING ON PAGE 5.


                               COMMERCE ONE, INC.


    Commerce One is a leading provider of business-to-business electronic commerce solutions that link buyers and suppliers of indirect goods and services into real-time trading communities over the Internet. Forrester Research estimates that, in the U.S. alone, business-to-business electronic commerce transactions will grow from $109 billion in 1999 to $1.3 trillion in 2003, more than ten times their $108 billion estimate for business-to-consumer transactions in 2003. A significant portion of these transactions will involve the procurement of indirect goods and services, which include information technology and telecommunications equipment, office equipment and supplies, travel and entertainment, professional services, and a wide variety of other repeat purchase items.



    Our products and services are designed to lower the overall costs of business-to-business transactions by reducing the inefficiencies related to phone- and fax-based manual processes experienced by both buyers and suppliers of goods and services. Using our Commerce Chain Solution, multiple buyers and suppliers are able to connect to an electronic marketplace supporting a variety of real-time commerce services.



    The Commerce Chain Solution is comprised of our BUYSITE enterprise procurement applications, our MARKETSITE PLATFORM, and our MARKETSITE COMMERCE SERVICES. Taken together, these components are designed to support business-to-business electronic commerce for organizations ranging from small corporations to large enterprises. BUYSITE is an intranet-based purchasing application that allows users throughout an organization to make purchases over the Internet through an easy-to-use desktop application that facilitates automated access to and purchasing from the catalogs of multiple suppliers.



    The MARKETSITE PLATFORM provides the foundation for commerce service providers, including both our strategic partners and us, to create and maintain electronic marketplaces and offer value-added services to the buyers and suppliers that join these trading communities. Our own MARKETSITE.NET marketplace is the first MARKETSITE marketplace, and we have developed strategic relationships with British Telecommunications and Nippon Telegraph and Telephone to create and operate MARKETSITE marketplaces in their respective regional markets. By connecting to a MARKETSITE marketplace, trading community members can take advantage of our MARKETSITE COMMERCE SERVICES, including real-time transaction support, content management and order availability and status tracking.



    Our objective is to create the leading global, business-to-business trading web, comprised of interoperable marketplaces in targeted regional and industry-specific, or "vertical," markets. We seek to obtain our objective by:



    - establishing MARKETSITE.NET as the premier business-to-business electronic commerce portal for North America;


    - driving global adoption of our solutions through strategic partnerships to establish MARKETSITE marketplaces;

    - empowering market-makers to establish vertical marketplaces;

    - offering a single point of integration into our trading communities for third-party value-added service providers;

    - promoting entry into our MARKETSITE marketplaces through enhanced BUYSITE functionality;

    - leveraging our systems integration and technology partnerships; and


    - leveraging our leading-edge XML software technology and content management tools.



    In addition to our strategic partnerships with British Telecommunications and Nippon Telegraph and Telephone, we have developed key strategic relationships with PricewaterhouseCoopers, MCI Systemhouse, now a subsidiary of EDS, and Microsoft Corporation. Our customers include large enterprises in the public sector, as well as the utilities, finance, telecommunications, information services, travel and transportation industries. Among these customers are the following enterprises: Booz-Allen Hamilton; California State University, Fullerton; The County of Los Angeles; Eastman Chemical; Foundation Health; The Idaho Power Company; MCI WorldCom; Pacific Bell Network Integration; Pacific Gas and Electric; Promus Hotels; The SABRE Group; University of California, Los Angeles; Warner-Lambert; The Boots Company; British Telecommunications; Nippon Telegraph and Telephone; and Schlumberger Oilfield Services. Sales to four of these customers represented 79% of our revenues in the quarter ended March 31, 1999 and sales to four other customers represented 75% of our revenues for the year ended December 31, 1998.



    Our principal executive offices are located at 1600 Riviera Avenue, Walnut Creek, California 94596 and our telephone number is (925) 941-6000. Our Web site is located at http://www.commerceone.com. Information contained on our Web site does not constitute part of this prospectus.



    "COMMERCE ONE," "COMMERCE CHAIN," "BUYSITE," "MARKETSITE" and "VEO" are registered trademarks of Commerce One. All other trademarks or service marks appearing in this prospectus are trademarks or service marks of the respective companies that use them.

                                  THE OFFERING



Common stock offered........................  3,000,000 shares

Common stock to be outstanding
  after this offering.......................  20,942,799 shares. This is based on the actual number of shares outstanding on May 31, 1999.
                                                 The number excludes 5,827,102 shares
                                                 subject to outstanding options or reserved
                                                 for issuance under our stock and option
                                                 plans and 703,980 shares subject to
                                                 outstanding warrants.

Use of proceeds.............................  For general corporate purposes, principally working capital, capital expenditures,
                                                 geographic expansion of our operations,
                                                 potential acquisitions, and additional
                                                 sales and marketing efforts.

Proposed Nasdaq National Market symbol......  CMRC


                                 --------------

EXCEPT AS OTHERWISE INDICATED, INFORMATION IN THIS PROSPECTUS IS BASED ON THE FOLLOWING FIVE ASSUMPTIONS:

    - THE REINCORPORATION OF COMMERCE ONE INTO DELAWARE PRIOR TO THE EFFECTIVENESS OF THIS OFFERING;

    - A ONE-FOR-TWO REVERSE STOCK SPLIT OF THE COMMON STOCK IMMEDIATELY PRIOR TO THE EFFECTIVENESS OF THIS OFFERING;


    - THE CONVERSION OF ALL OUTSTANDING SHARES OF PREFERRED STOCK INTO SHARES OF COMMON STOCK, AT A RATE OF TWO SHARES OF PREFERRED STOCK CONVERTIBLE INTO ONE SHARE OF COMMON STOCK, IMMEDIATELY PRIOR TO THE CLOSING OF THIS OFFERING;


    - THE FILING OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION; AND

    - NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION



                                                                                                 THREE MONTHS ENDED
                                                                YEAR ENDED DECEMBER 31,              MARCH 31,
                                                           ----------------------------------  ----------------------
                                                              1996        1997        1998        1998        1999
                                                           ----------  ----------  ----------  ----------  ----------
                                                                                                    (UNAUDITED)
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Total revenues...........................................  $      812  $    1,746  $    2,563  $      125  $    2,104
Cost of revenues.........................................         782       2,887       4,369         674       1,668
                                                           ----------  ----------  ----------  ----------  ----------
Gross profit (loss)......................................          30      (1,141)     (1,806)       (549)        436
Loss from operations.....................................      (1,780)    (11,173)    (24,796)     (4,647)    (12,327)
Net loss.................................................      (1,805)    (11,164)    (24,640)     (4,632)    (12,311)
Net loss per share:
  Basic and diluted......................................  $    (0.69) $    (4.21) $    (8.21) $    (1.58) $    (2.64)
                                                           ----------  ----------  ----------  ----------  ----------
                                                           ----------  ----------  ----------  ----------  ----------
  Weighted average shares................................       2,618       2,679       3,053       2,966       4,723
                                                           ----------  ----------  ----------  ----------  ----------
                                                           ----------  ----------  ----------  ----------  ----------
Pro forma net loss per share:
  Basic and diluted (unaudited)..........................                          $    (2.60)             $    (0.87)
                                                                                   ----------              ----------
                                                                                   ----------              ----------
  Weighted average shares (unaudited)....................                               9,469                  14,175
                                                                                   ----------              ----------
                                                                                   ----------              ----------



                                                                                           MARCH 31, 1999
                                                                                ------------------------------------
                                                                                                          PRO FORMA
                                                                                  ACTUAL     PRO FORMA   AS ADJUSTED
                                                                                ----------  -----------  -----------
                                                                                            (UNAUDITED)
                                                                                           (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents.....................................................  $    7,839   $  31,439    $  69,499
Working capital...............................................................       3,364      26,964       65,024
Total assets..................................................................      30,813      54,413       92,473
Long-term obligations, net of current portion.................................       1,601       1,601        1,601
Redeemable convertible preferred stock........................................      53,403          --           --
Total stockholders' equity (deficit)..........................................     (30,479)     46,524       84,584



    The Consolidated Balance Sheet Data table set forth above summarizes:



    - actual consolidated balance sheet data;



    - pro forma consolidated balance sheet data giving effect to the sale of 2,758,819 shares of Series E preferred stock in April 1999 with net proceeds of approximately $23.6 million and the conversion of all outstanding shares of preferred stock, including the shares of Series E preferred stock, into shares of common stock; and



    - pro forma as adjusted consolidated balance sheet data, adjusted to give effect to the sale by Commerce One of 3,000,000 shares of common stock offered through this prospectus at an assumed initial public offering price of $14.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE BUYING SHARES IN THIS OFFERING.


WE ARE AN EARLY STAGE COMPANY, WE HAVE A HISTORY OF LOSSES AND WE EXPECT FUTURE
  LOSSES.


    We have never been profitable, we expect to incur net losses for the foreseeable future and we may never be profitable. We incurred net losses of $12.3 million for the three months ended March 31, 1999, $24.6 million for 1998, $11.2 million for 1997 and $1.8 million for 1996. As of March 31, 1999, we had an accumulated deficit of $51.3 million. Net losses have increased for each of the last five quarters and we expect this trend will continue.


    We were founded in January 1994, first shipped our current line of products in 1998 and recently introduced new versions of these products. We have a limited operating history that makes it difficult to forecast our future operating results. We expect to substantially increase our sales and marketing, product development and general and administrative expenses. As a result we will need to generate significant additional revenues to achieve and maintain profitability in the future. Although our revenues have grown in recent quarters, we cannot be certain that such growth will continue or that we will achieve sufficient revenues for profitability. If we do achieve profitability in any period, we cannot be certain that we will sustain or increase such profitability on a quarterly or annual basis.



OUR QUARTERLY FINANCIAL RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS WHICH
  COULD CAUSE OUR STOCK PRICE TO FALL.



    We believe that quarter-to-quarter comparisons of our revenues and operating results are not necessarily meaningful, and that such comparisons may not be accurate indicators of future performance. If revenues fall below our expectations and we are not able to quickly reduce our spending in response, our business, operating results and financial condition would be harmed. It is likely that in some future quarter our operating results may be below the expectations of public market analysts and investors and, as a result, the price of our common stock may fall. Our operating expenses, which include sales and marketing, product development and general and administrative expenses, are based on our expectations of future revenues and are relatively fixed in the short term.



    A number of factors, certain of which are beyond our control, are likely to affect our future operating results and may cause significant quarter-to-quarter fluctuations in these operating results. These factors include:


    - our ability to retain existing customers or attract new customers at a steady rate and maintain customer satisfaction;

    - the volume of transactions effected through our BUYSITE and MARKETSITE PLATFORM products for which we receive transaction fees;

    - the length of the sales cycle and implementation of our products;

    - the announcement and introduction of new products by us or our competitors;

    - our ability to attract new personnel in a timely and effective manner;


    - the timing of large customer orders or the failure to enter into additional strategic alliances or the failure of our existing partners to develop trading communities based on our products;



    - the amount and timing of operating costs and capital expenditures relating to expansion of our business, operations and infrastructure; and



    - our mix of domestic and international sales.

WE DEPEND UPON OUR COMMERCE SERVICE PROVIDER PARTNERS TO DEVELOP AND OPERATE
  MARKETSITE MARKETPLACES; IF THESE MARKETPLACES ARE NOT SUCCESSFUL, WE WILL NOT GENERATE SUFFICIENT REVENUES TO SUSTAIN OUR BUSINESS OR ALLOW US TO GROW.



    We have established strategic relationships with British Telecommunications and Nippon Telegraph and Telephone, which have licensed our BUYSITE and MARKETSITE PLATFORM products in order to create MARKETSITE marketplaces in certain defined regions. We cannot assure you that these partners will be able to implement our products and services effectively, that they will develop and launch MARKETSITE marketplaces or that buyers or suppliers will participate in their MARKETSITE marketplaces. If these or any other MARKETSITE marketplaces are not successful, our business, operating results and financial condition will suffer.



    Neither British Telecommunications nor Nippon Telegraph and Telephone has launched a MARKETSITE marketplace, and neither is obligated to develop and operate these marketplaces. Additionally, although our technology architecture supports the development of interoperable trading communities, we cannot assure you that their marketplaces will be interoperable. Furthermore, we cannot assure you that these potentially interoperable marketplaces will be able to be successfully scaled to address markets of different size, scope and geography.



OUR STRATEGY OF ESTABLISHING MARKETSITE MARKETPLACES AS TRADING COMMUNITIES IS
  UNPROVEN AND MAY NOT BE SUCCESSFUL.



    As part of our business strategy, we intend, directly and through relationships with our strategic partners, to establish and maintain MARKETSITE marketplaces where buyers and suppliers can conduct business-to-business electronic commerce. If this business strategy is flawed, or if we are unable to execute it effectively, our business, operating results and financial condition will be substantially harmed. This strategy is unproven and currently the only operating trading community based on our products is MARKETSITE.NET, which we operate. We have limited experience developing and operating MARKETSITE marketplaces, and we cannot assure you that these trading communities will be operated effectively, that buyers or suppliers will license our products and join and remain in these trading communities, or that we will generate significant revenues from these communities. To date, we have not generated significant revenue from MARKETSITE.NET.



BECAUSE OUR INDUSTRY IS HIGHLY COMPETITIVE AND HAS LOW BARRIERS TO ENTRY, WE
  CANNOT ASSURE YOU THAT WE WILL BE ABLE TO EFFECTIVELY COMPETE.



    The market for Internet-based, business-to-business electronic commerce solutions is extremely competitive. We expect competition to intensify as current competitors expand their product offerings and new competitors enter the market. We cannot assure you that we will be able to compete successfully against current or future competitors, or that competitive pressures we face will not harm our business, operating results or financial condition.



    Because there are relatively low barriers to entry in the electronic commerce market, competition from other established and emerging companies may develop in the future. In addition, our customers and partners may become competitors in the future. Certain of our competitors may be able to negotiate alliances with strategic partners on more favorable terms than we are able to negotiate. Many of our competitors may also have well-established relationships with our existing and prospective customers. Increased competition is likely to result in price reductions, lower average sales prices, reduced margins, longer sales cycles and decrease or loss of our market share, any of which could harm our business, operating results or financial condition.



    Many of our competitors have, and new potential competitors may have, more experience developing Internet-based software and end-to-end purchasing solutions, larger technical staffs, larger customer bases, more established distribution channels, greater brand recognition and greater financial, marketing and other resources than we have. In addition, competitors may be able to develop products and services that are superior to our products and services, that achieve greater customer acceptance or that have significantly improved functionality as compared to our existing and future products and services. We cannot assure you that the business-to-business electronic commerce solutions offered by our competitors now or in the future will not be perceived by buyers and suppliers as superior to ours.



OUR LENGTHY SALES AND IMPLEMENTATION CYCLE COULD CAUSE DELAYS IN REVENUE GROWTH.



    The period between our initial contact with a potential customer and the purchase of our products and services is often long and subject to delays associated with the lengthy budgeting and approval process of our customers. Historically, our typical sales cycle has been approximately six to nine months and the implementation cycle at customer sites has been approximately an additional six to twelve months. These lengthy cycles will have a negative impact on the timing of our revenues, especially our realization of any transaction fee based revenues.



    We believe that a customer's decision to purchase our products and services is discretionary, involves a significant commitment of resources, and is influenced by customer budgetary cycles. To successfully sell our products and services, we generally must educate our potential customers regarding the use and benefit of our products and services, which can require significant time and resources. Many of our potential customers are large enterprises that generally take longer to make significant business decisions. In addition, our solutions include enterprise applications that take significant time to deploy successfully across an organization.



IF OUR POTENTIAL CUSTOMERS ARE NOT WILLING TO SWITCH TO OR ADOPT OUR ELECTRONIC
  COMMERCE SOLUTION, OUR GROWTH AND REVENUES WILL BE LIMITED.



    The failure to generate a large customer base would harm our growth and revenues. This failure could occur for several reasons. Some of our business-to-business electronic commerce competitors charge their customers large fees upon the execution of customer agreements. Businesses that have made substantial up-front payments to our competitors for electronic commerce solutions may be reluctant to replace their current solution and adopt our solution. As a result, our efforts to create a larger customer base may be more difficult than expected even if we are deemed to offer products and services superior to those of our competitors. Further, because the business-to-business electronic commerce market is new and underdeveloped, potential customers in this market may be confused or uncertain about the relative merits of each electronic commerce solution or which electronic commerce solution to adopt, if any. Confusion and uncertainty in the marketplace may inhibit customers from adopting our solution, which could harm our business, operating results and financial condition.



WE HAVE EXPERIENCED SIGNIFICANT GROWTH IN OUR BUSINESS IN RECENT PERIODS AND
  FAILURE TO MANAGE OUR GROWTH COULD STRAIN OUR MANAGEMENT AND OTHER RESOURCES.



    Our ability to successfully offer products and services and implement our business plan in a rapidly evolving market requires an effective planning and management process. Future expansion efforts could be expensive and put a strain on our management and resources. We have increased, and plan to continue to increase, the scope of our operations at a rapid rate. Our headcount has grown and will continue to grow substantially. At December 31, 1998, we had a total of 156 employees and at May 31, 1999, we had a total of 244 employees. To manage future growth effectively, we must maintain and enhance our financial and accounting systems and controls, integrate new personnel and manage expanded operations.

OUR CUSTOMER BASE IS CONCENTRATED AND OUR SUCCESS DEPENDS ON OUR ABILITY TO
  RETAIN EXISTING CUSTOMERS AND ATTRACT NEW CUSTOMERS.



    If one or more of our major customers were to substantially reduce or stop their use of our products or services, or if we do not attract significant numbers of new customers, our business, operating results and financial condition would be harmed. In the first quarter of 1999, The SABRE Group, Inc., Schlumberger Oilfield Services, The Idaho Power Company and British Telecommunications, plc, each accounted for more than 10% of our revenues, and together comprised approximately 79% of our total revenues. In 1998, MCI WorldCom, Eastman Chemical, The County of Los Angeles and Foundation Health each accounted for more than 10% of our revenues, and together comprised approximately 75% of our total revenues. We do not have long-term contractual commitments from any of our current customers and our customers may terminate their contracts with us with little or no advance notice and without significant penalty to them. As a result, we cannot assure you that any of our current customers will be customers in future periods. A customer termination would not only result in lost revenue, but also the loss of customer references that are necessary for securing future customers. In addition, regardless of whether we retain our current customers, we need to attract new customers for our business to succeed.



IF SUPPLIERS DO NOT PARTICIPATE IN THE MARKETSITE MARKETPLACES, OUR MARKETSITE
  MARKETPLACE PRODUCTS WILL NOT GROW AND OUR REVENUES WILL SUFFER.



    If an adequate number of suppliers do not participate in the MARKETSITE marketplaces, our MARKETSITE marketplace products will not grow and our revenues will suffer. To date, only a limited number of suppliers of certain types of goods, such as office supplies, are connected to MARKETSITE.NET, currently the only operational MARKETSITE marketplace. MARKETSITE marketplaces will be attractive to suppliers only if a significant number of buyers are willing to purchase goods and services through the MARKETSITE marketplaces. We cannot assure you that the goods and services currently available or made available in the future on MARKETSITE marketplaces will be sufficient to attract and retain buyers or that we will be able to make available the goods and services buyers will want in the future. Suppliers incur costs making information relating to their goods and services available on these trading communities and thus must realize additional revenues to justify their continued participation in these trading communities. We cannot assure you that the suppliers will remain in the MARKETSITE marketplaces or that new suppliers will join these communities.



IF THE COMMERCE-RELATED SERVICES OFFERED ON THE MARKETSITE MARKETPLACES DO NOT
  EXPAND, THE MARKETSITE MARKETPLACES MAY NOT REMAIN COMPETITIVE.



    As part of our strategy of establishing and maintaining MARKETSITE marketplaces, we intend to expand the commerce-related service offerings available on the MARKETSITE marketplaces. Although we plan to make additional commerce-related services, such as shipping, payment and tax services, available on MARKETSITE.NET in 1999, these services are not yet available on any MARKETSITE marketplace. The availability of these commerce-related services is a forward-looking statement that is subject to risks and uncertainties. The actual timing of their availability may differ materially from these forward-looking statements as a result of a number of factors, including our ability to timely source these services from third parties and effectively integrate them into our products and services.


OUR FUTURE REVENUES DEPEND UPON OUR ABILITY TO INCREASE TRANSACTION VOLUME ON
  MARKETSITE MARKETPLACES.


    If the transaction volume on the MARKETSITE marketplaces does not grow, it is unlikely that we will ever achieve or maintain profitability. We currently derive substantially all of our revenues from licensing our BUYSITE solution to buyers and providing related services. Transaction revenue from MARKETSITE has been immaterial to date. However, our business model calls for a significant portion of our revenues in the future to be based upon a percentage of the transactions completed on MARKETSITE marketplaces developed by current and future MARKETSITE PLATFORM licensees. Accordingly, our future revenues will depend significantly on the number of transactions that are successfully completed on the MARKETSITE marketplaces.



IF OUR ELECTRONIC COMMERCE PRODUCTS DO NOT CONTAIN THE FEATURES AND
  FUNCTIONALITY OUR CUSTOMERS WANT, OUR CUSTOMERS WILL NOT BUY THEM.



    Our success depends upon our ability to accurately determine the features and functionality required by customers and to design and implement business-to-business electronic commerce products that meet these requirements in a timely and efficient manner. If we fail to accurately determine customer feature and functionality requirements, enhance our existing products and develop new products, our current and potential future customers will not buy them. To date, our products have been based on our internal efforts and on feedback from a limited number of customers and potential customers. We cannot assure you that we have determined or will successfully determine customer requirements or that the features and functionality of our future products and services will adequately satisfy current or future customer demands.



OUR FUTURE REVENUES DEPEND UPON CURRENT AND POTENTIAL CUSTOMERS INTEGRATING OUR
  SOLUTIONS INTO THEIR BUSINESSES.



    Our success depends upon the acceptance and successful integration by customers and their suppliers of our BUYSITE and MARKETSITE PLATFORM products. Our current customers and potential customers and their related suppliers often rely on third-party systems integrators such as PricewaterhouseCoopers, MCI Systemhouse and Cambridge Technology Partners and others to develop, deploy and manage their Internet-based, business-to-business electronic commerce platforms and solutions. If a large number of systems integrators fail to adopt and support our solution, if any of our customers or suppliers are not able to successfully integrate our solution or if we are unable to adequately train our existing systems integration partners, our business, operating results and financial condition will suffer.



CONTINUED ADOPTION OF THE INTERNET AS A METHOD OF CONDUCTING BUSINESS IS
  NECESSARY FOR OUR FUTURE GROWTH.



    The market for Internet-based, business-to-business electronic commerce products is relatively new and is evolving rapidly. Our future revenues and any future profits depend upon the widespread acceptance and use of the Internet as an effective medium of business-to-business commerce, particularly as a medium to perform indirect goods procurement and fulfillment functions. The failure of the Internet to continue to develop as a commercial or business medium or of significant numbers of buyers and suppliers of indirect goods to conduct business-to-business commerce on the Internet would harm our business, operating results and financial condition. The acceptance and use of the Internet for business-to-business commerce could be limited by a number of factors, such as the growth and use of the Internet in general, the relative ease of conducting business on the Internet, the efficiencies and improvements that conducting commerce on the Internet provides, concerns about transaction security and taxation of transactions on the Internet.



OUR MARKET MAY UNDERGO RAPID TECHNOLOGICAL CHANGE AND THIS CHANGE MAY MAKE OUR
  PRODUCTS AND SERVICES OBSOLETE OR CAUSE US TO INCUR SUBSTANTIAL COSTS TO ADAPT TO THESE CHANGES.



    Failure of the market for our products and services to develop and grow or our failure to gain acceptance in this market would harm our business, operating results and financial condition. Our market is characterized by rapidly changing technology, evolving industry standards and frequent new product announcements. To be successful, we must adapt to our rapidly changing market by continually improving the performance, features and reliability of our products and services or else our products and services may become obsolete. We also could incur substantial costs to modify our products, services or infrastructure in order to adapt to these changes. Our business, operating results and financial condition could be harmed if we incur significant costs without adequate results, or find ourselves unable to adapt rapidly to these changes.



DELAYS IN RELEASING ENHANCED VERSIONS OF OUR PRODUCTS COULD ADVERSELY AFFECT OUR
  COMPETITIVE POSITION.



    We currently expect to release new versions of our BUYSITE and MARKETSITE PLATFORM products in the second half of 1999. If we are unable to timely introduce these new product releases, our competitive position may be harmed. These new releases are currently expected to increase functionality of our BUYSITE products and incorporate our XML software technology to provide increased functionality of our MARKETSITE products. The timing of the release of these new products is a forward-looking statement that is subject to risks and uncertainties and the actual timing of such release may differ materially from this as a result of a number of factors. In the past, we have experienced delays releasing new products. As a result, we cannot assure you that we will be able to successfully complete the development of currently planned or future products in a timely and efficient manner. Due to the complexity of these products, internal quality assurance testing and customer testing of pre-commercial releases may reveal product performance issues or desirable feature enhancements that could lead us to postpone the release of these new versions. In addition, the reallocation of resources associated with any such postponement would likely cause delays in the development and release of other future products or enhancements to our currently available products.



IF OUR XML SOFTWARE TECHNOLOGY DOES NOT PROVE TO BE EFFECTIVE, WE WILL NOT
  REMAIN COMPETITIVE.



    In connection with our acquisition of VEO Systems, we acquired the rights to its XML software technology. This technology is an information modeling language for self-describing data exchange in electronic commerce applications. If we are unable to utilize this technology effectively or if this technology is not compatible with our other technology or technology we develop or acquire in the future, we will not remain competitive in our industry. To date we have only limited experience utilizing this technology.



FAILURE TO EXPAND INTERNET INFRASTRUCTURE COULD LIMIT OUR FUTURE GROWTH.



    The recent growth in Internet traffic has caused frequent periods of decreased performance, and if Internet usage continues to grow rapidly, its infrastructure may not be able to support these demands and its performance and reliability may decline. If outages or delays on the Internet occur frequently or increase in frequency, overall Internet usage including usage of our products and services could grow more slowly or decline. Our ability to increase the speed and scope of our services to customers is ultimately limited by and depends upon the speed and reliability of both the Internet and our customers' internal networks. Consequently, the emergence and growth of the market for our services depends upon improvements being made to the entire Internet as well as to our individual customers' networking infrastructures to alleviate overloading and congestion. If these improvements are not made, the ability of our customers to utilize our solution will be hindered, and our business, operating results and financial condition may suffer.



OUR REVENUES MAY DECREASE IF GROWTH IN THE USE OF THE INTERNET IN THE MARKETS WE
  TARGET DOES NOT OCCUR AS PROJECTED.



    The use of the Internet as a means to interconnect buyers and sellers and to create online trading communities is integral to our business model. Our business strategy is, in part, to create a global, business-to-business electronic marketplace for buyers and sellers of indirect goods. However, the use of the Internet as a means of transacting business is relatively new and has not been accepted by all customers in the markets we have targeted. If the rate of growth of the Internet use in or targeted markets is less than expected, or if the Internet fails to produce a feasible electronic commerce marketplace, our revenues will suffer. We cannot assure you that the use of the Internet as a means of conducting business will continue to grow at a rate similar to the historical rates, if at all.



SECURITY RISKS OF ELECTRONIC COMMERCE MAY DETER FUTURE USE OF OUR PRODUCTS AND
  SERVICES.



    A fundamental requirement to conduct Internet-based, business-to-business electronic commerce is the secure transmission of confidential information over public networks. Failure to prevent security breaches of the MARKETSITE marketplaces, or well publicized security breaches affecting the Web in general, could significantly harm our business, operating results and financial condition. We cannot be certain that advances in computer capabilities, new discoveries in the field of cryptography, or other developments will not result in a compromise or breach of the algorithms we use to protect content and transactions on MARKETSITE marketplaces or proprietary information in our databases. Anyone who is able to circumvent our security measures could misappropriate proprietary, confidential customer information or cause interruptions in our operations. We may be required to incur significant costs to protect against security breaches or to alleviate problems caused by breaches. Further, a well-publicized compromise of security could deter people from using the Internet to conduct transactions that involve transmitting confidential information.



IF OUR PRODUCTS CONTAIN DEFECTS, PRODUCT SHIPMENTS MAY BE DELAYED AND OUR
  BUSINESS AND REPUTATION WOULD BE HARMED.



    Products as complex as ours often contain known and undetected errors or performance problems. Many serious defects are frequently found during the period immediately following introduction of new products or enhancements to existing products. Although we attempt to resolve all errors that we believe would be considered serious by our customers, our products are not error-free. These errors or performance problems could result in lost revenues or delays in customer acceptance and would be detrimental to our business and reputation. In the past, defects in our products have delayed their shipments even after commercially introduced. While these delays have not been material to date, we cannot assure you that undetected errors or performance problems will not be discovered in the future or that known errors considered minor by us will not be considered serious by our customers.



WE MAY NOT BE ABLE TO HIRE AND RETAIN SUFFICIENT SALES, MARKETING AND TECHNICAL
  PERSONNEL THAT WE NEED TO SUCCEED BECAUSE THESE PERSONNEL ARE LIMITED IN NUMBER AND IN HIGH DEMAND.



    If we fail to hire and retain sufficient numbers of sales, marketing and technical personnel, our business, operating results and financial condition would be harmed. Competition for qualified sales, marketing and technical personnel is intense as these personnel are in limited supply, and we might not be able to hire and retain sufficient numbers of such personnel to grow our business. We need to substantially expand our sales operations and marketing efforts, both domestically and internationally, in order to increase market awareness and sales of our BUYSITE and MARKETSITE PLATFORM and the related services we offer. We will also need to increase our technical staff to support the growth of our business. In addition, our competitors have in the past attempted to hire our employees away from us. We expect that they will continue to attempt to do so in the future.

OUR EXECUTIVE OFFICERS AND CERTAIN KEY PERSONNEL ARE CRITICAL TO OUR BUSINESS
  AND THESE OFFICERS AND KEY PERSONNEL MAY NOT REMAIN WITH US IN THE FUTURE.



    Our future success depends upon the continued service of our executive officers and other key personnel, and none of our executive officers or key employees is bound by an employment agreement for any specific term. If we lose the services of one or more of our executive officers or key employees, or if one or more of them decide to join a competitor or otherwise compete directly or indirectly with us, our business, operating results and financial condition would be seriously harmed. In particular, the services of Mark Hoffman, our Chief Executive Officer, would be difficult to replace.



WE INTEND TO EXPAND OUR INTERNATIONAL OPERATIONS AND THESE EFFORTS MAY NOT BE
  SUCCESSFUL IN GENERATING ADDITIONAL REVENUES.



    Although we have yet to generate any significant international revenues, we are planning to increase our international operations and sales efforts. We cannot assure you that we will generate international revenues or that risks of international sales and operations will not harm us.



    International business is subject to inherent risks, and we anticipate the risks that may affect us include:


    - unexpected changes in regulatory requirements and tariffs;

    - difficulties in staffing and managing foreign operations;

    - longer payment cycles;

    - greater difficulty in accounts receivable collection;

    - potentially harmful tax consequences;

    - fluctuating exchange rates;

    - price controls or other restrictions on foreign currency; and

    - difficulties in obtaining export and import licenses.


    In addition, we have only limited experience in marketing, selling and supporting our products and services in foreign countries. We do not have any experience in developing foreign language versions of our products. This may be more difficult or take longer than we anticipate especially due to international problems, such as language barriers or currency exchange issues, and the fact that the Internet infrastructure in such foreign countries may be less advanced than the Internet infrastructure in the United States.



OUR ACQUISITIONS COULD BE DIFFICULT TO INTEGRATE, COULD DISRUPT OUR BUSINESS AND
  COULD DILUTE STOCKHOLDER VALUE.



    In January 1999, we acquired VEO Systems, a company specializing in the creation of XML software technology applications, to complement our existing technologies. We expect to continue to review acquisition and strategic investment prospects that would complement our existing product offerings, augment our market coverage or enhance our technological capabilities. We cannot assure you that we will be able to successfully integrate VEO Systems' or any other business' products, technologies or personnel in any acquisition. Our failure to do so could harm our business, operating results and financial condition. Future acquisitions or investments pose the following risks, each of which largely depends on the nature of the acquisition:


    - potentially dilutive issuances of equity securities;

    - large one-time write-offs relating to in-process research and development;

    - the incurrence of debt and contingent liabilities;

    - amortization expenses related to goodwill and other intangible assets;

    - difficulties in the assimilation of operations, personnel, technologies, products and the information systems of the acquired companies;

    - the diversion of management's attention away from other business concerns;

    - the diversion of resources from our existing businesses, products or technologies;

    - the impairment of relationships with our existing customers;

    - risks of entering geographic and business markets in which we have no or limited prior experience; and


    - the potential loss of key employees of acquired organizations.



BECAUSE THE PROTECTION OF OUR PROPRIETARY TECHNOLOGY IS LIMITED, OUR PROPRIETARY
  TECHNOLOGY COULD BE USED BY OTHERS WITHOUT OUR CONSENT.



    Our success depends, in part, upon our proprietary technology and other intellectual property rights. To date, we have relied primarily on a combination of copyright, trade secret, and trademark laws, and nondisclosure and other contractual restrictions on copying and distribution to protect our proprietary technology. We cannot assure you that our means of protecting our intellectual property rights in the United States or abroad will be adequate or that others, including our competitors, will not use our proprietary technology without our consent.


    Furthermore, litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could harm our business, operating results and financial condition.


IF THIRD PARTIES CLAIM THAT WE INFRINGE UPON THEIR INTELLECTUAL PROPERTY, OUR
  ABILITY TO USE CERTAIN TECHNOLOGIES AND PRODUCTS COULD BE LIMITED AND WE MAY INCUR SIGNIFICANT COSTS TO RESOLVE THESE CLAIMS.



    Litigation regarding intellectual property rights is common in the Internet and software industries. We expect that Internet technologies and software products and services may be increasingly subject to third-party infringement claims. If we are subject to an infringement claim, we may be prevented from using certain technologies and may incur significant costs to resolve the claim.


    We have in the past received letters suggesting that we are infringing the intellectual rights of others, and we may from time to time encounter disputes over rights and obligations concerning intellectual property. Although we believe that our intellectual property rights are sufficient to allow us to market our existing products without incurring liability to third parties, we cannot assure you that our products and services do not infringe on the intellectual property rights of third parties.


    In addition, we have agreed, and may agree in the future, to indemnify certain of our customers against claims that our products infringe upon the intellectual property rights of others. We could incur substantial costs in defending ourselves and our customers against infringement claims. In the event of a claim of infringement, we and our customers may be required to obtain one or more licenses from third parties. We cannot assure you that we or our customers could obtain necessary licenses from third parties at a reasonable cost or at all.

OUR PRODUCTS DEPEND UPON THE CONTINUED AVAILABILITY OF LICENSED TECHNOLOGY FROM
  THIRD PARTIES.



    We license and will continue to license certain technology integral to our products and services from third parties. Our inability to acquire any third-party product licenses, or integrate the related third-party products into our products, could result in delays in product development until equivalent products can be identified, licensed and integrated. We also expect to require new licenses in the future as our business grows and technology evolves. We cannot assure you that these licenses will continue to be available to us on commercially reasonable terms, if at all.



SPENDING BY OUR CUSTOMERS TO EVALUATE AND ADDRESS YEAR 2000 COMPLIANCE COULD
  RESULT IN LOWER DEMAND FOR OUR PRODUCTS AND SERVICES.



    As the year 2000 approaches, orders for our products and services may be reduced or delayed as information technology departments within companies reallocate their capital expenditures to prepare for the year 2000 and resolve year 2000 problems. If companies do reduce or defer purchases of our products and services because of such reallocation, our business, operating results and financial condition could be harmed.



POTENTIAL YEAR 2000 PROBLEMS WITH OUR INTERNAL OPERATING SYSTEMS OR THE SOFTWARE
  PRODUCTS THAT WE SELL COULD BE COSTLY TO REMEDY AND COULD DECREASE DEMAND FOR OUR PRODUCTS.



    We have designed and tested our products to be year 2000 compliant. However, we cannot assure you that our current products do not contain undetected errors or defects associated with year 2000 date functions. Further, we cannot assure you that the technology we license from third parties and incorporate into our products do not contain errors or defects. If any such errors or defects do exist, we may incur material costs to resolve them. The internal systems used to deliver our services utilize third-party hardware and software. Although we believe that the costs of ensuring that these systems are year 2000 compliant will not be material, we cannot assure you of this.



    In addition, our customers' and commerce service provider partners' internal operating systems and other software applications must operate effectively for them to use our products and services effectively. If these systems or applications are not year 2000 compliant, the customers may not use our products and services and the commerce service provider partners may not be able to host our solutions. We cannot predict to what extent our customers' and commerce service provider partners' systems and applications are year 2000 compliant.



POTENTIAL INVESTORS SHOULD NOT RELY ON STATEMENTS MADE IN OUR PRESS RELEASES
  WHEN DECIDING WHETHER TO PURCHASE OUR COMMON STOCK AS A NUMBER OF SUCH STATEMENTS ARE BASED ON INTERNAL ESTIMATES AND PROJECTIONS THAT HAVE NOT BEEN VERIFIED BY THIRD PARTIES.



    We from time to time issue press releases concerning our products and business. Some of our recent press releases issued in connection with the April 27, 1999 Internet Electronic Commerce Expo tradeshow held in New York City contained statements about the annual purchasing power of our customers, our position in the marketplace, the ability of our products to reduce our customers' costs, and the ability of our products to support electronic commerce adoption. These statements may not be verifiable by third parties and were based on our internal estimates and projections of current and potential future customers as well as those potential future customers of certain of our Commerce Service Provider Partners and, as a result, are subject to potential risks and uncertainties. In addition, many of the risks described elsewhere in this risk factors section apply to these statements. You should not rely on any of the statements from our press releases when deciding whether to purchase our common stock. Instead, you should rely only on the information contained in this prospectus when making such a decision.

    Statements in our recent press releases regarding the potential purchasing power of our customers were based primarily on our internal estimates and projections of our customers' aggregate expenditures for indirect goods and services in 1998. Our customers have not provided us with specific information about their indirect goods purchasing expenditures, nor do we have any independent third party information about these expenditures. In addition, we do not expect that our customers will make all of their indirect goods purchases through our solution. Further, we face significant competition from other leading companies, many of which have greater technical, marketing and financial resources than we do. We cannot assure you that our customers will ever make a significant portion of these purchases though our solution.



    Statements in another recent press release concerning the potential cost savings customers may achieve by using our electronic commerce solution were based on our internal analysis of the potential savings and return on investment our customers may achieve using our electronic commerce solutions. We have not verified, and no independent outside source has verified, these cost savings. Further, these estimates are based on only a limited number of implementations and may not be indicative of the cost savings from future implementations. We cannot assure you that our customers will achieve any cost savings through their use of our electronic commerce solutions.


WE DO NOT HAVE A DISASTER RECOVERY PLAN OR BACK-UP SYSTEMS, AND A DISASTER COULD
  SEVERELY DAMAGE OUR OPERATIONS.


    We currently do not have a disaster recovery plan in effect and do not have fully redundant systems for our service at an alternate site. A disaster could severely harm our business because our service could be interrupted for an indeterminate length of time. Our operations depend upon our ability to maintain and protect our computer systems in our principal facilities in Walnut Creek, California and Mountain View, California, which exist on or near known earthquake fault zones. British Telecommunications will host the MARKETSITE marketplace in the United Kingdom once the marketplace is developed and launched. We will depend on Nippon Telegraph and Telephone for hosting the MARKETSITE marketplace in Japan once the marketplace is developed and launched. Although these systems are designed to be fault tolerant, they are vulnerable to damage from fire, floods, earthquakes, power loss, telecommunications failures and similar events.



OUR PUBLICATION OF INACCURATE CATALOG CONTENT DATA COULD CAUSE THE LOSS OF
  CUSTOMERS AND EXPOSE US TO LEGAL LIABILITY.



    The accurate publication of supplier catalog content is critical to our customers' businesses. Our MARKETSITE PLATFORM product contains content management tools that help suppliers manage the collection and publication of their catalog content. Any defects or errors in these tools or the failure of these tools to accurately publish catalog content could deter businesses from participating in the MARKETSITE marketplaces, damage our business reputation, harm our ability to win new customers and potentially expose us to legal liability. In addition, from time to time some of our customers may submit to us inaccurate pricing or other catalog information. Even though such inaccuracies are not caused by our work and are not within our control, similar consequences could occur. We currently do not carry insurance that would adequately cover losses which may be incurred as a result of inaccurate content publication.


ADDITIONAL GOVERNMENT REGULATIONS MAY INCREASE OUR COSTS OF DOING BUSINESS.


    The laws governing Internet transactions remain largely unsettled. The adoption or modification of laws or regulations relating to the Internet could harm our business, operating results and financial condition by increasing our costs and administrative burdens. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel, consumer protection and taxation apply to the Internet.

    Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. We must comply with new regulations in both Europe and the United States, as well as any other regulations adopted by other countries where we may do business. The growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, as well as new laws governing the taxation of Internet commerce. Compliance with any newly adopted laws may prove difficult for us and may harm our business, operating results and financial condition.



IF WE CANNOT MEET OUR FUTURE CAPITAL REQUIREMENTS, WE MAY NOT BE ABLE TO FUND
  OUR CONTINUED OPERATIONS.



    We currently anticipate that our available cash resources, combined with the net proceeds from this offering will be sufficient to meet our anticipated working capital and capital expenditure requirements for at least the next eighteen months. The estimate of the time period in which our cash resources and proceeds from the offering will be sufficient to meet our working capital and capital expenditure needs is a forward-looking statement that is subject to risks and uncertainties. The actual time period may differ materially from that indicated in the forward-looking statement as a result of a number of factors so that we cannot assure you that such resources will be sufficient for anticipated or unanticipated working capital and capital expenditure requirements for this period. If adequate funds are not available or are not available on acceptable terms, we may not be able to take advantage of unanticipated opportunities, develop new products or services, fund our continued operations, or otherwise respond to unanticipated competitive pressures. We cannot assure you that any additional financing we may need will be available on terms favorable to us, if at all.



CONCENTRATION OF OWNERSHIP MAY LIMIT YOUR ABILITY TO INFLUENCE CORPORATE
  MATTERS.



    Following consummation of this offering, it is anticipated that our officers, directors and 5% or greater stockholders will beneficially own or control, directly or indirectly, 4,149,719 shares of common stock, which in the aggregate will represent approximately 19.0% of the outstanding shares of common stock. If the underwriters' overallotment option is exercised in full, the number of shares will remain the same and the percentage will decrease to 18.6%. As a result, if such persons act together, they will have the ability to control all matters submitted to our stockholders for approval, including the election and removal of directors and the approval of any merger, consolidation or sale of all or substantially all of our assets. See "Principal Stockholders."



SUBSTANTIAL SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE.



    If new investors or our current stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options and warrants, in the public market following this offering, the market price of our common stock could fall. In addition, such sales could create the perception to the public of difficulties or problems with our products and services. As a result, these sales may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.



    Upon completion of this offering, we will have outstanding 20,942,799 shares of common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options, based on the shares outstanding as of May 31, 1999. Of these shares, the shares sold in this offering are freely tradable. The remaining 17,942,799 shares will become eligible for sale in the public market as follows:



NUMBER OF SHARES                                                DATE
-----------------  -----------------------------------------------------------------------------------------------
        129,176    At the date of this prospectus

     12,101,837    180 days after the date of this prospectus subject to certain restrictions under the federal securities laws

      5,711,786    More than 180 days after the date of this prospectus, subject to certain restrictions under the federal securities laws


    The above table gives effect to certain lock-up arrangements with the underwriters under which our directors, officers and stockholders have agreed not to sell or otherwise dispose of their shares of common stock. The underwriters may remove these lock-up restrictions prior to 180 days after the offering without prior notice. See "Shares Eligible for Future Sale" and "Underwriting" for more information about when and how shares of our common stock may become available for sale in the public market.


WE HAVE BROAD DISCRETION TO USE THE OFFERING PROCEEDS FOR PURPOSES FOR WHICH YOU
  MAY OR MAY NOT AGREE, AND OUR USE OF THESE PROCEEDS MAY NOT YIELD A FAVORABLE RETURN ON YOUR INVESTMENT.



    The majority of the net proceeds of this offering are not allocated for specific uses other than working capital and general corporate purposes. Thus, our management has broad discretion over how these proceeds are used and could spend most of these proceeds in ways with which our stockholders may not agree. We cannot assure you that the proceeds will be invested in a way that yields a favorable return to you. See "Use of Proceeds" for more information about how we plan to use our proceeds from this offering.



OUR STOCK HAS NO PRIOR TRADING MARKET; YOU MAY NOT BE ABLE TO RESELL YOUR STOCK
  AT OR ABOVE THE INITIAL PUBLIC OFFERING PRICE.



    Before this offering, there has not been a public trading market for our common stock and an active trading market for our common stock may not develop or be sustained after this offering. Further, the trading market price of our common stock may decline below our initial public offering price. The initial public offering price has been determined by negotiations between the representatives of the underwriters and us. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.



INTERNET RELATED STOCK PRICES ARE ESPECIALLY VOLATILE AND THIS VOLATILITY MAY
  DEPRESS OUR STOCK PRICE.



    The stock market and specifically the stock prices of Internet related companies have been very volatile. This volatility is often not related to the operating performance of the companies. This broad market volatility and industry volatility may reduce the price of our common stock, without regard to our operating performance. Due to this volatility, the market price of our common stock could significantly decrease.


AS A NEW INVESTOR, YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.


    If you purchase shares of our common stock in this offering, you will incur immediate and substantial dilution in pro forma net tangible book value. If the holders of outstanding options or warrants exercise those options or warrants, you will incur further dilution. At an assumed initial public offering price of $14.00 per share, book value per share will be $3.20 per share, representing an immediate dilution to you of $10.80 per share.

                                USE OF PROCEEDS


    The net proceeds to us from the sale of the 3,000,000 shares of common stock offered by us are estimated to be $38,060,000, after deducting the underwriting discount, estimated offering expenses and assuming no exercise of the underwriters' over-allotment option to purchase 450,000 shares from us.



    We expect to use the proceeds of this offering for general corporate purposes, principally working capital, capital expenditures, geographic expansion of our operations, potential acquisitions, and additional sales and marketing efforts. We currently have no commitments or agreements for acquisitions of complementary businesses, products or technologies. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in interest-bearing, investment-grade securities.


                                DIVIDEND POLICY

    We have never declared or paid any dividends on our capital stock. We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Our bank loan agreement restricts the payment of dividends.

                                 CAPITALIZATION

    The following table sets forth the following information:


    - our actual capitalization as of March 31, 1999;



    - our pro forma capitalization after giving effect to our sale of 2,758,819 shares of preferred stock on April 19, 1999, with net proceeds of approximately $23.6 million, and the conversion of all outstanding shares of preferred stock into shares of common stock; and



    - our pro forma as adjusted capitalization to give effect to the sale of 3,000,000 shares of common stock at an assumed initial public offering price of $14.00 per share in this offering, less the underwriting discount and estimated offering expenses payable by us.



    This table excludes the following shares:



    - 3,020,578 shares of common stock issuable upon the exercise of stock options outstanding under our employee stock option plans, and 1,382,537 additional shares of common stock available for issuance under these stock option plans;



    - 150,000 shares of common stock available for issuance under our 1999 director stock option plan;



    - 750,000 shares of common stock available for issuance under our 1999 employee stock purchase plan; and



    - 710,435 shares of common stock issuable upon exercise of outstanding warrants.



                                                                                 MARCH 31, 1999
                                                                       -----------------------------------
                                                                                                PRO FORMA
                                                                        ACTUAL     PRO FORMA   AS ADJUSTED
                                                                       ---------  -----------  -----------
                                                                                   (UNAUDITED)
                                                                         (IN THOUSANDS, EXCEPT SHARE AND
                                                                                 PER SHARE DATA)
Long-term obligations, net of current portion........................  $   1,601   $   1,601    $   1,601
Redeemable convertible preferred stock, $0.0001 par value, issuable in series; 20,745,976 shares authorized, 9,177,912 shares issued and outstanding, actual; no shares authorized, issued or
  outstanding, pro forma and as adjusted.............................     53,403          --           --
Stockholders' equity (deficit):
Convertible preferred stock; $0.0001 par value, 22,000,000 shares authorized (including 20,745,976 shares designated as redeemable convertible preferred), 336,840 shares issued and outstanding, actual; 10,000,000 shares authorized, no shares issued or
  outstanding, pro forma and pro forma as adjusted...................        487          --           --
Common stock, $0.0001 par value; 50,000,000 shares authorized,
  5,499,255 shares issued and outstanding, actual; 250,000,000 shares authorized, 17,772,826 shares issued and outstanding, pro forma;
  250,000,000 shares authorized, 20,772,826 shares issued and
  outstanding, as adjusted...........................................     23,592     101,082      139,142
Deferred stock compensation..........................................     (3,246)     (3,246)      (3,246)
Accumulated deficit..................................................    (51,254)    (51,254)     (51,254)
Accumulated other comprehensive loss.................................        (58)        (58)         (58)
                                                                       ---------  -----------  -----------
Total stockholders' equity (deficit).................................    (30,479)     46,524       84,584
                                                                       ---------  -----------  -----------
Total capitalization.................................................  $  24,525   $  48,125    $  86,185
                                                                       ---------  -----------  -----------
                                                                       ---------  -----------  -----------

                                    DILUTION


    The pro forma net tangible book value of our common stock, after giving effect to our sale of 2,758,819 shares of preferred stock on April 19, 1999 for net proceeds of approximately $23.6 million, on March 31, 1999 was approximately $28.5 million, or $1.60 per share. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately afterwards. After giving effect to our sale of 3,000,000 shares of common stock offered by this prospectus at an assumed initial public offering price of $14.00 per share and after deducting the underwriting discount and estimated offering expenses payable by us, our net tangible book value would have been approximately $66.5 million, or $3.20 per share. This represents an immediate increase in net tangible book value of $1.60 per share to existing stockholders and an immediate dilution in net tangible book value of $10.80 per share to new investors purchasing shares of common stock in this offering. The following table, which excludes all options and warrants currently outstanding, illustrates this dilution. The exercise of outstanding options and warrants having an exercise price less than the offering price would increase the dilutive effect to new investors.



Assumed initial public offering price per share.............................             $   14.00
  Pro forma net tangible book value per share as of March 31, 1999..........  $    1.60
  Increase per share attributable to new investors..........................       1.60
                                                                              ---------
Pro forma net tangible book value per share after the offering..............                  3.20
                                                                                         ---------
Dilution in pro forma net tangible book value per share to new investors....             $   10.80
                                                                                         ---------
                                                                                         ---------



    The following tables set forth, as of March 31, 1999, on the pro forma basis described above, the differences between the number of shares of common stock purchased from us, the total price paid and average price per share paid by existing stockholders and by the new investors in this offering at an assumed initial public offering price of $14.00 per share, calculated before deducting the estimated underwriting discount and offering expenses. The first table shows these amounts assuming no exercise of the underwriters' over-allotment option, and the second table shows these amounts assuming the over-allotment option is exercised.



                                              SHARES PURCHASED ASSUMING
                                                   NO EXERCISE OF
                                                    UNDERWRITERS'
                                                OVER-ALLOTMENT OPTION        TOTAL CONSIDERATION
                                              -------------------------  ---------------------------  AVERAGE PRICE
                                                 NUMBER     PERCENTAGE       AMOUNT      PERCENTAGE     PER SHARE
                                              ------------  -----------  --------------  -----------  -------------
Existing stockholders.......................    17,772,826        85.6%  $   79,557,000        65.4%    $    4.48
New investors...............................     3,000,000        14.4%  $   42,000,000        34.6%    $   14.00
                                              ------------       -----   --------------  -----------
    Total...................................    20,772,826       100.0%  $  127,557,000       100.0%
                                              ------------       -----   --------------  -----------
                                              ------------       -----   --------------  -----------



                                              SHARES PURCHASED ASSUMING
                                                  FULL EXERCISE OF
                                                    UNDERWRITERS'
                                                OVER-ALLOTMENT OPTION        TOTAL CONSIDERATION
                                              -------------------------  ---------------------------  AVERAGE PRICE
                                                 NUMBER     PERCENTAGE       AMOUNT      PERCENTAGE     PER SHARE
                                              ------------  -----------  --------------  -----------  -------------
Existing stockholders.......................    17,772,826        83.7%  $   79,557,000        62.2%    $    4.48
New investors...............................     3,450,000        16.3%  $   48,300,000        37.8%    $   14.00
                                              ------------       -----   --------------  -----------
    Total...................................    21,222,826       100.0%  $  127,857,000       100.0%
                                              ------------       -----   --------------  -----------
                                              ------------       -----   --------------  -----------

                      SELECTED CONSOLIDATED FINANCIAL DATA


    The consolidated statement of operations data for the years ended December 31, 1996, 1997 and 1998, and the consolidated balance sheet data at December 31, 1997 and 1998 are derived from our Consolidated Financial Statements, which have been audited by Ernst & Young LLP, independent auditors, and are included elsewhere in this prospectus. The selected consolidated balance sheet data as of December 31, 1994, 1995 and 1996 is derived from financial statements not included in this prospectus. The selected consolidated statement of operations data for the year ended December 31, 1994 is derived from unaudited consolidated financial statements not included in this prospectus. The pro forma statement of operations data for the year ended December 31, 1998 is derived from the selected unaudited pro forma condensed combined financial information included elsewhere in this prospectus. The consolidated financial data for the three months ended March 31, 1998 and 1999 is derived from unaudited financial statements included elsewhere in this prospectus. We have prepared this unaudited information on the same basis as the audited Consolidated Financial Statements and have included all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for such periods. When you read this selected consolidated financial data, it is important that you also read the historical Consolidated Financial Statements and related Notes included in this prospectus, as well as the section of this prospectus related to "Management's Discussion and Analysis of Financial Condition and Results of Operations." Historical results are not necessarily indicative of future results.



    Our pro forma statement of operations data gives effect to our acquisition of VEO Systems which was effective January 15, 1999 as if it occurred on January 1, 1998. See "Selected Unaudited Pro Forma Condensed Combined Financial Information." See Note 1 of Notes to Consolidated Financial Statements for an explanation of the method used to determine the number of shares used in computing pro forma net loss per share.



    The amounts shown for the three months ended March 31, 1999 include the results of VEO Systems' operations from January 15, 1999 (the date of acquisition) through March 31, 1999. See Note 8 to Notes to Consolidated Financial Statements.



    Pro forma services revenue includes revenue recognized by VEO Systems under a cost reimbursement revenue contract. We expect to account for such fees as a reduction to product development expenses as of the date of acquisition. Pro forma cost of revenues includes costs associated with the cost reimbursement revenue contract as described above.

                                                                                                                    THREE
                                                                                                                   MONTHS
                                                                                                     PRO FORMA      ENDED
                                                           YEAR ENDED DECEMBER 31,                  YEAR ENDED    MARCH 31,
                                            -----------------------------------------------------  DECEMBER 31,   ---------
                                              1994       1995       1996       1997       1998         1998         1998
                                            ---------  ---------  ---------  ---------  ---------  -------------  ---------
                                                                                                    (UNAUDITED)   (UNAUDITED)
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
  License fees............................  $     112  $      90  $     152  $     742  $   1,633    $   1,633    $       5
  Services................................        108        349        660      1,004        930        3,720          120
                                            ---------  ---------  ---------  ---------  ---------  -------------  ---------
    Total revenues........................        220        439        812      1,746      2,563        5,353          125
Cost of revenues..........................        181        232        782      2,887      4,369        5,530          674
                                            ---------  ---------  ---------  ---------  ---------  -------------  ---------
Gross profit (loss).......................         39        207         30     (1,141)    (1,806)        (177)        (549)
Operating expenses:
  Sales and marketing.....................         89        146        862      6,055     13,108       13,902        2,511
  Product development.....................        179        314        516      2,172      6,839        8,013        1,157
  General and administrative..............         25         57        432      1,805      1,941        3,727          331
  Purchased in-process research and
    development...........................     --         --         --         --         --           --           --
  Amortization of deferred stock
    compensation..........................     --         --         --         --          1,102        1,102           99
  Amortization of goodwill and other
    intangible assets.....................     --         --         --         --         --            4,198       --
                                            ---------  ---------  ---------  ---------  ---------  -------------  ---------
    Total operating expenses..............        293        517      1,810     10,032     22,990       30,942        4,098
                                            ---------  ---------  ---------  ---------  ---------  -------------  ---------
Loss from operations......................       (254)      (310)    (1,780)   (11,173)   (24,796)     (31,119)      (4,647)
Interest income (expense), net............     --            (31)       (25)         9        156          216           15
                                            ---------  ---------  ---------  ---------  ---------  -------------  ---------
Net loss..................................  $    (254) $    (341) $  (1,805) $ (11,164) $ (24,640)   $ (30,903)   $  (4,632)
                                            ---------  ---------  ---------  ---------  ---------  -------------  ---------
                                            ---------  ---------  ---------  ---------  ---------  -------------  ---------
Net loss per share:
  Basic and diluted.......................  $   (0.11) $   (0.14) $   (0.69) $   (4.21) $   (8.21)   $   (7.73)   $   (1.58)
                                            ---------  ---------  ---------  ---------  ---------  -------------  ---------
                                            ---------  ---------  ---------  ---------  ---------  -------------  ---------
  Pro forma basic and diluted.............                                              $   (2.60)
                                                                                        ---------
                                                                                        ---------
Shares used in calculation of net
  loss per share:
  Basic and diluted.......................      2,384      2,513      2,618      2,679      3,053        3,998        2,966
                                            ---------  ---------  ---------  ---------  ---------  -------------  ---------
                                            ---------  ---------  ---------  ---------  ---------  -------------  ---------
  Pro forma basic and diluted.............                                                  9,469
                                                                                        ---------
                                                                                        ---------


                                              1999
                                            ---------

CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
  License fees............................  $   1,456
  Services................................        648
                                            ---------
    Total revenues........................      2,104
Cost of revenues..........................      1,668
                                            ---------
Gross profit (loss).......................        436
Operating expenses:
  Sales and marketing.....................      4,078
  Product development.....................      3,362
  General and administrative..............        827
  Purchased in-process research and
    development...........................      3,037
  Amortization of deferred stock
    compensation..........................        584
  Amortization of goodwill and other
    intangible assets.....................        875
                                            ---------
    Total operating expenses..............     12,763
                                            ---------
Loss from operations......................    (12,327)
Interest income (expense), net............         16
                                            ---------
Net loss..................................  $ (12,311)
                                            ---------
                                            ---------
Net loss per share:
  Basic and diluted.......................  $   (2.64)
                                            ---------
                                            ---------
  Pro forma basic and diluted.............  $   (0.87)
                                            ---------
                                            ---------
Shares used in calculation of net
  loss per share:
  Basic and diluted.......................      4,723
                                            ---------
                                            ---------
  Pro forma basic and diluted.............     14,175
                                            ---------
                                            ---------



                                                                           DECEMBER 31,
                                                    -----------------------------------------------------------    MARCH 31,
                                                       1994         1995         1996        1997       1998         1999
                                                    -----------  -----------  -----------  ---------  ---------  -------------
                                                                          (IN THOUSANDS)                          (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents.........................   $       2    $     230    $   6,111   $   9,367  $  15,138    $   7,839
Working capital (deficit).........................        (299)        (246)       5,209       7,194     11,777        3,364
Total assets......................................          98          327        6,745      11,664     20,507       30,813
Long-term obligations, net of current portion.....      --           --              199       1,096      1,896        1,601
Redeemable convertible preferred stock............      --           --            7,258      20,650     50,432       53,403
Total stockholders' equity (deficit)..............        (254)        (157)      (1,897)    (13,040)   (37,011)     (30,479)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW


    Commerce One is a leading provider of business-to-business electronic commerce solutions that link buyers and suppliers of indirect goods and services into real-time trading communities over the Internet. We were founded under the name DistriVision Development Corporation in 1994. In March 1997, we changed our name to Commerce One and embarked on an aggressive product development effort, which culminated in the release of the BUYSITE and MARKETSITE products in April 1998. We released subsequent versions of the BUYSITE and MARKETSITE products in November 1998 and April 1999.


HISTORY OF LOSSES


    We have never been profitable, we expect to incur net losses in the foreseeable future and we may never be profitable. As of March 31, 1999, we had an accumulated deficit of $51.3 million. Net losses have increased in the last five quarters and we expect this trend will continue.


SOURCE OF REVENUES AND REVENUE RECOGNITION POLICY


    We generate revenues from multiple sources. License fees are generated from licensing the BUYSITE and MARKETSITE products to end-user organizations, primarily Fortune 1000 enterprises. Professional service fees are received from BUYSITE and MARKETSITE licensees and their suppliers for enterprise resource planning integration, installation, content aggregation, project management and other related services. Software maintenance revenues are generated from product licensees based on the scope of their implementation and the extent of the service provided. Transaction fees are received from suppliers for purchase orders the supplier receives through MARKETSITE. To date, transaction fees have been immaterial. However, our revenue growth will depend upon realizing significant transaction fees in the future.



    We recognize revenues from license agreements upon delivery and acceptance of the software if there is persuasive evidence of an arrangement, collection is probable, the fee is fixed or determinable, and there is sufficient vendor-specific objective evidence to support allocating the total fee to all elements of these license arrangements. If an acceptance period is required, license revenues are recognized upon the earlier of customer acceptance or the expiration of the acceptance period.


    We recognize revenues from professional services as the services are provided. If a transaction includes both license and service elements, the license fee is recognized on delivery and acceptance of the software, provided services do not include significant customization or modification of the base product, and the payment terms for licenses are not subject to additional acceptance criteria. In cases where license fee payments are contingent on the acceptance of services, recognition of revenues is deferred for both the license and the service elements until the acceptance criteria are met. Software maintenance revenues are recognized ratably over the term of the support contract, typically one year.

CUSTOMER CONCENTRATION


    Our customer base is concentrated as sales to our top four customers have accounted for a significant portion of our revenue. In the first quarter of 1999, The SABRE Group, Inc., Schlumberger Oilfield Services, The Idaho Power Company and British Telecommunications, plc each accounted for more than 10.0% of our revenues. Together, the sales to these four customers comprised approximately 79.0% of our total revenues in the first quarter of 1999. In 1998, MCI WorldCom, Eastman Chemical, The County of Los Angeles and Foundation Health each accounted for more than 10.0% of our revenues. Together, the sales to these four customers comprised approximately 75.0% of our total revenues in 1998.


LIMITED OPERATING HISTORY

    We have a limited operating history that makes it difficult to forecast our future operating results. We expect to continue to increase our sales and marketing, product development and general and administrative expenses. As a result, we will need to generate significant additional revenues to achieve and maintain profitability in the future. Although our revenues have grown in recent quarters, we cannot be certain that such growth will continue or that we will achieve sufficient revenues for profitability. If we do achieve profitability in any period, we cannot be certain that we will sustain or increase such profitability on a quarterly or annual basis.

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 1998 AND 1999

    REVENUES


    Total revenues increased from approximately $125,000 for the three months ended March 31, 1998 to approximately $2.1 million for the three months ended March 31, 1999. For the three months ended March 31, 1998, license fees and services revenues accounted for 4.0% and 96.0% of total revenues, respectively. For the three months ended March 31, 1999, license fees and services revenues accounted for 69.2% and 30.8% of total revenues, respectively.


    Revenues from license fees increased from approximately $5,000 for the three months ended March 31, 1998 to approximately $1.5 million for the three months ended March 31, 1999. The increase in revenues from license fees primarily resulted from the release of the BUYSITE and MARKETSITE products in April 1998 and customer acceptance of these products.


    Services revenues include revenue from professional services and maintenance fees. Services revenues increased from approximately $120,000 for the three months ended March 31, 1998 to approximately $648,000 for the three months ended March 31, 1999. The increase in services revenues resulted primarily from an increase in consulting revenue associated with increased sales of our products and overall growth of our installed base of customers during these periods.


    COST OF REVENUES


    Total cost of revenues increased from $674,000 for the three months ended March 31, 1998 to approximately $1.7 million for the three months ended March 31, 1999. Cost of revenues consists primarily of consulting, customer support and training costs. Cost of revenues also includes software media and duplication and software documentation costs, although these costs have not been material to date. The increase in cost of revenues resulted primarily from personnel related expenses due to the hiring and training of consulting, support and training personnel and from increases in allocated overhead expenses.


    SALES AND MARKETING EXPENSES


    Sales and marketing expenses consist primarily of employee salaries, benefits and commissions, and the costs of seminars, promotional materials, trade shows and other sales and marketing programs. Sales and marketing expenses increased from approximately $2.5 million for the three months ended March 31, 1998 to approximately $4.1 million for the three months ended March 31, 1999. This increase was primarily attributable to an overall increase in the number of sales and marketing personnel. The number of employees engaged in sales and marketing increased from 41 at March 31, 1998 to 62 at March 31, 1999. In addition, an increase in marketing costs contributed to the overall increase. Management expects that the dollar amount of sales and marketing expenses will continue to increase due to the planned growth of our sales force, including the establishment of sales offices in additional domestic and international locations, and due to expected additional increases in marketing programs and other promotional activities.


    PRODUCT DEVELOPMENT EXPENSES


    Product development expenses consist primarily of personnel and related costs associated with our product development efforts. Product development expenses increased from approximately $1.2 million for the three months ended March 31, 1998 to approximately $3.4 million for the three months ended March 31, 1999. The increase was primarily due to an increase in the number of product development personnel employed, including the addition of 22 employees from the acquisition of VEO Systems in January 1999, to support development of the BUYSITE and MARKETSITE products. The overall number of employees engaged in product development increased from 22 at March 31, 1998 to 89 at March 31, 1999 which caused personnel related costs to be the primary reason for the increase in product development expenses. In addition, increases in allocated overhead expenses and consulting expenses contributed to the overall increase. Management believes that investments in product development is essential to our future success and expects that the dollar amount of product development expenses will increase in future periods.


    GENERAL AND ADMINISTRATIVE EXPENSES


    General and administrative expenses consist primarily of employee salaries and related expenses for executive, administrative and finance personnel. General and administrative expenses increased from approximately $331,000 for the three months ended March 31, 1998 to approximately $827,000 for the three months ended March 31, 1999. This increase was primarily attributable to an increase in personnel related expenses as the number of employees engaged in general and administrative functions increased from 8 at March 31, 1998 to 15 at March 31, 1999. In addition, an increase in consulting and legal expenses contributed to the overall increase. Management expects general and administrative expenses to increase in dollar amount in future periods.


    PURCHASED IN-PROCESS RESEARCH AND DEVELOPMENT


    In January 1999, we acquired VEO Systems, a company specializing in the creation of XML software technology applications, to complement our existing technologies. We accounted for the VEO Systems acquisition as a purchase transaction. The purchase consideration was approximately $23.2 million consisting of shares of common and preferred stock, stock options assumed, and $400,000 in cash plus an additional $400,000 in contingent consideration. See
Note 8 of the Notes to Consolidated Financial Statements.



    Management estimated that approximately $3.0 million of the $23.2 million purchase consideration represented purchased in-process research and development that has not yet reached technological feasibility and has no alternative future use. Accordingly, this amount was charged to operations in the three months ended March 31, 1999. A total of approximately $3.5 million of the purchase consideration was allocated to other intangible assets, including existing technology ($2.3 million), assembled workforce ($541,000) and tradenames and patents ($693,000), with these amounts being amortized over periods of four, two and five years, respectively.



    Purchased in-process research and development consisted of a single project, the development of a set of software tools which is being designed to enable applications developers to generate programs to interface with the XML document interchange and transport server. These tools will be integrated into our products. The efforts required to develop the acquired in-process technology include the completion of all planning, designing, and testing activities that are necessary to establish that the product or service can be produced to meet its design requirements, including functions, features, and technical performance requirements.



    These development tools are based on VEO Systems' proprietary platform and new standards utilizing the schema for object oriented XML language and will be scalable, will have new security features and functionality and will have capabilities for several new services. Significant risk factors with respect to the timely completion of the development of the technology include the successful development of the new platform, the development of the schema for object oriented XML operating language, development of specific service modules, the configuration into a scalable product, the interoperability independent of any operating language and maintaining project timing schedules and retention of key development personnel.



    The value of the acquired in-process technology was computed using a discounted cash flow analysis on the anticipated income stream of the related product revenues. The discounted cash flow analysis was based on management's forecast of future revenues, cost of revenues, and operating expenses related to the products and technologies purchased from VEO Systems. The calculation of value was then adjusted to reflect only the value creation efforts of VEO Systems prior to the close of the acquisition. At the time of the acquisition, the product was approximately 46.0% complete with approximately $1.3 million in estimated costs remaining which are expected to be incurred in 1999. The technology was expected to be available for use in our products in late 1999 and have a technology life of approximately five years. The resultant value of in-process technology was further reduced by the estimated value of core technology, which was included in capitalized developed technology.



    The discount rates selected for estimating future discounted cash flows for developed and in-process technology were 20.0% and 30.0%, respectively. In the selection of the appropriate discount rates, consideration was given to our estimated weighted average return on working capital and our estimated weighted average return on assets. The discount rate utilized for the in-process technology was determined to be higher than our estimated weighted average return on working capital due to the fact that the technology had not yet reached technological feasibility as of the date of valuation. In utilizing a discount rate greater than our weighted average return on working capital, we have reflected the risk premium associated with achieving and sustaining growth rates and improved profitability as well as the increased rates of return associated with intangible assets.



    DEFERRED STOCK COMPENSATION


    In the three months ended March 31, 1999, we recorded aggregate deferred stock compensation totaling approximately $2.0 million in connection with certain stock option grants. The deferred stock compensation is being amortized over the four year vesting period of the related options. During the three months ended March 31, 1999, amortization of deferred stock compensation totaled approximately $584,000. See Note 5 of Notes to Consolidated Financial Statements.

    NET LOSS

    Our net loss increased from approximately $4.6 million for the three months ended March 31, 1998 to approximately $12.3 million for the comparable period in 1999.

YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

    REVENUES


    Total revenues increased from approximately $812,000 in 1996 to approximately $1.7 million in 1997, and increased 46.8% to approximately $2.6 million in 1998. For 1996, license fees and services revenues accounted for 18.7% and 81.3% of total revenues, respectively. For 1997, license fees and services revenues accounted for 42.5% and 57.5% of total revenues, respectively. For 1998, license fees and services revenues accounted for 63.7% and 36.3% of total revenues, respectively.

    License fees revenues increased from approximately $152,000 in 1996 to approximately $742,000 in 1997, and increased 120.1% to approximately $1.6 million in 1998. The increase in revenues from license fees from 1996 to 1997 primarily resulted from increased licenses of a non-Web-based, client-server procurement application that was historically offered by us. The increase in revenues from license fees from 1997 to 1998 resulted from customer acceptance of the Web-based BUYSITE and MARKETSITE products introduced in April 1998.


    Services revenues increased from approximately $660,000 in 1996 to approximately $1.0 million in 1997 and remained relatively flat at approximately $930,000 in 1998. The increase in services revenues from 1996 to 1997 resulted primarily from the increase in consulting customer support and training services associated with our non-Web-based, client-server procurement applications offered during this period. Services revenues did not continue to grow in 1998 compared to 1997 as we transitioned to our Web-based BUYSITE and MARKETSITE products. This resulted in reduced services revenues associated with our predecessor products in advance of growth in services revenues from our new BUYSITE and MARKETSITE licensees.

    COST OF REVENUES


    Cost of revenues increased from approximately $782,000 in 1996 to approximately $2.9 million in 1997 and increased 51.3% to approximately $4.4 million in 1998. The increase in dollar amount and as a percentage of revenues from 1996 to 1998 primarily resulted from the hiring and training of consulting, support and training personnel to support our growing customer base and increased use of third-party service providers.


    SALES AND MARKETING EXPENSES


    Sales and marketing expenses increased from approximately $862,000 in 1996 to approximately $6.1 million in 1997, and increased 116.5% to approximately $13.1 million in 1998. The increases in sales and marketing expenses from 1996 to 1998 resulted primarily from investing in sales and marketing infrastructure, both domestically and internationally, which included significant personnel-related expenses, recruiting fees, travel expenses, and related facility and equipment costs, as well as increased marketing activities, including trade shows, public relations, direct mail campaigns and other promotional expenses.


    PRODUCT DEVELOPMENT EXPENSES


    Product development expenses increased from approximately $516,000 in 1996 to approximately $2.2 million in 1997, and increased 214.9% to approximately $6.8 million in 1998. The increases in product development expenses from 1996 to 1998 related primarily to the increase in the number of software developers and quality assurance personnel and outside contractors hired to support product development and testing activities.


    GENERAL AND ADMINISTRATIVE EXPENSES


    General and administrative expenses increased from approximately $432,000 in 1996 to approximately $1.8 million in 1997, and increased 7.5% to approximately $1.9 million in 1998. The increases in general and administrative expenses from 1996 to 1998 resulted primarily from the addition of finance, executive and administrative personnel to support the growth of our business during these periods.

    DEFERRED STOCK COMPENSATION


    In 1998, we recorded aggregate deferred stock compensation totaling approximately $3.0 million in connection with certain stock option grants. Amortization of deferred stock compensation was approximately $1.1 million for 1998. See Note 5 of Notes to Consolidated Financial Statements.

    NET LOSS

    Our net loss increased from $1.8 million in 1996 to approximately $11.2 million in 1997 and approximately $24.6 million in 1998.

    INCOME TAXES


    From inception through December 31, 1998, we incurred net losses for federal and state income tax purposes and have not recognized any income tax provision or benefit. As of December 31, 1998, we had approximately $32.7 million of federal and $16.6 million of state net operating loss carryforwards to offset future taxable income which expire in varying amounts beginning in 2009 and 2002, respectively. Given our limited operating history, losses incurred to date and the difficulty in accurately forecasting our future results, management does not believe that the related deferred income tax asset meets the recognition criteria required by generally accepted accounting principles. Accordingly, a full valuation allowance has been recorded. Furthermore, as a result of changes in our equity ownership from our convertible preferred stock financing and this offering, utilization of the net operating losses and tax credits is subject to substantial annual limitations. This is due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. The annual limitation may result in the expiration of net operating losses and tax credits before utilization. See Note 6 of Notes to Consolidated Financial Statements.


QUARTERLY RESULTS OF OPERATIONS


    The following table sets forth our unaudited quarterly results of operations data for our five most recent quarters ended March 31, 1999. You should read the following table in conjunction with our Consolidated Financial Statements and related Notes included elsewhere in this prospectus. We have prepared this unaudited information on the same basis as the audited Consolidated Financial Statements. This table includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the quarters presented. We have experienced and expect to continue to experience fluctuations in operating results from quarter to quarter. We incurred net losses in each of the last five quarters and expect to continue to incur losses for the foreseeable future. You should not draw any conclusions about our future results from the results of operations for any quarter.


                                                          THREE MONTHS ENDED
                                     ------------------------------------------------------------
                                      MARCH                  SEPTEMBER                     MARCH
                                       31,      JUNE 30,        30,        DECEMBER 31,     31,
                                      1998        1998          1998           1998        1999
                                     -------   ----------   ------------   ------------   -------
                                                             (UNAUDITED)
                                                            (IN THOUSANDS)
REVENUES:
  License fees.....................   $    5     $    500     $   450        $   678      $ 1,456
  Services.........................      120          198         276            336          648
                                     -------   ----------   ------------   ------------   -------
    Total revenues.................      125          698         726          1,014        2,104
Cost of revenues...................      674          961       1,352          1,382        1,668
                                     -------   ----------   ------------   ------------   -------
Gross profit (loss)................     (549)        (263)       (626)          (368)         436
OPERATING EXPENSES:
  Sales and marketing..............    2,511        3,373       3,329          3,895        4,078
  Product development..............    1,157        1,494       1,724          2,464        3,362
  General and administrative.......      331          461         534            615          827
  Purchased in-process research and
    development....................    --          --          --             --            3,037
  Amortization of deferred stock
    compensation...................       99          226         348            429          584
  Amortization of goodwill and
    other intangible assets........    --          --          --             --              875
                                     -------   ----------   ------------   ------------   -------
    Total operating expenses.......    4,098        5,554       5,935          7,403       12,763
                                     -------   ----------   ------------   ------------   -------
Loss from operations...............   (4,647)      (5,817)     (6,561)        (7,771)     (12,327)
Interest income (expense), net.....       15          (76)         73            144           16
                                     -------   ----------   ------------   ------------   -------
Net loss...........................   $(4,632)   $ (5,893)    $(6,488)       $(7,627)     $(12,311)
                                     -------   ----------   ------------   ------------   -------
                                     -------   ----------   ------------   ------------   -------


LIQUIDITY AND CAPITAL RESOURCES


    We have historically satisfied our cash requirements primarily through private placements of equity securities and lease and debt financing. Through March 31, 1999, we have raised approximately $73.9 million through equity financings which included the sale of 2,758,819 shares of Series E preferred stock for net proceeds of approximately $23.6 million. See Notes 5 and 8 of Notes to Consolidated Financial Statements.


    Net cash used in operating activities totaled approximately $1.3 million for 1996, approximately $10.6 million for 1997, approximately $21.3 million for 1998 and approximately $6.3 million for the three months ended March 31, 1999. Cash used in operating activities for each period resulted primarily from net losses in those periods.


    Net cash used in investing activities totaled approximately $286,000 for 1996, approximately $924,000 for 1997, approximately $2.5 million for 1998 and approximately $785,000 for the three months ended March 31, 1999. The increases in each period resulted primarily from the acquisition of capital assets, primarily computer and office equipment, and in the cash advances made to VEO Systems in 1998. See Note 8 of Notes to Consolidated Financial Statements.



    Net cash provided by financing activities totaled approximately $7.4 million for 1996, approximately $14.8 million for 1997, and approximately $29.6 million for 1998. The increases in each period resulted primarily from the net proceeds from issuances of convertible preferred stock and from bank line of credit borrowings. In the three months ended March 31, 1999, we used approximately $180,000 in financing activities.

    As of March 31, 1999, our principal sources of liquidity included approximately $7.8 million of cash and cash equivalents. On April 19, 1999 we received net proceeds of approximately $23.6 from the sale of shares of our Series E preferred stock. We anticipate an increase in our capital expenditures consistent with anticipated growth in operations, infrastructure and personnel.



    We believe that our available cash resources together with the net proceeds from this offering will be sufficient to finance our presently anticipated operating losses and working capital expenditure requirements for at least the next 18 months. Our future liquidity and capital requirements will depend upon numerous factors. The rate of expansion of our operations in response to potential growth opportunities and competitive pressures will affect capital requirements. Additionally, we may need additional capital to fund acquisitions of complementary businesses, products and technologies. Our forecast of the period of time through which its financial resources will be adequate to support operations is a forward-looking statement that involves risks and uncertainties, and actual results could vary materially as a result of the factors described above. If we require additional capital resources, we may seek to sell additional equity or debt securities or secure a bank line of credit. The sale of additional equity or convertible debt securities could result in additional dilution to our stockholders. We cannot assure you that any financing arrangements will be available in amounts or on terms acceptable to us, if at all.


YEAR 2000 ISSUES


    Many currently installed computer systems, software products and other control devices are unable to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, many companies' computer systems, software products and control devices may need to be upgraded or replaced in order to operate properly in the year 2000 and beyond.



    The internal systems used to deliver our services utilize third-party hardware and software. We have contacted all infrastructure products' vendors and are in the process of contacting the few remaining outside service providers with whom we have not yet spoken in order to gauge their year 2000 compliance. Based on these vendors' representations, we believe that there are a number of third-party hardware and software systems, some of which are material to our products and operations, that require some upgrade in order to be year 2000 compliant. The upgrades will be performed by a combination of our internal technical staff and outside specialized vendors and contractors. We believe that all of our software will be year 2000 compliant by September 1999 and all of our hardware will be year 2000 compliant by November 1999. We are currently in the process of effecting these upgrades and currently estimate the costs of such efforts to be less than $500,000. The time period in which we expect to upgrade our software and hardware to be year 2000 compliant is a forward-looking statement that is subject to risks and uncertainties. Actual results may differ materially from those described as a result of a number of factors, including difficulties in identifying or upgrading software or hardware systems that are not currently year 2000 compliant and in coordinating these efforts through our internal technical staff and specialized contractors. We expect to be able to complete these upgrades before any year 2000 problem could arise and with ample time to test and refine any adjustments made. Unanticipated problems such as material costs caused by undetected errors or defects in the technology used in our internal systems could delay our completion of the upgrades.



    In addition, our customers' and commerce service providers partners' internal operating systems and other software applications must operate effectively for them to use our products and services effectively. If these systems or applications are not year 2000 compliant, our customers may not use our products and services and the commerce service provider partners may not be able to host our solutions. We cannot predict to what extent our customers' and commerce service providers partners' systems and applications are year 2000 compliant.


    As the year 2000 approaches, there is a risk that orders for our products will be reduced or delayed as information technology departments within companies reallocate their capital expenditures to prepare for the year 2000 and resolve year 2000 problems. If companies do defer purchases of our products and services because of such reallocation, such a resulting reduction in orders could significantly impact our business.


    If, in the future, it comes to our attention that some of our products need modification, or some of our third-party hardware and software is not year 2000 compliant, then we will seek to make modifications. In such case, we expect such modifications to be made on a timely basis, and we do not believe that the cost of such modifications will materially harm our operating results. We cannot assure you, however, that we will be able to modify our products, services and systems in a timely and successful manner to comply with the year 2000 requirements.



    The worst case scenario for year 2000 problems for us would be the need for us to cease normal operations for an indefinite period of time while we attempt to respond to customers' and suppliers' year 2000 problems without having full internal operational capabilities. We are in the process of assesing our exposure to liability for any failure to provide year 2000 compliant products to our customers and suppliers. In the event that year 2000 issues are not resolved in a timely manner, we are developing a disaster recovery plan that is scheduled to be completed by November 1999. The cost of developing and implementing our plan may be material.


MARKET RISK


    The following discusses our exposure to market risk related to changes in interest rates, foreign currency exchange rates and equity prices. This discussion contains forward-looking statements that are subject to risks and uncertainties. Actual results could vary materially as a result of a number of factors including those set forth in "Risk Factors".


INTEREST RATE RISK


    As of March 31, 1999, we had cash and cash equivalents of approximately $7.8 million which consist of cash and highly liquid short-term investments with original maturities of three months or less at the date of purchase. We have invested the proceeds of our recent Series E preferred stock financing in similar investments. These investments may be subject to interest rate risk and will decrease in value if market interest rates increase. A hypothetical increase or decrease in market interest rates by 10 percent from the market interest rates at March 31, 1999 would cause the fair value of these short-term investments to change by an immaterial amount. Declines in interest rates over time will, however, reduce our interest income.


FOREIGN CURRENCY EXCHANGE RATE RISK


    Substantially all of our revenues recognized to date have been denominated in U.S. dollars and are primarily from customers in the United States. Although revenues from international customers to date have not been substantial, we expect that future license fees and services revenues derived from international markets will be denominated in the currency of the applicable foreign market. As a result, our operating results could become subject to significant fluctuations based upon changes in the exchange rates of certain currencies in relation to the U.S. dollar. Furthermore, if we engage in international sales denominated in U.S. dollars, an increase in the value of the U.S. dollar relative to foreign currencies could make our products less competitive in international markets. Although we will continue to monitor our exposure to currency fluctuations, and, when appropriate, may use financial hedging techniques in the future to minimize the effect of these fluctuations, we cannot assure you that exchange rate fluctuations will not harm our business in the future.

EQUITY PRICE RISK

    We do not own any equity investments. Therefore, we are not currently exposed to any direct equity price risk.

RECENT ACCOUNTING PRONOUNCEMENTS


    Statement of Position 97-2, "Software Revenue Recognition," was issued in October 1997 by the American Institute of Certified Public Accountants and amended by Statement of Position 98-4. We adopted Statement of Position 97-2 effective January 1, 1998. Based on our interpretation of Statement of Position 97-2 and Statement of Position 98-4, we believe our current revenue recognition policies and practices, as discussed in "Management's Discussion and Analysis of Financial Condition and Result of Operations -- Overview," are consistent with Statement of Position 97-2 and Statement of Position 98-4. The American Institute of Certified Public Accountants has also issued Statement of Position 98-9 which will be effective for us for transactions entered into beginning January 1, 2000. However, full implementation guidelines for this standard have not yet been issued. Once available, such implementation guidelines could lead to unanticipated changes in our current revenue recognition policies, which changes could materially adversely affect our business, financial condition or operating results.

                                    BUSINESS

INDUSTRY BACKGROUND


    The success of the Internet in streamlining business-to-consumer commerce is encouraging companies to seek similar efficiencies in their transactions with other businesses. Companies are increasingly using the Internet to enter new markets, improve supply chains and meet the challenges of increased competition and global markets. Forrester Research estimates that U.S.-based Internet commerce between companies will grow from $109 billion in 1999 to $1.3 trillion in 2003. Forrester Research further estimates that by 2003 this market for business-to-business transactions will be more than ten times larger than the related business-to-consumer transactions market.


EARLY ENTERPRISE COMMERCE AUTOMATION


    Initial efforts by businesses to reduce transaction costs and increase commerce efficiency focused on an organization's interaction with suppliers, particularly for the purchase and sale of raw materials, unfinished items and other direct goods. Most large companies have historically relied upon enterprise resource planning and supply chain automation systems to increase the efficiency of their internal procurement processes for direct goods. These systems are based on complex client-server architectures that are designed to be used by a relatively small number of sophisticated users. In addition, since enterprise resource planning solutions do not typically tie the corporation with its suppliers or customers, they do not address any transaction costs or inefficiencies that are external to the organization.



    A variety of point-to-point solutions have been developed to address procurement cycle inefficiencies across both buyers and suppliers. The most successful of these has been to integrate electronic data interchange, or EDI, into existing enterprise resource planning systems. EDI has gained wide acceptance in automating the sale and procurement of selected direct goods, principally in environments characterized by frequent high dollar-volume transactions with a few suppliers. However, because EDI relies on the execution of certain pre-defined transactions, it typically is not well suited for situations involving many buyers and suppliers, a wide variety of goods and services, or numerous low dollar-volume transactions. Moreover, EDI is not generally used for real-time interactions between trading partners, making it difficult for buyers to obtain up to date supplier information about price, availability and order status. Finally, the expense and complexity associated with licensing, implementing and managing both enterprise resource planning and EDI solutions can make them unsuitable for all but the largest organizations.


FIRST GENERATION INDIRECT PROCUREMENT SOLUTIONS


    Similar efforts have been made to improve the procurement process for indirect goods and services, which include information technology and telecommunications equipment, office equipment and supplies, travel and entertainment, professional services and other repeat purchase items. The purchase and sale of these goods comprise a large portion of business-to-business transactions. The process of procuring these goods often involves thousands of internal users, as numerous work groups, departments, and divisions within an enterprise are involved in the purchase of indirect goods and services. As a result, the indirect goods procurement process is also mired in several inefficiencies, including:



    - high purchasing costs since paper-based, manual processes still dominate this process;



    - wasted time on low value activities within purchasing departments; and


    - poor communication between buyers and suppliers.

    A number of desktop-based requisitioning software products have been introduced to focus on automating the indirect goods and services procurement processes within the enterprise. These solutions serve to enforce purchasing policies and improve the efficiency of supplier management, buying authorization, approval routing and order processing. However, these buyer-focused approaches offer limited ability to address the costs and inefficiencies associated with the supplier side of the transaction. They also typically lack the interactivity users need to check prices, availability and order status, while they also generally fail to provide a mechanism to automatically update supplier information relating to these areas. Consequently, both internal users and suppliers typically still rely upon costly, manual phone- and fax-based processes to interact and conduct commerce.


    In response to these limitations, some vendors have produced point-to-point solutions that automate buying and selling among trading partners. These solutions typically require compatible software to be deployed at both the buyer and supplier, a costly and inefficient approach that is difficult to scale to a large number of trading partners.


    The Internet offers the potential to transform the indirect goods supply chain into open marketplaces or trading communities by enabling companies to publish information so that it is instantly available to all trading partners. Ideally, these marketplaces should be open and interoperable, so that buyers and suppliers can reach the largest number of trading partners, regardless of the procurement applications they may be using or the trading communities to which they belong.


THE COMMERCE ONE SOLUTION


    Commerce One is a leading provider of electronic commerce solutions that link buyers and suppliers of indirect goods and services into real-time trading communities over the Internet. Our solutions are architected to enable development of a global web of interoperable marketplaces and trading communities. We have developed the Commerce Chain Solution to automate the procurement cycle between multiple buyers and suppliers. The Commerce Chain Solution is comprised of the following components:



    - BUYSITE, ENTERPRISE EDITION and BUYSITE, HOSTED EDITION;



    - THE MARKETSITE OPEN MARKETPLACE PLATFORM; AND



    - MARKETSITE COMMERCE SERVICES.



The Commerce Chain Solution is designed to enable business-to-business electronic commerce for a broad range of organizations.



    BUYSITE is an intranet-based purchasing application that enables users throughout the enterprise to make purchases over the Internet. BUYSITE provides access to and easy purchasing from catalogs of many different suppliers while eliminating paperwork, automating the approval process, and enforcing the purchasing policies that apply to each buyer and supplier.



    The MARKETSITE PLATFORM provides the foundation for commerce service providers to create and maintain marketplaces for specific geographic regions as well as to address the needs of trading partners in vertical markets for a specific industry or group of related industries. We believe this platform creates significant economies of scale for market participants by centralizing content and transaction management services, eliminating the need for buyers and suppliers to create point-to-point integration with each trading partner. The first MARKETSITE marketplace operating on this platform is our MARKETSITE.NET marketplace.

    Key benefits of our approach include the following:


COMPLETE ENTERPRISE PURCHASING SOLUTION



    We believe that the Commerce Chain Solution offers a complete solution that automates the procurement cycle for marketplace participants, including buyers, suppliers, market-makers and value-added commerce service providers. Our solution not only automates internal procurement functions within the organization--replacing traditional methods such as phone, fax, simple email, and EDI for communication between trading partners--but also offers the products and services necessary for establishing real-time on-line trading communities.


SCALABLE ARCHITECTURE


    The Commerce Chain Solution architecture allows buyers and suppliers to perform a single integration of their systems with the MARKETSITE PLATFORM. The MARKETSITE PLATFORM is designed to provide a centralized portal for all commerce services and to enable business transactions between all trading partners within the marketplace. This architecture is highly scalable and is designed to support real-time Internet trading communities. Moreover, individual trading communities established on the MARKETSITE PLATFORM will be able to interoperate to create marketplaces on a global scale.


SUPERIOR SUPPLIER SOLUTION

    Our MARKETSITE PLATFORM features a "publish once" content model and related tools that enable suppliers to standardize their content presentation and centralize the delivery of their catalogs. Purchasing enterprises in the trading community can access this content and make purchases using our BUYSITE products, providing suppliers with a large and expanding channel for reaching corporate purchasers. We believe this approach, combined with a supplier's ability to easily update pricing and availability information in real time, streamlines the sales process and can lower the supplier's overall transaction costs.

MULTIPLE PROCUREMENT APPLICATION SUPPORT


    In addition to our own BUYSITE applications, we also enable third-party procurement applications to connect to the MARKETSITE PLATFORM. This extends the leverage of our "publish once" content model for suppliers, greatly expanding the number of potential participants in our trading communities. Enterprises that have already deployed third-party applications within their organizations are able to leverage these applications and still utilize our solutions. In addition, we have acquired, and are in the process of integrating, innovative XML software technology which we expect will enable us to incorporate additional third-party applications in the future.


GLOBAL MARKETPLACE SUPPORT


    Our solution is designed to enable an enterprise buyer or supplier to use our Commerce Chain Solution to access a global network of trading communities as they are deployed, through a single Internet connection. We have established strategic relationships with British Telecommunications and Nippon Telegraph and Telephone to host MARKETSITES in their regional markets, and plan to pursue additional strategic relationships in the future. We believe these global partnerships will be attractive to additional trading partners, increasing the breadth and depth of our commerce service offerings and accelerating the deployment of our Internet-based procurement applications. Most importantly, we believe that our partners will benefit from increased commerce traffic between trading partners, incremental revenue opportunities from operating regional marketplaces and opportunities to provide new commerce services.

VERTICAL TRADING COMMUNITIES


    Our products are designed to create vertical trading communities for specialized market segments in a specific industry or group of related industries. Our solutions are constructed to allow distributors to transform their existing customer and supplier relationships into real-time trading communities, improving the efficiency of existing business processes and creating opportunities to offer new value-added services. Moreover, because marketplaces in different industries are designed to be interoperable, market-makers will be able to significantly expand their supply and distribution chains. Our MARKETSITE PLATFORM also enables market-makers within defined trading communities to host transactions in their community on a subscription basis in order to encourage electronic trading within their specific industries.


ELECTRONIC TRADING COMMUNITY FOR ORGANIZATIONS OF ALL SIZES


    For buyers and suppliers with limited in-house electronic commerce capabilities, we provide hosted applications that offer low cost, low risk access to electronic trading communities. BUYSITE, HOSTED EDITION requires only a Web browser interface and is an innovative platform for offering electronic procurement solutions to small-to-medium size businesses on a subscription basis. Using MARKETSITE.NET, these buyers can order products electronically from supplier catalogs of any supplier on MARKETSITE.NET, pay for these products and arrange for their shipment.


COMMERCE ONE STRATEGY


    Our objective is to create the leading global business-to-business trading web comprised of interoperable marketplaces, trading communities and commerce portals operated by both our strategic partners and us in targeted regional and vertical markets. We intend to create a global network effect by attracting the world's largest buyers, suppliers and commerce service providers and providing the products and services necessary to create new economies of scale for all these key participants. The infrastructure for this worldwide trading web will be regional trading communities based in North America, Europe and Asia. We operate a North American marketplace, MARKETSITE.NET, while in the future European and Asian marketplaces will be delivered by our strategic partners who will in turn drive adoption of our solution. Our strategy is to deliver the world's largest and most valuable business-to-business marketplace by building upon this infrastructure, delivering the products and services necessary for creating new marketplaces, offering a platform for the easy integration of third-party commerce services and extending the capabilities of our buying solutions.


    Key elements of our strategy include:


ESTABLISH MARKETSITE.NET AS THE PREMIER BUSINESS-TO-BUSINESS ELECTRONIC COMMERCE
  PORTAL FOR NORTH AMERICA



    Our MARKETSITE.NET, the first marketplace built upon the MARKETSITE PLATFORM, is designed to be open to third party and proprietary buying applications, including our BUYSITE application, selling applications, hosted applications and value-added commerce services. We believe this open environment creates new economies of scale for all participants. Suppliers will have access to a larger selection of buyers, buyers will have a wider choice of suppliers and commerce service providers will gain a single point of access to all trading community members. We intend to leverage this network effect to establish MARKETSITE.NET as the premier business-to-business electronic commerce portal for indirect goods procurement for North America. We believe the value of MARKETSITE.NET will increase as both complementary regional MARKETSITE marketplaces, planned to be operated by our strategic partners, and specialized vertical trading communities, are added to our global trading web.

DRIVE GLOBAL ADOPTION OF OUR SOLUTIONS THROUGH STRATEGIC PARTNERSHIPS


    We license the MARKETSITE PLATFORM as an enabling technology for market-makers to develop and deploy open trading communities that complement MARKETSITE.NET. We intend to establish alliances with key participants in a number of geographic markets to drive adoption of our solution on a global basis. We further intend to license our BUYSITE solution for internal use by these key geographic partners to drive adoption by their suppliers and provide key references for the benefit of our solution. We expect that the value of this marketplace will attract other buyers utilizing either our BUYSITE application or other third-party buying applications. We believe commerce service providers will seek to access the MARKETSITE marketplace to deliver their services to all participating buyers and suppliers. Our strategic partners will also be able to leverage our hosted capabilities to offer procurement and selling solutions to small and medium size enterprises.



    Earlier this year, we established an alliance with British Telecommunications that includes our grant of licenses to use our BUYSITE product and MARKETSITE PLATFORM internally and to host a trading community built on the MARKETSITE PLATFORM in the United Kingdom. We also recently established an alliance with Nippon Telegraph and Telephone that includes our grant of licenses of our MARKETSITE PLATFORM and BUYSITE products. This alliance also contemplates the creation of a MARKETSITE trading community in Japan.


EMPOWER MARKET-MAKERS TO ESTABLISH VERTICAL MARKETPLACES


    By licensing the MARKETSITE PLATFORM for the creation and deployment of new vertical marketplaces, we intend to establish relationships with key industry participants that have the resources and market position to drive adoption of marketplaces in specific industries or groups of related industries. Vertical markets that we intend to target include telecommunications, financial services, utilities, healthcare, pharmaceuticals, hospitality, information technology, chemicals, and government. The open, scalable nature of our MARKETSITE PLATFORM and BUYSITE products is designed to enable trading across these vertical markets and with regional MARKETSITE marketplaces. We believe the proliferation of vertical market communities can substantially increase the value to all industry trading partners.


OFFER A SINGLE POINT OF INTEGRATION FOR THIRD-PARTY VALUE-ADDED SERVICE
  PROVIDERS

    The MARKETSITE PLATFORM is designed to provide a single point of integration for making new services available immediately across a MARKETSITE marketplace to all users, alleviating the need for the point-to-point, application-to-application integration required by competing solutions. We believe that this capability will encourage MARKETSITE commerce service providers to offer a wide variety of value-added commerce services, both creating more value for all participants and extending the network effect of our solution. For example, we expect third-party service providers to offer shipping, payment, travel and taxation analysis services on MARKETSITE.NET beginning in the second half of 1999, and we intend to integrate additional value-added services in the future.

DRIVE ENTRY INTO OUR MARKETSITE MARKETPLACES THROUGH ENHANCED BUYSITE
  FUNCTIONALITY


    BUYSITE is the primary means through which trading partners access MARKETSITE marketplaces. We plan to extend BUYSITE functionality to accomodate additional services that become available on MARKETSITE marketplaces and to automate the process of procuring other goods, such as direct goods. We also will continue to develop our BUYSITE, HOSTED EDITION application, which permits a buyer's employees to conduct commerce on the MARKETSITE PLATFORM from their desktops via an Internet browser without the need to license BUYSITE, ENTERPRISE EDITION and integrate it into the buyer's internal enterprise resource planning system. We intend to continue to extend BUYSITE'S functionality to further attract buying organizations of all sizes, adding more value to MARKETSITE marketplaces and extending the network effect of our solution.

LEVERAGE SYSTEM INTEGRATION AND TECHNOLOGY PARTNERSHIPS


    We intend to accelerate our penetration of the electronic commerce marketplace through strategic partnerships with large system integrators and technology vendors that have established market presence with Fortune 1000 companies, government entities and academic institutions. Our system integration partners include PricewaterhouseCoopers, MCI Systemhouse and Cambridge Technology Partners. We are also among the application vendors associated with Microsoft's Commerce Alliance Program, developed to launch its electronic commerce strategy.



LEVERAGE LEADING EDGE XML SOFTWARE TECHNOLOGY AND CONTENT MANAGEMENT TOOLS



    Our XML software technology is designed to eliminate the need for expensive, customized point-to-point integration of commercial data between buyers and suppliers and to enable our solution to integrate with other electronic commerce solutions, software applications and platforms. Once implemented, this technology is expected to enable buyers and suppliers to exchange commercial information and conduct commerce through our MARKETSITE PLATFORM using self-defining business documents. In addition, our content management tools allow us to quickly and cost-effectively convert raw supplier product data into a consistent, normalized format for use on MARKETSITE. We believe that XML software technology is emerging as the foundation of an industry standard for business-to-business electronic commerce.


PRODUCTS AND SERVICES

    Our Commerce Chain Solution is comprised of BUYSITE, the MARKETSITE PLATFORM and MARKETSITE COMMERCE SERVICES.

COMMERCE ONE BUYSITE

    The Commerce One BUYSITE product currently consists of two offerings:
BUYSITE, ENTERPRISE EDITION and BUYSITE, HOSTED EDITION. Both applications offer Web-based procurement capabilities that are designed to enable companies to reduce their indirect goods purchasing costs while increasing their overall supply chain efficiency. Cost reductions are achieved through user-friendly application functionality designed to reduce off contract, or "rogue," purchases, automate unnecessary manual processes, improve leverage with suppliers and provide links to a dynamic trading partner community.

    BUYSITE, ENTERPRISE EDITION is typically installed and maintained at the customer site. Key components of BUYSITE, ENTERPRISE EDITION include:


    - an easy to use, Web-based interface that requires limited training and is readily localized for international requirements;



    - a powerful multi-supplier catalog with advanced search capabilities that allow easy access to the requested item or service;



    - a robust workflow module that automates and controls the requisition/order routing, approval and preparation processes;



    - an easily-configured business rules module designed to implement each customer's business processes;



    - unique transaction capabilities that enable real-time connections to suppliers for up-to-the-minute prices and availability, status and other critical information; and



    - the XML software technology that enables BUYSITE to readily integrate with customers' enterprise resource planning systems.

    BUYSITE, HOSTED EDITION is designed to be offered by a commerce service provider as a hosted service to customers that do not require an enterprise application to be installed, BUYSITE, HOSTED EDITION includes added functionality in the following areas:


    - support for multiple buying organizations in a single hosted environment;



    - system and site monitoring designed to handle large volumes of users in a distributed multi-organization environment;



    - multi-level administration designed to support the large number of operators and system administrators inherent in a multiple enterprise, shared environment; and



    - billing support for the commerce service providers' unique business requirements.


    Both of these applications are built on Microsoft's industry-leading Windows NT platform and have an open standards-based architecture that facilitates our rapid development of new features and functions. By implementing the BUYSITE procurement product, customers are able to access our MARKETSITE marketplaces.

COMMERCE ONE MARKETSITE PLATFORM


    The MARKETSITE PLATFORM is the enabling technology that provides for the creation and management of open, interactive marketplaces. Future releases of MARKETSITE PLATFORM will leverage our XML software technology to enhance real-time transaction exchange among members of a marketplace.


    Commerce One MARKETSITE.NET is the first available, open business-to-business marketplace portal deployed using the MARKETSITE PLATFORM. Primary features of MARKETSITE.NET include:

    - compatibility with multiple buying and selling applications;

    - real-time exchange of purchase orders, price, availability, status and other information; and

    - automated aggregation, normalization and updating of multiple supplier catalog content.

    HOSTED APPLICATIONS AND BUSINESS SERVICES PLATFORM


    Our MARKETSITE PLATFORM can host electronic commerce applications and business services developed by Commerce One or third-party partners. A hosted content and order management module called "Commerce One Supply Order" enables smaller suppliers to integrate with a MARKETSITE marketplace in real-time. Users of Commerce One Supply Order are able to publish their content on a MARKETSITE marketplace using only a Web browser. In the future, we expect to add third-party services including shipping, payment, travel and tax, and intend to support new applications for the MARKETSITE PLATFORM.


    AUTOMATED CONTENT MANAGEMENT

    MARKETSITE COMMERCE SERVICES provide the tools to automate and aggregate catalog content from multiple suppliers to create a scalable resource across the marketplace. These tools provide both manual and automated options for acquiring and aggregating the content from supplier catalogs.

PROFESSIONAL SERVICES

    Our professional services organization helps customers maximize their investments by providing tools and services that facilitate the Commerce Chain Solution implementation process. By teaming with a range of leading services partners, we deliver comprehensive systems integration, implementation, technical support, supplier adoption, and education services and programs to deploy our Commerce Chain Solution. Our professional services are grouped into three catagories: implementation service packages, education and training services, and support and maintenance services.

    SERVICE PACKAGES

    QUICKSTART PROGRAM. The QuickStart Program is designed to provide support, guidance, education and product consulting during the initial implementation phase of the Commerce Chain Solution. The primary goal is to create a working environment that can confirm and quantify the requirements by the project team. Through the Quickstart Program, customers often develop the ability to use our solution within the first six months of licensing the software.


    TRANSACTIVE CONTENT SERVICES PROGRAM. The Transactive Content Services Program accelerates the addition of suppliers into a MARKETSITE marketplace by normalizing and aggregating catalog content from multiple suppliers. The program provides tools, consulting and other resources necessary to implement electronic commerce trading relationships with strategic suppliers.


    SUPPLIER CONTENT MANAGEMENT SERVICES PROGRAM. The Supplier Content Management Services Program provides processes and tools to replicate and integrate data from multiple suppliers into a single catalog. Our automation tools and services enable suppliers to provide content in a storable environment, lowering the supplier's costs. We provide a methodology and tools which offer a "publish once" content strategy that can be leveraged across many buyers. Unlike competing solution providers, we accept catalog content in the supplier's preferred format and then map the data into the buying customer's preferred format.

    EDUCATION AND TRAINING SERVICES

    We are committed to delivering the knowledge and tools needed for the successful implementation and deployment of the Commerce Chain Solution. We have designed a comprehensive curriculum to meet the needs of our customers and partners. The curriculum includes hands-on classes and Web-based training for BUYSITE and MARKETSITE customers, methodology and process-centered seminars for system integrators, detailed technical training for systems administrators, and integration training for suppliers.

    SUPPORT AND MAINTENANCE SERVICES

    We have developed a portfolio of complementary support and maintenance programs for our customers. Our customer support center uses on-line media access, call tracking, and knowledge management systems, as well as remote access to customer sites, to provide a comprehensive range of services. For the successful ongoing operation of our solutions, we offer support programs specifically designed for each BUYSITE customer and its suppliers.

STRATEGIC RELATIONSHIPS

    We have entered into several strategic relationships that are integral to establishing trading communities, implementing our solutions and developing our products. The continued establishment of strategic partnerships is a fundamental piece of our strategy as we expand our products and services and enter new markets. Our strategic partners include the following:


BRITISH TELECOMMUNICATIONS



    We have established a strategic relationship with British Telecommunications in which we have:



    - granted British Telecommunications a license to host the MARKETSITE service within the United Kingdom;



    - granted British Telecommunications the right to resell our BUYSITE products to customers in the United Kingdom;



    - received commitments that the British Telecommunications' electronic business group will, for a limited period of time, promote MARKETSITE for business-to-business electronic procurement of commoditized indirect goods in the United Kingdom. This service will be marketed under the British Telecommunications brand and identified as powered by Commerce One; and



    - granted British Telecommunications a license for BUYSITE, ENTERPRISE EDITION for its internal use.



    In addition, British Telecommunications has invested $6.0 million in our recent preferred stock financing and John Swingewood, director of the Internet and Multimedia Group at British Telecommunications, is a member of our board of directors.



NIPPON TELEGRAPH AND TELEPHONE



    We have established a strategic relationship with Nippon Telegraph and Telephone in which we have:



    - licensed BUYSITE, ENTERPRISE EDITION and the MARKETSITE PLATFORM to Nippon Telegraph and Telephone for internal use in the United States and Japan, including an exclusivity arrangement within Japan. The exclusivity of portions of the license is for a specified period of time;



    - agreed to enter into a strategic relationship agreement with Nippon Telegraph and Telephone relating to the establishment of sales, marketing and distribution arrangements in Japan, as well as the creation of a potential hosted MARKETSITE service; and



    - agreed to establish a joint development relationship to develop electronic commerce platform technologies for the Japanese market.



    As of May 31, 1999, Nippon Telegraph and Telephone owned approximately 400,083 shares of our common stock that it received in exchange for its equity stake in VEO Systems at the time of our acquisition of VEO Systems in January 1999.



PRICEWATERHOUSECOOPERS



    In September 1998, we entered into a preferred marketing agreement with the management consulting services group within PricewaterhouseCoopers. As part of this agreement, this group has designated us as its preferred provider of business-to-business electronic commerce solutions for indirect goods procurement, and we have designated this group as a preferred consulting and system integration partner. In addition, this group also provides us with marketing support and has dedicated over ten of their product development engineers to assist in the development of our next generation electronic commerce solutions at our facilities. This agreement is for a term of three years, and is then terminable upon 90 days notice.


MCI SYSTEMHOUSE


    In July 1998, we entered into a three-year marketing agreement with MCI Systemhouse, a wholly-owned subsidiary of MCI WorldCom. MCI Systemhouse has agreed to work with us to market and implement our business-to-business electronic commerce solutions for indirect goods procurement. MCI Systemhouse made a $5.0 million equity investment in Commerce One through our preferred stock financing in 1998.

MICROSOFT CORPORATION


    We are among the selected application vendors associated with Microsoft's Commerce Alliance Program, developed to launch Microsoft's electronic commerce strategy. This relationship fosters a range of benefits including participation in Microsoft marketing activities and promotions, joint press releases, developer conferences and access to pre-commercial releases of Microsoft software programs. This relationship currently continues through at least December 2000.



CUSTOMERS



    As of May 31, 1999, we served organizations in a wide range of industries, including government, utilities, finance, telecommunications, information services, travel and transportation. Set forth below is a representative list of our customers who have licensed our products:


DOMESTIC


Booz-Allen Hamilton
California State University, Fullerton
The County of Los Angeles
Eastman Chemical
Foundation Health
The Idaho Power Company
MCI WorldCom
Pacific Bell Network Integration
Pacific Gas and Electric Company
Promus Hotels
The SABRE Group
University of California, Los Angeles
Warner-Lambert


INTERNATIONAL


The Boots Company
British Telecommunications
Nippon Telegraph and Telephone
Schlumberger Oilfield Services



    If one or more of our major customers were to substantially reduce or stop their use of our products or services, or if we do not attract significant numbers of new customers, our business, operating results and financial condition would be harmed. In the first quarter of 1999, The SABRE Group, Schlumberger Oilfield Services, The Idaho Power Company and British Telecommunications each accounted for more than 10% of our revenues, and together comprised approximately 79% of our total revenues. In 1998, MCI WorldCom, Eastman Chemical, The County of Los Angeles and Foundation Health each accounted for more than 10% of our revenues, and together comprised approximately 75% of our total revenues.


    The following case studies illustrate how some of our customers have used the Commerce Chain Solution to address their indirect procurement needs.


    COUNTY OF LOS ANGELES, CALIFORNIA. The County of Los Angeles is the largest local government in the United States, with an annual budget of more than $12 billion and approximately 80,000 civil service employees. The county spends nearly $700 million a year on the purchase of indirect goods and services to meet the needs of 36 diverse departments, including county hospitals, police and fire stations, and road works, that serve the needs of the county's nine million people. Like other government organizations, many of the county's procurement processes and procedures had been strained due to the lack of available resources and technology. The county's goal was to implement an integrated, Internet-based system for use by thousands of end-users and hundreds of suppliers that would expand the local supply base and comply with the procurement objectives of small- and minority-owned businesses. The county also required an automated system that would allow delegation based on clearly-defined business rules to enable distributed desktop requisition and procurement.


    After evaluating numerous electronic commerce solutions, the County of Los Angeles determined that the Commerce One solution was most suitable. The county also worked with MCI Systemhouse's consultants to create an implementation that efficiently utilized business rules and processes that were resident in the county's enterprise resource planning system.


    THE SABRE GROUP INC. SABRE is a world leader in the electronic distribution of travel, travel-related services, and information technology solutions for the travel and transportation industries. Through SABRE's global distribution system, more than one-third of the world's travel is booked annually. These bookings are channeled through a comprehensive system of 30,000 travel agencies, and 420 airlines, 50 car rental companies, 40,000 hotel properties and various railways tour companies, passenger ferries and cruise lines on the supplier side.

    Our strategic relationship with SABRE as a complementary software provider concerns SABRE Business Travel Solutions, a desktop solution for booking travel that is used by corporations and travel agencies. SABRE Business Travel Solutions will be fully integrated into the Commerce Chain Solution so customers can automate the procurement of travel services directly through the Commerce One BUYSITE solution. We believe the ability to book travel directly through a solution like SABRE Business Travel Solutions will be a significant use of our solution for many of our current and future customers.


    SCHLUMBERGER OILFIELD SERVICES. Schlumberger Oilfield Services is a business segment of Schlumberger Limited, a worldwide leader in technical services with 67,000 employees, operations in more than 100 countries and 1998 revenues exceeding $11.8 billion. As a leading global provider of services and technology to the international petroleum industry, Schlumberger Oilfield Services' employees are frequently mobile or off-site at customer locations. Schlumberger management sought a global electronic procurement system to centralize and automate orders from widespread field locations and improve accuracy and timeliness of the deliveries.


    After reviewing alternatives, Schlumberger Oilfield Services chose our solution. Through our solution's real-time, automated interaction with suppliers, Schlumberger anticipates cost reductions by consolidating its supplier base, improving order accuracy and field satisfaction and reducing order cycle time and field inventories.


SUPPLIERS



    As of May 31, 1999, Commerce One has agreements with 152 individual suppliers to provide content on MARKETSITE.NET. Currently, 98 of these suppliers provide content and are able to conduct commerce on MARKETSITE.NET, nine of which have sold goods or services on MARKETSITE.NET to date.


TECHNOLOGY

SCALABLE ARCHITECTURE


    We are able to leverage our Microsoft Windows distributed Internet applications framework into a unified architecture enabling us to focus on creating additional business functionality in our solutions, rather than building and maintaining complex infrastructure code. Additionally, we have designed our solution to be able to grow our infrastructure through the simple addition of low-cost systems that utilize Intel microprocessors and the Microsoft Windows NT operating system. This framework allows us to leverage technologies such as message queueing, security services, and coordination and distribution of transactions, components and services.

XML SOFTWARE TECHNOLOGY PLATFORM



    We utilize the XML software technology platform to create an XML server that enables the creation and secure transmission of XML documents over the Internet. This server also provides software development capabilities for the creation of new XML document-based services. In addition, we have developed language that extends base XML documents. We have also created a common business library designed to enable a common language-based framework for uniting disparate business document types. We believe that XML software technology is emerging as a foundation of an industry standard for business-to-business electronic commerce.


PROVEN DEVELOPMENT METHODOLOGY

    Our product development team employs object-oriented analysis and design principles to guide the development of an object-oriented system of software code. Our methodology allows us to exploit the capabilities of object-oriented programming languages like C++ and Java to build reusable components and designs. This methodology also helps reduce the risks inherent in developing complex system, and helps us design our solutions to meet the needs of our trading partners.

SALES AND MARKETING

    We market and sell our products and services to organizations through a direct sales force. Our sales offices are located in the United States, the United Kingdom, France and Switzerland. Since our products and services touch upon multiple departments within an organization, our sales efforts are directed at multiple decision makers, frequently including the chief financial officer, chief information officer and vice president of procurement. We target our sales efforts at Fortune 1000 enterprises and their suppliers and have initiated vertical sales strategies targeted at the utilities, telecommunications, government and oil and gas markets.

    Our marketing activities include seminar programs, trade shows, Web-site programs, public relation events and direct mailings. We are also engaged in an on-going effort to maintain relationships with key industry analysts.


    We have entered into a strategic relationship with British Telecommunications which, among other things, provides that British Telecommunications will act as a reseller of our BUYSITE solution in its market. In addition, our system integrators, including the management consulting services group within PricewaterhouseCoopers, MCI Systemhouse and Cambridge Technology Partners, provide us with sales and marketing support. PricewaterhouseCoopers has designated us as its preferred provider of business-to-business electronic commerce solutions for indirect goods procurement. See "Strategic Relationships" for more information about this relationship. In addition, we may in the future enter into other relationships designed to support the adoption of our products and services with third parties, including additional telecommunications companies, system integrators, software companies and others, that may have substantial installed customer bases, development or sales and marketing resources. These relationships may involve such third parties in the resale of our products and services as do certain of our existing relationships, and may involve joint development of new or enhanced products and services.



    As of May 31, 1999, we had 77 employees in our sales and marketing department.


INTELLECTUAL PROPERTY RIGHTS

    Our future success depends in part on our proprietary rights and technology. We rely on a combination of copyright, trademark and trade secret laws, employee and third-party nondisclosure agreements and other methods to protect our proprietary rights. In connection with the acquisition of VEO Systems, we acquired three patent applications relating to XML software technology.



    We license and will continue to license certain products integral to our products and services from third parties, including products which are integrated with internally developed products and used with our products to provide key content and services. These third-party product licenses may not continue to be available to us on commercially reasonable terms and we may not be able to successfully integrate such third-party products into our solutions.


COMPETITION

    The market for our products is intensely competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. Our primary source of direct competition comes from independent software vendors of procurement applications. We also face indirect competition from potential customers' internal development efforts and have to overcome potential customers' reluctance to move away from existing systems and processes.


    Our current and potential competitors include Ariba, Clarus, Concur, Connect, Harbinger, IBM, Intellisys, Microsoft, Netscape, Oracle, PeopleSoft, SAP and TRADE'ex. In addition, there are a number of companies developing and marketing business-to-business electronic commerce solutions targeted at specific vertical markets. Some of these competitors offer Web-based solutions that are designed to enable an enterprise to buy more effectively from its suppliers. Other competitors are also attempting to migrate their technologies to an Internet-enabled platform. Some of these competitors and potential competitors include enterprise resource planning vendors, that are expected to sell their procurement products along with their application suites. These vendors have a significant installed customer base and have the opportunity to offer additional products to those customers as additional components of their respective application suites.



    We believe that the principal competitive factors for business-to-business electronic commerce solutions are breadth and scope of solution, depth of supplier content, interoperability with existing information technology systems, scalability, functionality, ease-of-use, ease-of-implementation, total cost of ownership and installed base of referenceable customers. We believe we currently compete favorably with our competitors in these areas.


    Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do and may enter into strategic or commercial relationships with larger, more established and well-financed companies. Some of our competitors may be able to secure alliances with customers and affiliates on more favorable terms, devote greater resources to marketing and promotional campaigns and devote substantially more resources to systems development than we do. In addition, new technologies and the expansion of existing technologies may increase competitive pressures on us. We cannot assure you that we will be able to compete successfully against current and future competitors, and competitive pressures faced by us could harm our business operating results and financial condition.

EMPLOYEES


    As of May 31, 1999, we had 244 full-time employees, 92 of whom were engaged in product development, 77 in sales and marketing, 58 in professional services and 17 in general administration. None of our employees is represented by a labor union or a collective bargaining agreement. We have not experienced any work stoppages and consider our relations with our employees to be good.


FACILITIES


    We lease a total of approximately 46,000 square feet of office space in two buildings, one located in Walnut Creek, California and one in Mountain View, California. We conduct our research and development activities at both locations. We also lease sales offices in the United States, Switzerland, the United Kingdom and France. We believe our current facilities and available additional space will be adequate through at least 2000 and we may need to locate additional space to meet our needs thereafter.


LEGAL PROCEEDINGS

    Although we are not currently a party to any litigation, we may from time to time become involved in litigation relating to claims arising from our ordinary course of business.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


    The following table sets forth certain information concerning our executive officers and directors as of May 31, 1999.



                   NAME                        AGE                                POSITION
------------------------------------------     ---     ---------------------------------------------------------------
Mark B. Hoffman...........................     52      Chairman of the Board, Chief Executive Officer and President
Peter F. Pervere..........................     52      Vice President and Chief Financial Officer
Charles Donchess..........................     44      Vice President, Marketing and Business Development
Mark S. Biestman..........................     42      Vice President, Worldwide Sales
Kirby Coryell.............................     49      Vice President, Operations
Samuel C. Prather.........................     45      Vice President, Engineering
Carl O. Falk..............................     49      Vice President, Procurement Solutions
Thomas J. Gonzales, II....................     32      Director, Vice President and Chief Technology Officer
Robert M. Tarkoff.........................     30      Vice President, General Counsel and Secretary
Asim Abdullah.............................     35      Vice President and Director
Jay M. Tenenbaum..........................     55      Chief Scientist and Director
John V. Balen(1)..........................     38      Director
William B. Elmore(2)......................     46      Director
Kenneth C. Gardner........................     48      Director
William J. Harding(2).....................     51      Director
John P. Swingewood........................     43      Director
Jeffrey T. Webber(1)......................     46      Director


--------------

(1) Member of the compensation committee.

(2) Member of the audit committee.

--------------------------------------------------------------------------------

    MARK B. HOFFMAN has served as President, Chief Executive Officer and Chairman of the board of directors of Commerce One since December 1996. Prior to joining Commerce One, Mr. Hoffman served as Chief Executive Officer and President of Sybase, Inc., a company which he co-founded in 1984. Mr. Hoffman currently serves on the board of directors and compensation committee of Intraware, Inc. Mr. Hoffman earned a B.S. degree in Engineering from the U.S. Military Academy at West Point and an M.B.A. degree from the University of Arizona.

    PETER F. PERVERE joined Commerce One in April 1997 as Vice President and Chief Financial Officer. Prior to joining Commerce One, Mr. Pervere was at Sybase, Inc. from October 1987 to April 1997, serving as Vice President and Corporate Controller from 1991 to 1997. Mr. Pervere holds a B.A. degree in History from Stanford University.

    CHARLES DONCHESS has served as Vice President, Marketing of Commerce One since December 1996. Prior to joining Commerce One, Mr. Donchess was Vice President of Marketing and Business Development at Aurum Software, Inc., a leading provider of sales information software, from March 1995 to November 1996. Prior to his tenure at Aurum Software, Inc., Mr. Donchess worked at Sybase, Inc. from August 1989 to November 1994, most recently as Vice President and General Manager of workgroup products from January 1994 to November 1994. Mr. Donchess holds a B.A. degree from Brown University.

    MARK S. BIESTMAN joined Commerce One in November 1997 as Vice President, Worldwide Sales. Prior to joining Commerce One, Mr. Biestman was Vice President of Western United States Sales for Netscape Communications Corporation from July 1995 to November 1997. Prior to his tenure of Netscape Communications Corporation, Mr. Biestman served as Vice President of Telecommunication Sales of Oracle Corporation from November 1994 to July 1995. From November 1993 to November 1994, Mr. Biestman served as Vice President of Worldwide Sales of Metaphor, Inc. Mr. Biestman serves as a member of the board of directors and compensation committee of Prologic Management Systems, Inc. Mr. Biestman holds an A.B. degree in Economics from the University of California, Berkeley.

    KIRBY CORYELL has served as Vice President, Operations of Commerce One since January 1997. Prior to joining Commerce One, Mr. Coryell was Vice President of Manufacturing at NEC Technologies, Inc. from September 1995 to January 1997. From September 1993 to September 1995, Mr. Coryell was Vice President of Worldwide Operations of AST Research, Inc. Mr. Coryell holds a B.S. degree in Mechanical Engineering from the University of Cincinnati.

    SAMUEL C. PRATHER joined Commerce One as Vice President, Engineering in December 1998. Prior to joining Commerce One, Mr. Prather was the Vice President of Engineering at Resolute Software from February 1998 to December 1998 where he built electronic commerce performance tools and products. Prior to joining Resolute, Mr. Prather served as Senior Research and Development Manager at Hewlett-Packard from October 1984 to February 1998, managing a wide variety of software development programs and a business-to-consumer electronic commerce service. Mr. Prather holds a B.S. degree in Electrical Engineering from the University of Oklahoma.


    CARL O. FALK joined Commerce One in May 1998 as Vice President, Product Marketing and Procurement Solutions. Prior to joining Commerce One, Mr. Falk was President of ACQUION, Inc., the Internet procurement subsidiary of Harbinger Corporation, a worldwide supplier of electronic commerce software and services, from August 1997 to May 1998. Prior to his tenure at Harbinger Corporation, Mr. Falk was Vice President and General Manager of Fluor Daniel, Inc. from May 1989 to May 1994, when he founded ACQUION and became its President, a position he held until August 1997 when ACQUION was sold to Harbinger. Mr. Falk holds a B.S. degree in Mechanical Engineering from the University of Cincinnati and a J.D. degree from Salmon Chase College of Law, N.K.U.



    THOMAS J. GONZALES, II co-founded Commerce One in January 1994. He currently serves as Vice President and Chief Technology Officer, a position he has held since September 1996, and has also been a member of the board of directors since April 1998. From January 1994 to September 1996, Mr. Gonzales served as President and Chairman of the board of directors of Commerce One. Mr. Gonzales attended the University of California, Berkeley.



    ROBERT M. TARKOFF joined Commerce One in February 1999 as Vice President, General Counsel and Secretary. Prior to joining Commerce One, Mr. Tarkoff was an associate at the law firm of Wilson Sonsini Goodrich & Rosati from August 1995 to January 1999 where he served as outside counsel to Commerce One. Mr. Tarkoff received a B.A. degree from Amherst College in Political Science and Economics and a J.D. degree from Harvard University.


    ASIM ABDULLAH joined Commerce One as a Vice President and as a member of the board of directors in January 1999. Prior to joining Commerce One, Mr. Abdullah was the President and Chief Executive Officer of VEO Systems, Inc., from January 1997 to January 1999. Prior to joining VEO Systems, Inc., Mr. Abdullah was the Executive Director of CommerceNet from January 1996 to January 1999. Prior to his tenure at CommerceNet, Mr. Abdullah was the Manager of Development Relations for Taligent from August 1993 to December 1995. Mr. Abdullah holds B.S. degrees in Electrical and Computer Engineering from the University of Michigan and an M.S. degree in Engineering Management from Stanford University.

    JAY M. TENENBAUM joined Commerce One as Chief Scientist and a member of the board of directors in January 1999. Prior to joining Commerce One, Dr. Tenenbaum was the Chairman of the board of directors and Chief Scientist of VEO Systems, Inc. from January 1998 to January 1999. Prior to joining VEO Systems, Inc., Dr. Tenenbaum formed CommerceNet, an industry association for Internet commerce, where he served as Chairman of the board of directors and Chief Executive Officer from May 1996 to January 1998. Prior to founding CommerceNet, Dr. Tenenbaum served as Vice President of Strategic Technology for VeriFone, Inc. from November 1995 to May 1996. In February 1991, Dr. Tenenbaum founded E.I.T., a company that engages in security and payment solutions for the Internet, where he served as Chairman of the board of directors and Chief Executive Officer, until November 1995. He holds B.S. and M.S. degrees in Electrical Engineering from the Massachusetts Institute of Technology and a Ph.D. in Electrical Engineering and Computer Science from Stanford University.


    JOHN V. BALEN has served as a member of the board of directors of Commerce One since December 1996 and as a member of Commerce One's compensation committee since April 1999. Since September 1995, Mr. Balen has been a Principal at Canaan Partners, a nationally focused, private venture capital firm. From June 1985 to June 1995, Mr. Balen served as a Managing Director of Horsley Bridge Partners, a private equity investment management firm. Mr. Balen currently serves on the board of directors and compensation committee of Intraware, Inc. Mr. Balen has a B.S. degree in Electrical Engineering and an M.B.A. from Cornell University.

    WILLIAM B. ELMORE has served as a member of the board of directors of Commerce One since October 1997 and as a member of Commerce One's audit committee since April 1999. Since December 1995, Mr. Elmore has been a Manager of Foundation Capital Management, L.L.C., the general partner of Foundation Capital, L.L.P., a venture capital firm focused on early-stage information technology companies. From 1987 to 1995, he was a General Partner of Inman & Bowman, a venture capital firm. Mr. Elmore serves on the boards of directors of Wind River Systems, Inc. and Onyx Software and on the board of directors and compensation committee of Pilot Network Services. Mr. Elmore received his B.S. and M.S. in Electrical Engineering from Purdue University and his M.B.A. from Stanford University.


    KENNETH C. GARDNER has served as a member of the board of directors of Commerce One since September 1996. Since June 1995, Mr. Gardner has been President and Chief Executive Officer of Sagent Technology, Inc. Prior to his tenure at Sagent, Mr. Gardner served as Vice President of Products at Borland International from April 1994 to June 1995. He is on the board of directors of Data Sage, ObjectSwitch Corporation and Sagent. Mr. Gardner received a B.S. degree in Finance from the University of Louisville.


    WILLIAM J. HARDING has served as a member of the board of directors of Commerce One since December 1996 and as a member of Commerce One's audit committee since April 1999. Since 1994, Dr. Harding has been a General Partner of Morgan Stanley Dean Witter Venture Partners. Prior to joining Morgan Stanley, Dr. Harding was a General Partner of J.H. Whitney & Co. from 1985 to 1993. Dr. Harding currently also serves on the board of directors and compensation committee of ScanSoft, Inc. Dr. Harding received a B.S. degree in Engineering Mathematics and an M.S. degree in Systems Engineering from the University of Arizona and a Ph.D. in Engineering from Arizona State University.


    JOHN P. SWINGEWOOD has served as a member of the board of directors of Commerce One since April 1999. Mr. Swingewood currently serves as Director of Internet and Multimedia Group of British Telecommunications, a position he has held since October 1997. From October 1992 to October 1997, Mr. Swingewood served as General Manager of Broadcast Services, a division of British Telecommunications, Mr. Swingewood received his First Class Honors Degree in Electronics from University of Surrey, United Kingdom.

    JEFFREY T. WEBBER has served as a member of the board of directors and compensation committee of Commerce One since 1995. Mr. Webber co-founded R.B. Webber & Company, a company which provides strategic planning consulting services to high technology companies, where he has served as President since 1991. He also serves as a General Partner of The Entrepreneurs' Fund, an early stage venture capital fund, which position he has held since 1997. Mr. Webber also serves on the board of directors of Sybase, Inc. and Sagent Technology, Inc. Mr. Webber holds a B.A. degree from Yale University.

CLASSIFIED BOARD

    Our certificate of incorporation provides for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, a portion of our board of directors will be elected each year. To implement the classified structure, prior to the consummation of the offering, two of the nominees to the board will be elected to one-year terms, two will be elected to two-year terms and three will be elected to three-year terms. Thereafter, directors will be elected for three-year terms. Messrs. Abdullah, Gonzales and Tenenbaum have been designated Class I directors whose term expires at the 2000 annual meeting of stockholders. Messrs. Gardner, Harding and Swingewood have been designated Class II directors whose term expires at the 2001 annual meeting of stockholders. Messrs. Balen, Elmore, Hoffman and Webber have been designated Class III directors whose term expires at the 2002 annual meeting of stockholders. See "Description of Capital Stock-- Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions."

    Executive officers are appointed by the board of directors on an annual basis and serve until their successors have been duly elected and qualified. There are no family relationships among any of our directors, officers or key employees.

BOARD COMMITTEES

    We established an audit committee in April 1999 and compensation committee in October 1996.

    Our audit committee consists of Messrs. Elmore and Harding. The audit committee reviews our internal accounting procedures and consults with and reviews the services provided our independent accountants.

    Our compensation committee currently consists of Messrs. Balen and Webber. The compensation committee reviews and recommends to the board of directors the compensation and benefits of our employees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Prior to establishing the compensation committee, the board of directors as a whole performed the functions delegated to the compensation committee. No member of the board of directors or the compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

DIRECTOR COMPENSATION

    Directors do not currently receive any cash compensation from us for their service as members of the board of directors. Under our amended and restated 1995 stock plan and 1997 incentive stock option plan, directors are eligible to receive stock option grants at the discretion of the board of directors or other administrator of the plan. See "Incentive Stock Plans."

    During 1995, the board granted options to purchase an aggregate of 75,000 shares to Mr. Webber at an exercise price per share of $0.14. During 1996, the board granted options to purchase an aggregate of 37,500 and 481,562 shares to Messrs. Gardner and Hoffman, respectively, at an exercise price per share of $0.20 and $0.22, respectively. During 1998 and 1999, the board granted options to purchase an aggregate of 15,000 shares and 15,000 shares, respectively, to Mr. Hoffman at exercise prices per share of $1.40 and $4.00, respectively.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE


    The table below summarizes the compensation earned for services rendered to us in all capacities for the fiscal year ended December 31, 1998 by our named executive officers, specifically, our chief executive officer and our next four most highly compensated executive officers who earned more than $100,000 during the fiscal year ended December 31, 1998. The amounts listed under the column captioned "All Other Compensation" represents group life insurance premiums paid by us.



                                                                                  LONG-TERM
                                                                                COMPENSATION
                                                                                   AWARDS
                                                              ANNUAL            -------------
                                                           COMPENSATION          SECURITIES
                                                    --------------------------   UNDERLYING          ALL OTHER
           NAME AND PRINCIPAL POSITION                SALARY($)     BONUS($)     OPTIONS(#)       COMPENSATION($)
--------------------------------------------------  -------------  -----------  -------------  ---------------------
Mark B. Hoffman ..................................   $   155,688       --          15,000               --
  Chairman of the Board, Chief Executive Officer
  and President
Peter F. Pervere .................................       146,125       --          15,000            $     752
  Vice President and Chief Financial Officer
Charles Donchess .................................       164,333       --          25,000                  573
  Vice President, Marketing and Business
  Development
Mark S. Biestman .................................       175,000    $ 162,829      140,000              --
  Vice President, Worldwide Sales
Kirby Coryell ....................................       156,562       --          15,000                  777
  Vice President, Operations


--------------------------------------------------------------------------------

                       OPTION GRANTS IN LAST FISCAL YEAR


    The following table describes certain information regarding stock options granted to each of the named executive officers in the fiscal year ended December 31, 1998, including the potential realizable value over the ten-year term of the options, based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These assumed rates of appreciation comply with the rules of the Securities and Exchange Commission and do not represent our estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock. In addition, the deemed value for the date of grant was determined after the date of grant solely for financial accounting purposes.



    In the fiscal year ended December 31, 1998, we granted options to purchase up to an aggregate of 1,222,750 shares to employees, directors and consultants. All options were granted under our 1997 incentive stock option plan at exercise prices at the fair market value of our common stock on the date of grant, as determined in good faith by the board of directors. All options have a term of ten years. Optionees may pay the exercise price by cash, check, promissory note or delivery of already-owned shares of our common stock. All options are immediately exercisable upon grant; however, any unvested shares are subject to repurchase by us at their cost if the optionee's service terminates. All option shares vest over four years, with 25% of the option shares vesting one year after the option grant date, and the remaining option shares vesting ratably each month for the next 36 months.



                                                               INDIVIDUAL GRANTS
                                   -------------------------------------------------------------------------   POTENTIAL REALIZABLE
                                    NUMBER OF    % OF TOTAL                                                      VALUE AT ASSUMED
                                   SECURITIES      OPTIONS                                                    ANNUAL RATES OF STOCK
                                   UNDERLYING    GRANTED TO                                                   PRICE APPRECIATION FOR
                                     OPTIONS      EMPLOYEES     EXERCISE     DEEMED VALUE PER                      OPTION TERM
                                     GRANTED       IN LAST        PRICE      SHARE ON DATE OF    EXPIRATION   ----------------------
              NAME                     (#)       FISCAL YEAR    ($/SHARE)          GRANT            DATE          5%         10%
---------------------------------  -----------  -------------  -----------  -------------------  -----------  ----------  ----------
Mark B. Hoffman..................      15,000           1.2%    $    1.40        $    4.32         07/01/08   $   84,552  $  147,075
Peter F. Pervere.................      15,000           1.2          1.40             4.32         07/01/08       84,552     147,075
Charles Donchess.................      25,000           2.0          0.60             2.62         01/21/08       91,693     154,890
Mark S. Biestman.................     125,000          10.2          0.60             2.62         01/21/08      458,463     774,451
                                       15,000           1.2          1.40             4.32         07/01/08       84,552     147,075
Kirby Coryell....................      15,000           1.2          1.40             4.32         07/01/08       84,552     147,075

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES


    The following table describes for the named executive officers their option exercises for the fiscal year ended December 31, 1998, and exercisable and unexercisable options held by them as of December 31, 1998. No options were exercised by the named executive officers during the fiscal year ended December 31, 1998.


    The "Value of Unexercised In-the-Money Options at Fiscal Year End" is based on a value of $6.78 per share, the fair market value of our common stock as of December 31, 1998, as determined by the board of directors, less the per share exercise price, multiplied by the number of shares issued upon exercise of the option. All options were granted under our 1997 incentive stock option plan and amended and restated 1995 stock option plan. All options are immediately exercisable; however, as a condition of exercise, the optionee must enter into a stock restriction agreement granting us the right to repurchase the shares issuable by such exercise at their cost if the optionee's employment terminates. The shares vest over four years, with 25% of the shares vesting one year after the grant date and the remaining shares vesting ratably each month thereafter.

                                                   NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                        UNDERLYING                 IN-THE-
                                                  UNEXERCISED OPTIONS AT       MONEY OPTIONS AT
                                                   FISCAL YEAR END (#)       FISCAL YEAR END ($)
                                                 ------------------------  ------------------------
                     NAME                        EXERCISABLE  UNEXERCISABLE EXERCISABLE UNEXERCISABLE
-----------------------------------------------  -----------  -----------  -----------  -----------
Mark B. Hoffman................................      15,000       --        $  80,700       --
Peter F. Pervere...............................      77,500       --          479,450       --
Charles Donchess...............................     125,000       --          792,500       --
Mark S. Biestman...............................     140,000       --          853,200       --
Kirby Coryell..................................      77,500       --          479,450       --

--------------------------------------------------------------------------------

                             INCENTIVE STOCK PLANS

1997 INCENTIVE STOCK OPTION PLAN


    Our 1997 incentive stock option plan provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986 and for the granting to employees, outside directors and consultants of nonstatutory stock options. The board of directors approved the stock option plan in November 1997, and the stockholders approved the stock option plan in December 1997. The board of directors approved an amendment to the stock option plan in April 1999 and our stockholders approved the amendment in June 1999. Unless terminated sooner, the stock option plan will terminate automatically in 2007. As of May 31, 1999, 2,063,331 shares of common stock were subject to outstanding options previously granted under this plan. A total of 1,704,587 shares of common stock is reserved for future issuance of options, for outstanding options previously granted and in addition, plus annual increases equal to the lesser of:


    - 1,250,000 shares;

    - 5% of the outstanding shares on such date; or

    - a lesser amount determined by the board.


    The board of directors or a committee of the board of directors may administer the stock option plan. The board or a committee of the board has the power to determine:



    - the terms of the options granted, including the exercise price;



    - the number of shares subject to each option;



    - the exercisability of the options; and



    - the form of consideration payable upon such exercise.


    The stock option plan provides that if we merge with or into another corporation or sell substantially all of our assets, each outstanding option will be assumed or substituted for by the successor corporation. If the outstanding options are not assumed or substituted by the successor corporation, then they will become fully vested and exercisable.

AMENDED AND RESTATED 1995 STOCK OPTION PLAN


    Our amended and restated 1995 stock option plan provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986 and for the granting to employees and consultants of nonstatutory stock options. The board of directors and the stockholders approved the amended and restated 1995 stock option plan in October 1995. Unless terminated sooner, the amended and restated 1995 stock option plan will terminate automatically in 2005. As of May 31, 1999, a total of 623,453 shares of common stock are reserved for issuance pursuant to the exercise of options outstanding under the amended and restated 1995 stock option plan, although no future stock option grants will be made under the plan.



    The board of directors or a committee of the board of directors may administer the amended and restated 1995 stock option plan. The board or a committee of the board has the power to determine:



    - the terms of the options granted, including the exercise price;



    - the number of shares subject to each option;



    - the exercisability of the options; and



    - the form of consideration payable upon such exercise.

    The amended and restated 1995 stock option plan provides that if we merge with or into another corporation or sell substantially all of our assets, each outstanding option will be assumed or substituted for by the successor corporation.

1999 EMPLOYEE STOCK PURCHASE PLAN


    Our board of directors adopted our 1999 employee stock purchase plan in April 1999 and our stockholders approved this plan in June 1999. A total of 750,000 shares of common stock has been reserved for issuance under the purchase plan, plus annual increases equal to the lesser of:


    - 300,000 shares;

    - 1.5% of the outstanding shares on such date; or

    - a lesser amount determined by the board on the first day of each fiscal year.


    The purchase plan, which is intended to qualify under Section 423 of the Internal Revenue Code of 1986 contains successive twenty-four month offering periods. The offering periods generally start on the first trading day on or after May 15 and November 15 of each year, except for the first such offering period which commences on the first trading day on or after the effective date of this offering and ends on the last trading day on or before November 15, 1999.


    Employees are eligible to participate if they are employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, the following employees may not be granted options to purchase stock under the purchase plan:

    - any employee who immediately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock, or

    - any employee whose rights to purchase stock under all of our employee stock purchase plans accrues at a rate which exceeds $25,000 worth of stock for each calendar year.

    Participants may purchase common stock through payroll deductions of up to 15% of the participant's compensation. The maximum number of shares a participant may purchase during a single offering period is 5,000 shares.

    Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each offering period. The price of stock purchased under the purchase plan is 85% of the lower of the fair market value of the common stock at the beginning of the offering period and the end of each purchase period.

    The purchase plan provides that, if we merge with or into another corporation or sell substantially all of our assets, each outstanding option may be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened and a new exercise date will be set, which will occur before the proposed sale or merger.

    The purchase plan will terminate in 2009. The board of directors has the authority to amend or terminate the purchase plan, except that no such action may adversely affect any outstanding rights to purchase stock.

1999 DIRECTOR OPTION PLAN


    Non-employee directors are entitled to participate in our 1999 director option plan. The board of directors adopted the director plan in April 1999 and the stockholders approved it in June 1999, but it will not become effective until the date of this offering. The director plan has a term of ten years, unless terminated sooner by the board. A total of 150,000 shares of common stock have been reserved for issuance under the director plan.


    The director plan provides for the automatic grant of 15,000 shares of common stock to each non-employee director on the date on which such person first becomes a non-employee director. After the 15,000 share option is granted to the non-employee director, he or she shall automatically be granted an option to purchase 7,500 shares each year on the date of our annual stockholder's meeting, if on such date he or she shall have served on the board for at least six months. Each option shall have a term of ten years, and shall be fully vested and exercisable as of the date of grant. The exercise price of all options shall be 100% of the fair market value per share of the common stock, generally determined with reference to the closing price of the common stock as reported on the Nasdaq National Market on the date of grant.



    Options granted under the director plan must be exercised within three months of the end of the optionee's tenure as a director, or within twelve months after such director's termination by death or disability, but not later than the expiration of the option's ten year term.


401(k) PLAN


    In January 1997, we adopted a 401(k) plan covering our full-time employees located in the United States. The 401(k) plan is intended to qualify under
Section 401(k) of the Internal Revenue Code of 1986. Consequently, contributions to the 401(k) plan by employees or by us, and the investment earnings thereon, are not taxable to employees until withdrawn from the 401(k) plan. Consequently, contributions by us, if any, will be deductible by us when made. Employees may elect to reduce up to 15% of their current compensation by up to the statutorily prescribed annual limit, which was $10,000 in 1998, and to have the amount of such reduction contributed to the 401(k) plan. The 401(k) plan permits, but does not require, additional matching contributions to the 401(k) plan by us on behalf of all participants in the 401(k) plan. To date, we have not made any contributions to the 401(k) plan.


EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS


    Effective January 1999, we entered into employment agreements with each of Messrs. Abdullah and Tenenbaum pursuant to which each is entitled to a base salary of $160,000 plus a bonus of up to 50% of his base salary. Under these agreements, if either of Messrs. Abdullah or Tenenbaum is terminated not for cause or as a result of constructive termination, he will be entitled to the payment of six months of his base salary and twelve months of vesting acceleration for his options.


    We also entered into change of control severance agreements with certain of our executive officers that commenced in January 1999. These agreements provide that if there is a change of control of Commerce One, and any of such executive officers are involuntarily terminated without cause within 12 months following the change of control or the announcement of such change of control, he will be provided the following:

    - a cash payment equal to 50% of his annual compensation plus a pro rata payment of the then current year bonus award based on the target bonus for him;

    - 100% of his health, dental and life insurance, including benefits paid to any dependents, through the earlier of six months from the date of his termination or the date he becomes covered by another employer's group health, dental or life insurance plans providing comparable benefits and coverage; and

    - one year of additional vesting for his outstanding stock options.

    Under our 1997 incentive stock option plan and 1999 director option plan, if the options outstanding under such plans are not assumed or substituted in a change-of-control merger or asset sale, each outstanding option will vest and become exercisable in full. In addition, under our 1999 director option plan, if the options are assumed or substituted and the optionee's service is terminated other than upon a voluntary resignation, the options become fully vested.

LIMITATIONS ON DIRECTORS' LIABILITY AND INDEMNIFICATION

    Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following:

    - any breach of their duty of loyalty to the corporation or its stockholders;

    - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - unlawful payments of dividends or unlawful stock repurchases or redemptions; or

    - any transaction from which the director derived an improper personal benefit.

    This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

    Our certificate of incorporation and bylaws provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether our bylaws would permit indemnification.

    We have entered into agreements to indemnify our directors and executive officers, in addition to indemnification provided for in our bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by any such person in any action or proceeding arising out of such person's services as a director or executive officer or at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

                              CERTAIN TRANSACTIONS

    Since January 1, 1996, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of our common stock had or will have a director or indirect interest other than:


    - compensation arrangements, which are described where required under "Management;" and



    - the transactions described below.



    SERIES B PREFERRED STOCK FINANCING ROUND. In December 1996 and January 1997, we sold shares of Series B preferred stock, at a purchase price of $4.10 per share, to the following investors, among others:



    - 76,829 shares to Mark B. Hoffman, our Chairman of the Board, Chief Executive Officer and President;



    - 19,823 shares to entities affiliated with Jeffrey Webber. Mr. Webber is a member of our board of directors; and



    - 2,439 shares to Kenneth Gardner, a member of our board of directors.



    WARRANTS TO PURCHASE SERIES B PREFERRED STOCK. In connection with a bridge loan made in September 1996, we issued warrants to purchase 121 shares of Series B preferred stock to Kenneth Gardner, and warrants to purchase 365 shares of Series B preferred stock to entities affiliated with Jeffrey Webber, at an exercise price of $4.10 per share.



    SERIES C PREFERRED STOCK FINANCING ROUND. In October and December 1997, we sold shares of Series C preferred stock, at a purchase price of $5.20 per share, and warrants to purchase shares of Series C preferred stock, at an exercise price of $10.40 per share, to the following investors, among others:



    - 288,462 shares and warrants to purchase 72,115 shares to an entity affiliated with Canaan Partners, a 5% shareholder of our stock. John V. Balen, a principal at Canaan Partners, is a member of our board of directors;



    - 288,462 shares and warrants to purchase 72,115 shares to entities affiliated with Morgan Stanley Venture Partners, a 5% shareholder of our stock. William J. Harding, a General Partner of Morgan Stanley Venture Partners, is a member of our board of directors;



    - 59,134 shares and warrants to purchase 14,783 shares to entities affiliated with Jeffrey Webber; and



    - 25,830 shares and warrants to purchase 6,457 shares to Mark Hoffman.



    SERIES D PREFERRED STOCK FINANCING ROUND. In August 1998, we sold shares of Series D preferred stock, at a purchase price of $6.98 per share, to the following investors, among others:



    - 143,336 shares to an entity affiliated with Canaan Partners;



    - 93,168 shares to entities affiliated with Morgan Stanley Venture Partners;



    - 71,668 shares to The Entrepreneurs' Fund, an entity affiliated with Jeffrey Webber; and



    - 71,667 shares to entities affiliated with Foundation Capital, a 5% shareholder of our stock. William B. Elmore, a member of Foundation Capital Management, L.L.C., the general partner of Foundation Capital, L.L.P., is a member of our board of directors.

    WARRANTS TO PURCHASE SERIES D PREFERRED STOCK. In connection with a bridge loan made in July 1998, we issued warrants to purchase 3,581 shares of our Series D preferred stock at an exercise price of $6.98 per share, to each of Mark Hoffman and The Entrepreneurs' Fund, L.P.



    SERIES E PREFERRED STOCK FINANCING ROUND. In April 1999, we sold shares of Series E preferred stock, at a purchase price of $9.06 per share, to the following investors, among others:



    - 110,375 shares to an entity affiliated with Canaan Partners;



    - 33,112 shares to entities affiliated with Morgan Stanley Venture Partners;



    - 30,352 shares to entities affiliated with Jeffrey Webber; and



    - 662,252 shares to an entity affiliated with British Telecommunications, our strategic partner. In addition, according to the terms of the financing, British Telecommunications appointed to our board of directors John Swingewood, its director of the Internet and multimedia group. For more information on our relationship with British Telecommunications, see "Business--Strategic Relationships--British Telecommunications."



    CONSULTING SERVICES RENDERED BY R.B. WEBBER & COMPANY. We are currently under an agreement with R.B. Webber & Company, a management consulting firm, of which Jeffrey Webber, a member of our board of directors, is President. As of May 31, 1999, we owe approximately $63,000 to R.B. Webber & Company for consulting services rendered in 1998 and 1999.



    LOANS TO A STOCKHOLDER. On November 7, 1996, we made a loan to Tom Gonzales, Sr. our former Executive Vice President, of $56,000 bearing 9% interest per year to enable Mr. Gonzales, Sr. to repay certain personal tax liabilities. As of May 31, 1999, this loan has been repaid in full. Mr. Gonzales, Sr. was terminated in April 1998, at which time we executed a settlement agreement providing that each of us release the other from any and all claims in any way arising from or related to Mr. Gonzales, Sr.'s former employment relationship with us.



    In April 1999, we entered into a letter agreement with Mr. Gonzales, Sr. in which we agreed to loan to Mr. Gonzales, Sr. $5,000,000 as an inducement for Mr. Gonzales, Sr. to enter into a lock-up agreement in connection with this offering. By executing the lock-up agreement, Mr. Gonzales, Sr. agreed that, with certain exceptions, he will not offer, sell, contract to sell or otherwise dispose of any common stock or any convertible securities for a period of 180 days after the date of this prospectus without the prior written consent of Credit Suisse First Boston Corporation. We will loan Mr. Gonzales, Sr. the funds on the next business day following the closing of this offering. The loan is for a term of one year, will bear interest at a rate equal to the prime rate, is non-recourse to Mr. Gonzales, Sr. and will be secured by all of our common stock held by Mr. Gonzales, Sr.

                             PRINCIPAL STOCKHOLDERS


    The table on the following page sets forth information regarding the beneficial ownership of our common stock as of May 31, 1999, by the following individuals or groups:


    - each person or entity who is known by us to own beneficially more than 5% of our outstanding stock;


    - each of the named executive officers;


    - each of our directors; and

    - all directors and executive officers as a group.


    Unless otherwise indicated, the address for each stockholder listed in the following table is c/o Commerce One, Inc., 1600 Riviera Avenue, Walnut Creek, California 94596. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power for all shares of common stock held by them.



    Applicable percentage ownership in the following table is based on 17,942,799 shares of common stock outstanding as of May 31, 1999, as adjusted to reflect the conversion of all outstanding shares of preferred stock upon the closing of this offering.



    Any shares issued upon exercise of options, warrants or other rights to acquire our capital stock that are presently outstanding or granted in the future or reserved for future issuance under our stock plans will further dilute new public investors.



    The numbers shown in the table below assume no exercise by the underwriters of their over-allotment option. We have granted the underwriters an option to purchase up to 450,000 shares to cover over-allotments, if any.


                          PRINCIPAL STOCKHOLDERS TABLE


                                                                                PERCENTAGE OF
                                                                              SHARES OUTSTANDING
                                                        NUMBER OF SHARES   ------------------------
                                                          BENEFICIALLY       BEFORE        AFTER
NAME                                                          OWNED         OFFERING     OFFERING
------------------------------------------------------  -----------------  -----------  -----------
Entities affiliated with Canaan Partners..............        1,345,996          7.47%        6.40%
Entities affiliated with Morgan Stanley Dean Witter
  Venture Partners....................................        1,218,565          6.76         5.80
Entities affiliated with Foundation Capital, L.P......        1,153,398          6.35         5.45
Thomas J. Gonzales, II................................          957,369          5.34         4.57
Asim Abdullah.........................................          600,125          3.34         2.87
Mark S. Biestman......................................          172,207         *            *
Kirby Coryell.........................................          147,759         *            *
Charles Donchess......................................          190,000          1.05        *
Mark B. Hoffman(1)....................................          611,522          3.40         2.92
Peter F. Pervere......................................          115,000         *            *
Jay M. Tenenbaum(2)...................................          600,125          3.34         2.87
John V. Balen.........................................         --              --           --
William B. Elmore.....................................         --              --           --
Kenneth C. Gardner....................................           46,795         *            *
William J. Harding....................................         --              --           --
John P. Swingewood....................................         --              --           --
Jeffrey T. Webber(3)..................................          406,014          2.25         1.94
All directors and officers as a group
  (17 persons)........................................        4,149,719         21.96        18.95


--------------
  *  Less than 1% of the outstanding shares of common stock.


 (1) Includes 1,350 shares held by each the Andrew Mark Hoffman 1993 Trust dated 3/30/99 and the Annie Eleanor Hoffman 1993 Trust dated 3/30/99. Andrew and Annie Hoffman, beneficiaries of these trusts, are children of Mr. Hoffman.



 (2) Includes 360,075 shares held by Arlene Tenenbaum 1997 Irrevocable Trust dated November 7, 1997 and 240,050 shares held by Arlene Tenenbaum, spouse of Mr. Tenenbaum.

 (3) Includes 121,976 shares held by Lighthouse Second Nineteen Hundred Ninety-Nine Fund, a fund held for the benefit of Mr. Webber, 14,410 shares held by Jeffrey T. Webber and Judith Jordan Webber, trustees of the Webber Living Trust 3/23/95, 14,369 shares held by Judith Jordan Webber, spouse of Mr. Webber, of which 241 shares are issuable upon the exercise of warrants exercisable within 60 days of May 31, 1999, and 174,958 shares held by the Entrepreneurs' Fund of which 18,546 shares are issuable upon exercise of warrants exercisable within 60 days of May 31, 1999.



    The shares shown for Canaan Partners and Morgan Stanley Dean Witter Venture Partners each include 72,115 shares issuable upon exercise of warrants to purchase common stock exercisable within 60 days of May 31, 1999. The shares shown below also include exercisable warrants for: (1) Foundation Capital, L.P., 216,346 shares, and (2) Kenneth C. Gardner, 121 shares.



    The shares shown above include shares issuable upon exercise of options to purchase common stock exercisable within 60 days of May 31, 1999, some shares of which are subject to repurchase by us should the holder terminate employment with us, as follows: (1) Mark S. Biestman, 170,000 shares, of which 120,000 are subject to repurchase; (2) Kirby Coryell, 107,500 shares, of which 79,792 are subject to repurchase; (3) Charles Donchess, 190,000 shares, of which 113,959 shares are subject to repurchase; (4) Mark B. Hoffman, 30,000 shares, of which 13,245 shares are subject to repurchase; (5) Peter F. Pervere, 102,500 shares, of which 56,563 shares are subject to repurchase; (6) Kenneth C. Gardner, 37,500 shares, of which 10,156 shares are subject to repurchase; (7) Jeffrey T. Webber, 75,000 shares, of which 75,000 shares are subject to repurchase; and (8) all directors and officers as a group, 952,500 shares.



    In addition, the following relationships exist between four members of our board of directors and principal stockholders:



    - Mr. Balen is a principal of Canaan Equity Partners, L.L.C., the general partner of Canaan Equity, L.P., Canaan S.B.I.C., L.P., Canaan Capital Limited Partnership and Canaan Capital Offshore Limited Partnership, C.V. Mr. Balen disclaims beneficial ownership of the shares held by Canaan Equity L.P., Canaan S.B.I.C., L.P., Canaan Capital Limited Partnership and Canaan Capital Offshore Limited Partnership, C.V., except for his pecuniary interest arising from his interest as a principal of Canaan Equity Partners, L.L.C., the general partner of Canaan Equity Partners, L.P., Canaan S.B.I.C., L.P., Canaan Capital Limited Partnership and Canaan Capital Offshore Limited Partnership, C.V. Mr. Balen is a member of the board of directors of Commerce One.



    - Dr. Harding is a general partner of Morgan Stanley Venture Partners II, L.P., the general partner of Morgan Stanley Venture Capital Fund II Annex, L.P. and Morgan Stanley Venture Investors Annex, L.P. Dr. Harding disclaims beneficial ownership of the shares held by Morgan Stanley Venture Capital Fund II Annex, L.P. and Morgan Stanley Venture Investors Annex, L.P., except for his pecuniary interest arising from his interest as a general partner of Morgan Stanley Venture Partners II, L.P., the general partner of Morgan Stanley Venture Capital Fund II Annex, L.P. and Morgan Stanley Venture Investors Annex, L.P. Dr. Harding is a member of the board of directors of Commerce One.



    - Mr. Elmore is a member of Foundation Capital Management, L.L.C., the general partner of Foundation Capital, L.L.P. and Foundation Capital Entrepreneurs Fund, L.L.C. Mr. Elmore disclaims beneficial ownership of the shares held by Foundation Capital, L.L.P. and Foundation Capital Entrepreneurs Fund, L.L.C., except for his pecuniary interest arising from his interest as a member of Foundation Capital Management, L.L.C., the general partner of Foundation Capital, L.L.P. and Foundation Capital Entrepreneurs Fund, L.L.C. Mr. Elmore is a member of the board of directors of Commerce One.



    - Mr. Swingewood is the Director of the Internet and Multimedia Group of British Telecommunications, plc. Mr. Swingewood disclaims beneficial ownership of the shares held by Forres Holding Limited, a wholly owned subsidiary of British Telecommunications. Mr. Swingewood is a member of the board of directors of Commerce One.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    Upon the completion of this offering, we will be authorized to issue 250,000,000 shares of common stock, $0.0001 par value, and 10,000,000 shares of undesignated preferred stock, $0.0001 par value. The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Delaware law.

COMMON STOCK


    As of May 31, 1999, there were 17,942,799 shares of common stock outstanding which were held of record by approximately 110 stockholders, as adjusted for the reverse two-for-one stock split of all outstanding common stock, and assuming conversion of all outstanding shares of convertible preferred stock into an aggregate of 12,214,216 shares of common stock upon the closing of this offering.


    The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. See "Dividend Policy." In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to us, shall opine that the shares of common stock to be issued upon the closing of this offering, when issued and sold in the manner described in this prospectus and in accordance with the resolutions adopted by the board of directors, will be fully paid and nonassessable.

PREFERRED STOCK

    The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. We cannot predict the effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects could include one or more of the following:

    - restricting dividends on the common stock;

    - diluting the voting power of the common stock;

    - impairing the liquidation rights of the common stock; or

    - delaying or preventing a change in control of us without further action by the stockholders.

    Upon the closing no shares of preferred stock will be outstanding, and we have no present plans to issue any shares of preferred stock.

WARRANTS


    At May 31, 1999, there were warrants outstanding to purchase 13,781 shares of Series B preferred stock, 646,790 shares of Series C preferred stock, and 43,409 shares of Series D preferred stock, which are convertible in the aggregate into 703,980 shares of common stock.


REGISTRATION RIGHTS


    The holders of the registrable securities, that is, 12,214,216 shares of common stock and the holders of warrants to purchase preferred stock convertible into 703,980 shares of common stock, are entitled to certain rights with respect to registration of such shares under the Securities Act. These rights are provided under the terms of an agreement between the holders of registrable securities and us. Beginning 180 days following the date of this prospectus, holders of at least 50% of the then outstanding registrable securities may require on up to two occasions that we register their shares for public resale. We are obligated to register these shares only if the outstanding registrable securities have an anticipated public offering price of at least $20,000,000. Also, holders of registrable securities may require on two separate occasions within any twelve month period that we register their shares for public resale on Form S-3 or similar short-form registration if the value of the securities to be registered is at least $3,000,000, however we may defer such registration for 120 days in view of market conditions. Furthermore, in the event we elect to register any of our shares of common stock for purposes of effecting any public offering, the holders of registrable securities are entitled to include their shares of common stock in the registration, but we may reduce the number of shares proposed to be registered in view of market conditions. These registration rights have been waived in this offering. All expenses in connection with any registration, other than underwriting discounts and commissions, will be paid by us. All registration rights will terminate five years following the consummation of this offering, or, for each holder of registrable securities, at the time the holder is entitled to sell all of its shares in any 90 day period under Rule 144 of the Securities Act.


DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

    Certain provisions of Delaware law and our certificate of incorporation and bylaws could make the following more difficult:

    - the acquisition of us by means of a tender offer;

    - acquisition of us by means of a proxy contest or otherwise; or

    - the removal of our incumbent officers and directors.

    These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.

    ELECTION AND REMOVAL OF DIRECTORS. Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. See "Management--Classified Board." This system of dividing directors into three classes may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of the directors.

    STOCKHOLDER MEETINGS. Under our bylaws, only the board of directors, the chairman of the board and the president may call special meetings of stockholders.

    REQUIREMENTS FOR ADVANCE NOTIFICATION OF STOCKHOLDER NOMINATIONS AND PROPOSALS. Our bylaws establish advance notice procedures for stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board.



    DELAWARE ANTITAKEOVER LAW. We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect on transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.


    ELIMINATION OF STOCKHOLDER ACTION BY WRITTEN CONSENT. Our certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.

    ELIMINATION OF CUMULATIVE VOTING. Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

    UNDESIGNATED PREFERRED STOCK. The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us.

    AMENDMENT OF CHARTER PROVISIONS. The amendment of any of the above provisions would require approval by holders of at least 66 2/3% of the outstanding common stock.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the common stock is Boston EquiServe, L.P. of Massachusetts.

NASDAQ NATIONAL MARKET LISTING

    We have applied for the listing of our shares on The Nasdaq National Market under the symbol "CMRC."

                        SHARES ELIGIBLE FOR FUTURE SALE


    Sales of substantial amounts of our common stock in the public market after the offering could adversely affect the market price of our common stock and our ability to raise equity capital in the future on terms favorable to us.



    After the offering 20,942,799 shares of our common stock will be outstanding, assuming that the underwriters do not exercise the over-allotment option. Of these shares, all of the 3,000,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless these shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. The remaining shares of common stock held by existing shareholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which rules are summarized below.



    The following table shows approximately when the 17,942,799 shares of our common stock that are not being sold in this offering but which will be outstanding when this offering is complete will be eligible for sale in the public market:



         ELIGIBILITY OF RESTRICTED SHARES FOR SALE IN THE PUBLIC MARKET



At the effective date...........................................................    129,176
180 days after the effective date...............................................  12,101,837
January 15, 2000................................................................  2,315,122
April 19, 2000..................................................................  3,396,664



    Resale of 7,937,247 of the restricted shares that will become available for sale in the public market starting 180 days after the effective date will be limited by volume and other resale restrictions under Rule 144 because the holders are our affiliates.



RULE 144



    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year is entitled to sell, within any three-month period, a number of shares that is not more than the greater of:



    - 1% of the number of shares of common stock then outstanding, which will equal approximately 209,500 shares immediately after this offering; or



    - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks before a notice of the sale on Form 144 is filed.



    Sales under Rule 144 must also comply with manner of sale provisions and notice requirements and to the availability of current public information about us.



    Under Rule 144(k), a person who has not been one of our affiliates at any time during the 90 days before a sale, and who has beneficially owned the restricted shares for at least two years, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.



RULE 701



    In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchase shares from us under a stock option plan or other written agreement can resell those shares 90 days after the effective date of this offering in reliance on Rule 144, but without complying with some of the restrictions, including the holding period, contained in Rule 144. As of May 31, 1999, 1,114,476 shares outstanding had been issued as a result of exercise of stock options. Of these shares, 833,293 shares will be vested and exercisable and will be able to be resold after the 90 day period, subject to the lock-up agreements described below.



LOCK-UP AGREEMENTS



    Executive officers, directors, shareholders and optionees who will hold an
aggregate of       shares of our common stock after this offering will sign
lock-up agreements under which they will agree not to transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock, for a period of 180 days after the date of this prospectus. Transfers or dispositions can be made sooner with the prior written consent of Credit Suisse First Boston.



REGISTRATION RIGHTS



    Upon completion of this offering, the holders of 12,214,216 shares of our common stock and holders of 703,980 shares of our common stock issuable upon conversion of warrants, assuming such warrants are converted, will be entitled to rights to registration of their shares under the Securities Act. After registration, these shares will become freely tradeable without restrictions under the Securities Act. Any sales of securities by these shareholders could have a material adverse effect on the trading price of our common stock.



STOCK OPTIONS



    Immediately after this offering we intend to file a registration statement under the Securities Act covering shares of common stock subject to outstanding options or reserved for issuance under our stock option plans. Each year as the number of shares reserved for issuance under our 1997 incentive stock plan, 1999 employee stock purchase plan and 1999 director option plan increases, we will file an amendment to the registration statement covering the additional shares. As of May 31, 1999, options to purchase 3,222,515 shares of common stock were issued and outstanding and 2,604,587 shares were reserved for future issuance under our stock plans. When the lock-up agreements described above expire, options to purchase 1,135,536 shares of common stock will become fully vested and, when exercised, these shares will be freely tradable, based on the number of options outstanding as of May 31, 1999. This registration statement is expected to be filed and become effective as soon as practicable after the effective date of this offering. Accordingly, shares registered under that registration statement will, upon the optionee's exercise and subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately after the 180 day lock-up agreements expire.



WARRANTS



    Upon consummation of the initial public offering, warrants to purchase 691,785 shares of common stock will terminate unless exercised, and warrants to purchase 12,195 shares of common stock will remain outstanding. The warrants which remain outstanding after this offering will have the registration rights described above.



                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US



    We have filed with the Securities and Exchange Commission a registration statement on Form S-1 concerning the common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which is part of the registration statement. For further information about us and our common stock, see the registration statement and the attached exhibits and schedules. Any document we file may be read and copied at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our filings with the Commission are also available to the public from the Commission's Web site at http:\\www.sec.gov.


    Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, accordingly, will file periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information will be available for inspection and copying at the Commission's public reference rooms, and the Web site of the Commission referred to above.

                                  UNDERWRITING


    Under the terms and subject to the conditions contained in an underwriting agreement, we have agreed to sell to the underwriters named below, for whom Credit Suisse First Boston Corporation, Donaldson, Lufkin & Jenrette Securities Corporation and U.S. Bancorp Piper Jaffray Inc. are acting as representatives, the following respective numbers of shares of common stock:


                                          Underwriters                                            Number of Shares
------------------------------------------------------------------------------------------------  ----------------
Credit Suisse First Boston Corporation..........................................................
Donaldson, Lufkin & Jenrette Securities Corporation ............................................
U.S. Bancorp Piper Jaffray Inc..................................................................

                                                                                                  ----------------
    Total.......................................................................................
                                                                                                  ----------------
                                                                                                  ----------------

    The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering, if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.


    We have granted to the underwriters a 30-day option from the date of this prospectus to purchase on a pro rata basis up to 450,000 additional shares at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover over-allotments of common stock.


    The underwriters propose to offer the shares to the public initially at the public offering price on the cover page of this prospectus and to selling group
members at that price less a concession of $      per share. The underwriters
and selling group members may allow a discount of $      per share on sales to
other broker/dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the representatives.

    The following table summarizes the compensation and estimated expenses we will pay.

                                                                                                  Total
                                                                                      ------------------------------
                                                                                         Without           With
                                                                          Per Share   Over-allotment  Over-allotment
                                                                         -----------  --------------  --------------
Underwriting discounts and commissions paid by us......................   $            $               $
Expenses payable by us.................................................   $            $               $

    The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

    We, our officers and directors and several other stockholders have agreed that we will not offer, sell, contract to sell, announce our intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to, any additional shares of common stock or securities convertible into or exchangeable or exercisable for any of our shares without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except in the case of issuances by us upon the exercise of employee stock options outstanding on the date of this prospectus.



    The underwriters have reserved for sale, at the initial public offering
price to the public, up to       shares of the common stock for employees,
directors and other persons associated with us that have expressed an interest in purchasing common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced by the amount these persons purchase the reserved shares. Any reserved shares not purchased will be offered by the underwriters to the general public on the same terms as the other shares.



    We have agreed to indemnify the underwriters against liabilities under the Securities Act or to contribute to payments which the underwriters may be required to make for that indemnity.


    We have applied to list our shares on The Nasdaq Stock Market's National Market under the symbol "CMRC."

    Prior to this offering, there has been no public market for our common stock. The initial public offering price has been determined by negotiation between the representatives and us. The principal factors considered in determining the public offering price included:

    - the information in this prospectus and available to the representatives;

    - the history and the prospects for the industry in which we will compete;

    - our management's ability;

    - the prospects for our future earnings;

    - the present state of our development and our current financial condition;


    - the general condition of the securities markets at the time of this offering; and



    - the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.


    The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by such syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions. These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.


    Individuals affiliated with Credit Suisse First Boston Corporation purchased an aggregate of 11,036 shares of our Series E preferred stock for a total purchase price of $99,990. In addition, Credit Suisse First Boston received from us a fee of approximately $1,200,000 for acting as placement agent in connection with the private placement of our Series E preferred stock.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

    The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

REPRESENTATIONS OF PURCHASERS


    Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom such purchase confirmation is received that:



    - the purchaser is entitled under applicable provincial securities laws to purchase such common stock without the benefit of a prospectus qualified under such securities laws;



    - where required by law, the purchaser is purchasing as principal and not as agent; and


    - the purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

    The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS


    All of the issuer's directors and officers as well as the experts named in this prospectus, may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to serve process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.


NOTICE TO BRITISH COLUMBIA RESIDENTS

    A purchaser of common stock to whom the SECURITIES ACT (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser in this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT


    Canadian purchasers of common stock should consult their own legal and tax advisors for information concerning the tax consequences of an investment in the common stock in their particular circumstances and for information concerning the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

    The validity of the common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain legal matters will be passed upon for the Underwriters by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Menlo Park, California. As of the date of this prospectus, investment partnerships composed of certain current and former members of and persons associated with Wilson Sonsini Goodrich & Rosati, Professional Corporation, as well as certain individual attorneys of this firm, beneficially own an aggregate of 29,794 shares of our common stock.

                                    EXPERTS


    Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and financial statement schedule as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998, and the financial statements of VEO Systems for the year ended December 31, 1998, as set forth in their reports. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.



    The financial statements of VEO Systems as of December 31, 1997 and for the period from January 16, 1997 (inception) through December 31, 1997 included in this prospectus have been so included in reliance on the report, which contains an explanatory paragraph relating to Commerce One's ability to continue as a going concern, of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                               COMMERCE ONE, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                    CONTENTS

Commerce One, Inc.:

Report of Ernst & Young LLP, Independent Auditors....................................     F-2

Consolidated Balance Sheets..........................................................     F-3

Consolidated Statements of Operations................................................     F-4

Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders'
  Equity (Deficit)...................................................................     F-5

Consolidated Statements of Cash Flows................................................     F-6

Notes to Consolidated Financial Statements...........................................     F-7

VEO Systems, Inc.:

Report of Ernst & Young LLP, Independent Auditors....................................    F-22

Report of PricewaterhouseCoopers LLP.................................................    F-23

Balance Sheets.......................................................................    F-24

Statements of Operations.............................................................    F-25

Statements of Stockholders' Equity (Deficit).........................................    F-26

Statements of Cash Flows.............................................................    F-27

Notes to Financial Statements........................................................    F-28

Selected Unaudited ProForma Condensed Combined Financial Information:

Introduction.........................................................................    F-35

Statements of Operations.............................................................    F-36

Notes to Selected Unaudited Pro Forma Condensed Combined Financial Information.......    F-37

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Commerce One, Inc.

    We have audited the accompanying consolidated balance sheets of Commerce One, Inc. as of December 31, 1997 and 1998, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Commerce One, Inc. at December 31, 1997 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.


Walnut Creek, California
March 5, 1999, except for Note 8, as to which the date is
June   , 1999


--------------------------------------------------------------------------------

    The foregoing report is in the form that will be signed upon the effectiveness of the stock split and approval of the certificate of incorporation in the state of Delaware as described in Note 8 to the consolidated financial statements.

                                                           /s/ ERNST & YOUNG LLP


Walnut Creek, California
June 2, 1999

                               COMMERCE ONE, INC.

                          CONSOLIDATED BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                                                         PRO FORMA
                                                                                                       STOCKHOLDERS'
                                                                        DECEMBER 31,                     EQUITY AT
                                                                    --------------------   MARCH 31,     MARCH 31,
                                                                      1997       1998        1999          1999
                                                                    ---------  ---------  -----------  -------------
                                                                                          (UNAUDITED)   (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.......................................  $   9,367  $  15,138   $   7,839
  Accounts receivable, less allowances of $70, $295 and $295 at
    December 31, 1997 and 1998 and March 31, 1999, respectively...        234      1,200       1,068
  Prepaid expenses and other current assets.......................        551        629         745
                                                                    ---------  ---------  -----------
Total current assets..............................................     10,152     16,967       9,652
Property and equipment, net.......................................      1,512      2,590       3,096
Note receivable from Veo Systems, Inc.............................     --            950      --
Intangible assets, net............................................     --         --          18,065
                                                                    ---------  ---------  -----------
Total assets......................................................  $  11,664  $  20,507   $  30,813
                                                                    ---------  ---------  -----------
                                                                    ---------  ---------  -----------
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
  STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Borrowings under bank line of credit............................  $     750  $  --       $  --
  Accounts payable................................................        662        709       1,124
  Accrued compensation and related expenses.......................        239        352         568
  Current portion of capital lease obligations....................        280        448         466
  Current portion of notes payable................................        302        876         886
  Deferred revenue................................................        174      1,168       1,024
  Other current liabilities.......................................        551      1,637       2,220
                                                                    ---------  ---------  -----------
Total current liabilities.........................................      2,958      5,190       6,288
Capital lease obligations.........................................        359        309         212
Notes payable.....................................................        737      1,587       1,389

Commitments

Redeemable convertible preferred stock, no par value, issuable in series: 20,745,976 shares authorized; 4,344,450, 8,777,829 and
  9,177,912 shares issued and outstanding at December 31, 1997 and
  1998 and March 31, 1999, respectively (none pro forma)
  (aggregate liquidation preference of $51,558 at December 31,
  1998)...........................................................     20,650     50,432      53,403     $  --
Stockholders' equity (deficit):
  Convertible preferred stock, no par value; 22,000,000 shares authorized (including 20,745,976 shares designated as
    redeemable convertible preferred stock): 336,840 shares issued and outstanding at December 31, 1997 and 1998 and March 31,
    1999, (none pro forma) (aggregate liquidation preference of
    $500 at December 31, 1998)....................................        487        487         487        --
  Common stock, no par value; 50,000,000 shares authorized;
    3,222,066, 3,299,068 and 5,499,255 shares issued and
    outstanding at December 31, 1997 and 1998 and March 31, 1999,
    respectively (15,014,007 pro forma)...........................        159      3,165      23,592        77,482
  Deferred stock compensation.....................................     --         (1,848)     (3,246)       (3,246)
  Accumulated deficit.............................................    (13,686)   (38,765)    (51,254)      (51,254)
  Accumulated other comprehensive loss............................     --            (50)        (58)          (58)
                                                                    ---------  ---------  -----------  -------------
Total stockholders' equity (deficit)..............................    (13,040)   (37,011)    (30,479)    $  22,924
                                                                    ---------  ---------  -----------  -------------
                                                                                                       -------------
Total liabilities, redeemable convertible preferred stock and
  stockholders' equity (deficit)..................................  $  11,664  $  20,507   $  30,813
                                                                    ---------  ---------  -----------
                                                                    ---------  ---------  -----------


                            See accompanying notes.

                               COMMERCE ONE, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                                THREE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,             MARCH 31,
                                            -------------------------------  ------------------------
                                              1996       1997       1998        1998         1999
                                            ---------  ---------  ---------  -----------  -----------
                                                                             (UNAUDITED)  (UNAUDITED)
Revenues:
  License fees............................  $     152  $     742  $   1,633   $       5    $   1,456
  Services................................        660      1,004        930         120          648
                                            ---------  ---------  ---------  -----------  -----------
Total revenues............................        812      1,746      2,563         125        2,104
                                            ---------  ---------  ---------  -----------  -----------
Cost of revenues..........................        782      2,887      4,369         674        1,668
                                            ---------  ---------  ---------  -----------  -----------
Gross profit (loss).......................         30     (1,141)    (1,806)       (549)         436

Operating expenses:
  Sales and marketing.....................        862      6,055     13,108       2,511        4,078
  Product development.....................        516      2,172      6,839       1,157        3,362
  General and administrative..............        432      1,805      1,941         331          827
  Purchased in-process research and
    development...........................         --         --         --          --        3,037
  Amortization of deferred stock
    compensation..........................         --         --      1,102          99          584
  Amortization of goodwill and other
    intangible assets.....................         --         --         --          --          875
                                            ---------  ---------  ---------  -----------  -----------
Total operating expenses..................      1,810     10,032     22,990       4,098       12,763
                                            ---------  ---------  ---------  -----------  -----------
Loss from operations......................     (1,780)   (11,173)   (24,796)     (4,647)     (12,327)
Interest income (expense), net............        (25)         9        156          15           16
                                            ---------  ---------  ---------  -----------  -----------
Net loss..................................  $  (1,805) $ (11,164) $ (24,640)  $  (4,632)   $ (12,311)
                                            ---------  ---------  ---------  -----------  -----------
                                            ---------  ---------  ---------  -----------  -----------
Net loss per share:
  Basic and diluted.......................  $   (0.69) $   (4.21) $   (8.21)  $   (1.58)   $   (2.64)
                                            ---------  ---------  ---------  -----------  -----------
                                            ---------  ---------  ---------  -----------  -----------
  Pro forma basic and diluted.............                        $   (2.60)               $   (0.87)
                                                                  ---------               -----------
                                                                  ---------               -----------
Shares used in calculation of net loss per
  share:
  Basic and diluted.......................      2,618      2,679      3,053       2,966        4,723
                                            ---------  ---------  ---------  -----------  -----------
                                            ---------  ---------  ---------  -----------  -----------
  Pro forma basic and diluted.............                            9,469                   14,175
                                                                  ---------               -----------
                                                                  ---------               -----------


                             See accompanying notes

                               COMMERCE ONE, INC.

          CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED
                    STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                           STOCKHOLDERS' EQUITY (DEFICIT)
                                                           ---------------------------------------------------------------
                                        REDEEMABLE               SERIES A
                                      PREFERRED STOCK         PREFERRED STOCK          COMMON STOCK
                                  -----------------------  ---------------------  -----------------------  DEFERRED STOCK
                                    SHARES      AMOUNT      SHARES      AMOUNT      SHARES      AMOUNT      COMPENSATION
                                  ----------  -----------  ---------  ----------  ----------  -----------  ---------------
Balances at December 31, 1995...      --       $  --         296,440  $      428   2,575,000   $      10      $  --
  Issuance of common stock......      --          --          --          --          12,500           3         --
  Issuance of common stock for
    services....................      --          --          --          --          64,702          10         --
  Issuance of Series A
    convertible preferred stock,
    net of issuance costs.......      --          --          40,400          59      --          --             --
  Issuance of Series B
    redeemable convertible
    preferred stock, net of
    issuance costs..............   1,780,488       7,251      --          --          --          --             --
  Accretion of redeemable
    preferred stock.............      --               7      --          --          --          --             --
  Net loss and comprehensive
    loss........................      --          --          --          --          --          --             --
                                  ----------  -----------  ---------  ----------  ----------  -----------       -------
Balances at December 31, 1996...   1,780,488       7,258     336,840         487   2,652,202          23         --
  Issuance of common stock upon
    exercise of stock options...      --          --          --          --         569,864         136         --
  Issuance of Series C
    redeemable convertible
    preferred stock, net of
    issuance costs..............   2,560,304      13,262      --          --          --          --             --
  Issuance of Series B
    redeemable convertible
    preferred stock upon
    exercise of warrants........       3,658          15      --          --          --          --             --
  Accretion of redeemable
    preferred stock.............      --             115      --          --          --          --             --
  Net loss and comprehensive
    loss........................      --          --          --          --          --          --             --
                                  ----------  -----------  ---------  ----------  ----------  -----------       -------
Balances at December 31, 1997...   4,344,450      20,650     336,840         487   3,222,066         159         --
  Issuance of common stock upon
    exercise of stock options...      --          --          --          --          77,002          56         --
  Issuance of Series D
    redeemable convertible
    preferred stock, net of
    issuance costs..............   4,433,379      29,343      --          --          --          --             --
  Accretion of redeemable
    preferred stock.............      --             439      --          --          --          --             --
  Deferred stock compensation...      --          --          --          --          --           2,950         (2,950)
  Amortization of deferred stock
    compensation................      --          --          --          --          --          --              1,102
  Foreign currency translation
    adjustment..................      --          --          --          --          --          --             --
Net loss........................      --          --          --          --          --          --             --
                                  ----------  -----------  ---------  ----------  ----------  -----------       -------
Comprehensive loss..............      --          --          --          --          --          --             --
                                  ----------  -----------  ---------  ----------  ----------  -----------       -------
Balances at December 31, 1998...   8,777,829      50,432     336,840         487   3,299,068       3,165         (1,848)
  Issuance of common stock upon
    exercise of stock options
    (unaudited).................      --          --          --          --         250,019         103         --
  Issuance of shares in
    connection with acquisition
    of Veo Systems, Inc.
    (unaudited).................     400,083       2,793      --          --       1,962,355      18,358         --
  Repurchase of common stock
    from terminated employees
    (unaudited).................      --          --          --          --         (12,187)        (16)        --
  Accretion of redeemable
    preferred stock
    (unaudited).................      --             178      --          --          --          --             --
  Deferred stock compensation
    (unaudited).................      --          --          --          --          --           1,982         (1,982)
  Amortization of deferred stock
    compensation (unaudited)....      --          --          --          --          --          --                584
  Foreign currency translation
    adjustment (unaudited)......      --          --          --          --          --          --             --
  Net loss (unaudited)..........      --          --          --          --          --          --             --
                                  ----------  -----------  ---------  ----------  ----------  -----------       -------
  Comprehensive loss
    (unaudited).................      --          --          --          --          --          --             --
                                  ----------  -----------  ---------  ----------  ----------  -----------       -------
Balances at March 31, 1999
  (unaudited)...................   9,177,912   $  53,403     336,840  $      487   5,499,255   $  23,592      $  (3,246)
                                  ----------  -----------  ---------  ----------  ----------  -----------       -------
                                  ----------  -----------  ---------  ----------  ----------  -----------       -------

                                                   ACCUMULATED
                                                      OTHER
                                  ACCUMULATED     COMPREHENSIVE
                                    DEFICIT           LOSS           TOTAL
                                  ------------  -----------------  ---------
Balances at December 31, 1995...   $     (595)      $  --          $    (157)
  Issuance of common stock......       --              --                  3
  Issuance of common stock for
    services....................       --              --                 10
  Issuance of Series A
    convertible preferred stock,
    net of issuance costs.......       --              --                 59
  Issuance of Series B
    redeemable convertible
    preferred stock, net of
    issuance costs..............       --              --             --
  Accretion of redeemable
    preferred stock.............           (7)         --                 (7)
  Net loss and comprehensive
    loss........................       (1,805)         --             (1,805)
                                  ------------          -----      ---------
Balances at December 31, 1996...       (2,407)         --             (1,897)
  Issuance of common stock upon
    exercise of stock options...       --              --                136
  Issuance of Series C
    redeemable convertible
    preferred stock, net of
    issuance costs..............       --              --             --
  Issuance of Series B
    redeemable convertible
    preferred stock upon
    exercise of warrants........       --              --             --
  Accretion of redeemable
    preferred stock.............         (115)         --               (115)
  Net loss and comprehensive
    loss........................      (11,164)         --            (11,164)
                                  ------------          -----      ---------
Balances at December 31, 1997...      (13,686)         --            (13,040)
  Issuance of common stock upon
    exercise of stock options...       --              --                 56
  Issuance of Series D
    redeemable convertible
    preferred stock, net of
    issuance costs..............       --              --             --
  Accretion of redeemable
    preferred stock.............         (439)         --               (439)
  Deferred stock compensation...       --              --             --
  Amortization of deferred stock
    compensation................       --              --              1,102
  Foreign currency translation
    adjustment..................       --                 (50)           (50)
Net loss........................      (24,640)         --            (24,640)
                                  ------------          -----      ---------
Comprehensive loss..............       --              --            (24,690)
                                  ------------          -----      ---------
Balances at December 31, 1998...      (38,765)            (50)       (37,011)
  Issuance of common stock upon
    exercise of stock options
    (unaudited).................       --              --                103
  Issuance of shares in
    connection with acquisition
    of Veo Systems, Inc.
    (unaudited).................       --              --             18,358
  Repurchase of common stock
    from terminated employees
    (unaudited).................       --              --                (16)
  Accretion of redeemable
    preferred stock
    (unaudited).................         (178)         --               (178)
  Deferred stock compensation
    (unaudited).................       --              --             --
  Amortization of deferred stock
    compensation (unaudited)....       --              --                584
  Foreign currency translation
    adjustment (unaudited)......       --                  (8)            (8)
  Net loss (unaudited)..........      (12,311)         --            (12,311)
                                  ------------          -----      ---------
  Comprehensive loss
    (unaudited).................       --              --            (12,319)
                                  ------------          -----      ---------
Balances at March 31, 1999
  (unaudited)...................   $  (51,254)      $     (58)     $ (30,479)
                                  ------------          -----      ---------
                                  ------------          -----      ---------

                            See accompanying notes.

                               COMMERCE ONE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)


                                                                                        THREE MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,           MARCH 31,
                                                      -------------------------------  --------------------
                                                        1996       1997       1998       1998       1999
                                                      ---------  ---------  ---------  ---------  ---------
                                                                                           (UNAUDITED)
OPERATING ACTIVITIES:
Net loss............................................  $  (1,805) $ (11,164) $ (24,640) $  (4,632) $ (12,311)
Adjustments to reconcile net loss to net cash used
  in operating activities:
  Depreciation and amortization.....................        130        470      1,026        280        403
  Purchased in-process research and development.....         --         --         --         --      3,037
  Amortization of deferred stock compensation.......         --         --      1,102         99        584
  Amortization of goodwill and other intangible
    assets..........................................         --         --         --         --        875
  Issuance of common stock for services.............         10         --         --         --         --
  Changes in operating assets and liabilities:
    Accounts receivable.............................       (212)       (21)      (966)      (134)       719
    Prepaid expenses and other current assets.......       (119)      (425)       (78)        11        (46)
    Accounts payable................................        182        476         47       (224)       415
    Accrued compensation and related expenses.......        117         84        113        (12)      (184)
    Other current liabilities.......................        222        312      1,086        220        326
    Deferred revenue................................        197       (337)       994        246       (144)
                                                      ---------  ---------  ---------  ---------  ---------
Net cash used in operating activities...............     (1,278)   (10,605)   (21,316)    (4,146)    (6,326)
INVESTING ACTIVITIES:
Purchase of property and equipment, net.............       (286)      (924)    (1,560)       (53)      (743)
Note receivable from Veo Systems, Inc...............         --         --       (950)        --         --
Acquisition of Veo Systems, Inc., net of cash
  acquired..........................................         --         --         --         --        (42)
                                                      ---------  ---------  ---------  ---------  ---------
Net cash used in investing activities...............       (286)      (924)    (2,510)       (53)      (785)
FINANCING ACTIVITIES:
Borrowings under bank line of credit................         --        750         --         --         --
Proceeds from issuance of preferred stock...........      7,310     13,277     29,343         --         --
Issuance of common stock, net.......................          3        136         56          1         87
Proceeds from borrowings on notes payable...........        227        955      1,014         --         --
Payments on notes payable...........................        (94)      (160)      (340)      (132)      (188)
Payments on capital lease obligations...............         (1)      (173)      (426)       (94)       (79)
                                                      ---------  ---------  ---------  ---------  ---------
Net cash provided by (used in) financing
  activities........................................      7,445     14,785     29,647       (225)      (180)
                                                      ---------  ---------  ---------  ---------  ---------
Effect of foreign currency translation on cash and
  cash equivalents..................................         --         --        (50)       (14)        (8)
                                                      ---------  ---------  ---------  ---------  ---------
Increase (decrease) in cash and cash equivalents....      5,881      3,256      5,771     (4,438)    (7,299)
Cash and cash equivalents at beginning of period....        230      6,111      9,367      9,367     15,138
                                                      ---------  ---------  ---------  ---------  ---------
Cash and cash equivalents at end of period..........  $   6,111  $   9,367  $  15,138  $   4,929  $   7,839
                                                      ---------  ---------  ---------  ---------  ---------
                                                      ---------  ---------  ---------  ---------  ---------
SUPPLEMENTAL DISCLOSURES:
  Interest paid.....................................  $      30  $     192  $     461  $      82  $     138
                                                      ---------  ---------  ---------  ---------  ---------
                                                      ---------  ---------  ---------  ---------  ---------
NONCASH INVESTING AND FINANCING ACTIVITIES:
  Capital lease obligations incurred................  $      50  $     763  $     554  $     370  $      --
                                                      ---------  ---------  ---------  ---------  ---------
                                                      ---------  ---------  ---------  ---------  ---------
  Deferred compensation related to stock option
    grants..........................................  $      --  $      --  $   2,950  $     826  $   1,982
                                                      ---------  ---------  ---------  ---------  ---------
                                                      ---------  ---------  ---------  ---------  ---------
  Conversion of borrowings under bank line of credit
    to note payable.................................  $      --  $      --  $     750  $      --  $     750
                                                      ---------  ---------  ---------  ---------  ---------
                                                      ---------  ---------  ---------  ---------  ---------
  Acquisition of VEO Systems, Inc. with preferred
    stock, common stock and assumption of stock
    options.........................................  $      --  $      --  $      --  $      --  $  21,151
                                                      ---------  ---------  ---------  ---------  ---------
                                                      ---------  ---------  ---------  ---------  ---------


                            See accompanying notes.

                               COMMERCE ONE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(INFORMATION AS OF MARCH 31, 1999 AND FOR THE THREE MONTHS ENDED MARCH 31, 1998
                             AND 1999 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF THE COMPANY


    Commerce One, Inc. (the "Company") was incorporated in the State of California in 1994. The Company provides business-to-business electronic commerce solutions that link buyers and suppliers of indirect goods and services into real-time trading communities over the Internet.


BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

    The Company has incurred significant losses since inception. Its activities to date have been financed primarily through private placements of equity securities. The Company may seek to raise additional capital through the issuance of debt or equity securities. However, there can be no assurance that the Company will be able to obtain additional financing on acceptable terms, if at all.


    The functional currency of the Company's foreign subsidiaries is the local currency. The Company translates all assets and liabilities to U.S. dollars at the current exchange rates as of the applicable balance sheet date. Revenue and expenses are translated at the average exchange rate prevailing during the period. Gains and losses resulting from the translation of the foreign subsidiaries' financial statements are reported as a separate component of stockholders' equity. Net gains and losses resulting from foreign exchange transactions were not significant during any of the periods presented.


USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

INTERIM FINANCIAL INFORMATION

    The interim financial information as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 is unaudited but includes all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation of its consolidated financial position at that date and its consolidated results of operations and cash flows for those periods. Operating results for the three months ended March 31, 1999 are not necessarily indicative of results that may be expected for any future periods.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents, which consist of cash and highly liquid short-term investments with insignificant interest rate risk and original maturities of three months or less at date of purchase, are stated at cost, which approximates fair value.

                               COMMERCE ONE, INC.

(INFORMATION AS OF MARCH 31, 1999 AND FOR THE THREE MONTHS ENDED MARCH 31, 1998
                             AND 1999 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets as follows: computer and office equipment--three years; furniture and fixtures--five years; and leasehold improvements--the shorter of the remaining term of the related leases or the estimated economic useful lives of the improvements. Equipment under capital leases is amortized over the shorter of the expected useful life or the related lease term (see Note 4).

SOFTWARE DEVELOPMENT COSTS

    The Company accounts for software development costs in accordance with Financial Accounting Standards Board ("FASB") Statement No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," under which certain software development costs incurred subsequent to the establishment of technological feasibility are capitalized and amortized over the estimated lives of the related products. Technological feasibility is established upon completion of a working model. Through March 31, 1999, development costs incurred subsequent to the establishment of technological feasibility have not been significant, and all software development costs have been charged to product development expense in the accompanying consolidated statements of operations.

CONCENTRATION OF CREDIT RISK AND CREDIT EVALUATIONS

    Financial instruments which potentially subject the Company to concentrations of risk include cash and cash equivalents and accounts receivable. The Company maintains its cash with two domestic financial institutions.

    For the years ended December 31, 1996 and 1997, one customer accounted for 10% and 12%, respectively, of the Company's revenues. For the year ended December 31, 1998, four customers accounted for 12%, 18%, 21% and 24% of the Company's revenues. At December 31, 1997 and 1998, these customers accounted for 20% and 13%, respectively, of accounts receivable. The Company performs ongoing credit evaluations of its customers and does not require collateral or guarantees. Management establishes an allowance for doubtful accounts when it appears accounts receivable will not be collectible, and such losses to date have been within management's expectations.

REVENUE RECOGNITION

    The Company recognizes revenues from license agreements upon delivery and acceptance of the software if there is persuasive evidence of an arrangement, collection is probable, the fee is fixed or determinable, and there is sufficient vendor-specific objective evidence to support allocating the total fee to all elements of multiple-element arrangements. If an acceptance period is required, license revenues are recognized upon the earlier of customer acceptance or the expiration of the acceptance period.

    The Company recognizes revenues from professional services as the services are provided. If a transaction includes both license and service elements, the license fee is recognized on delivery and acceptance of the software, provided services do not include significant customization or modification

                               COMMERCE ONE, INC.

(INFORMATION AS OF MARCH 31, 1999 AND FOR THE THREE MONTHS ENDED MARCH 31, 1998
                             AND 1999 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) of the base product, and the payment terms for licenses are not subject to additional acceptance criteria. In cases where license fee payments are contingent on the acceptance of services, recognition of revenues is deferred for both the license and the service elements until the acceptance criteria are met. Software maintenance revenues are recognized ratably over the term of the support contract, typically one year.

    Effective January 1, 1998, the Company adopted Statement of Position 97-2, "Software Revenue Recognition" ("SOP 97-2"), as amended by Statement of Position 98-4 ("SOP 98-4") which were issued by the American Institute of Certified Public Accountants ("AICPA"). The Company believes its current revenue recognition policies and practices are consistent with SOP 97-2 and SOP 98-4. Additionally, the AICPA issued SOP 98-9 in December 1998, which provides certain amendments to SOP 97-2, and is effective for transactions entered into beginning January 1, 2000. Full implementation guidelines for this standard have not yet been issued. Once available, such implementation guidelines could lead to unanticipated changes in the Company's current revenue recognition policies, which changes could affect the timing of the Company's future revenues and results of operations.

    Deferred revenue consists of prepaid fees for services and maintenance and support agreements.

STOCK-BASED COMPENSATION

    The Company accounts for employee stock options using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25 ("APB 25") and has adopted the disclosure-only alternative of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123") (Note 5).

INCOME TAXES

    The Company accounts for income taxes in accordance with FASB Statement No. 109, "Accounting for Income Taxes," which requires the use of the liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse.

NET LOSS PER SHARE

    Basic and diluted net loss per share information for all periods is presented under the requirements of FASB Statement No. 128, "Earnings per Share" ("FAS 128"). Basic earnings per share has been computed using the weighted-average number of shares of common stock outstanding during the period, less shares subject to repurchase, and excludes any dilutive effects of options, warrants, and convertible securities. Potentially dilutive securities have also been excluded from the computation of diluted net loss per share as their inclusion would be antidilutive.

    Pro forma net loss per share has been computed as described above and also gives effect, under Securities and Exchange Commission guidance, to the conversion of preferred shares not included above that will automatically convert to common shares upon completion of the Company's initial public offering, using the if-converted method (Note 5).

                               COMMERCE ONE, INC.

(INFORMATION AS OF MARCH 31, 1999 AND FOR THE THREE MONTHS ENDED MARCH 31, 1998
                             AND 1999 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The calculation of historical and pro forma basic and diluted net loss per share is as follows (in thousands, expect share and per share amounts):


                                                                                THREE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,             MARCH 31,
                                            -------------------------------  ------------------------
                                              1996       1997       1998        1998         1999
                                            ---------  ---------  ---------  -----------  -----------
                                                                             (UNAUDITED)  (UNAUDITED)
Historical:
  Net loss................................  $  (1,805) $ (11,164) $ (24,640)  $  (4,636)   $ (12,311)
  Preferred stock accretion...............         (7)      (115)      (439)        (61)        (178)
                                            ---------  ---------  ---------  -----------  -----------
  Loss applicable to common
    stockholders..........................  $  (1,812) $ (11,279) $ (25,079)  $  (4,697)   $ (12,489)
                                            ---------  ---------  ---------  -----------  -----------
                                            ---------  ---------  ---------  -----------  -----------
  Weighted average shares of common stock
    outstanding...........................      2,618      2,818      3,257       3,223        4,950
  Less: Weighted average shares subject to
    repurchase............................     --           (139)      (204)       (257)        (227)
                                            ---------  ---------  ---------  -----------  -----------
  Weighted average shares of common stock
    outstanding used in computing basic
    and diluted net loss per share........      2,618      2,679      3,053       2,966        4,723
                                            ---------  ---------  ---------  -----------  -----------
                                            ---------  ---------  ---------  -----------  -----------
  Basic and diluted net loss per share....  $   (0.69) $   (4.21) $   (8.21)  $   (1.58)   $   (2.64)
                                            ---------  ---------  ---------  -----------  -----------
                                            ---------  ---------  ---------  -----------  -----------
Pro forma:
  Net loss................................  $  (1,805) $ (11,164) $ (24,640)  $  (4,636)   $ (12,311)
                                            ---------  ---------  ---------  -----------  -----------
                                            ---------  ---------  ---------  -----------  -----------
  Weighted average shares used in
    computing basic and diluted net loss
    per share (from above)................                            3,053                    4,723
  Adjustment to reflect the effect of the
    assumed conversion of preferred stock
    from the date of issuance.............                            6,416                    9,452
                                                                  ---------               -----------
  Weighted-average shares used in
    computing pro forma basic and diluted
    net per loss share....................                            9,469                   14,175
                                                                  ---------               -----------
                                                                  ---------               -----------
  Pro forma basic and diluted net loss per
    share.................................                        $   (2.60)               $   (0.87)
                                                                  ---------               -----------
                                                                  ---------               -----------



    If the Company had reported net income, the calculation of historical and pro forma diluted earnings per share would have included approximately an additional 112,000, 394,000, 1,360,000, 1,120,000, and 3,054,000 common equivalent shares related to outstanding stock options and warrants not included above (determined using the treasury stock method) for the years ended December 31, 1996, 1997 and 1998 and for the three months ended March 31, 1998 and 1999, respectively.

                               COMMERCE ONE, INC.

(INFORMATION AS OF MARCH 31, 1999 AND FOR THE THREE MONTHS ENDED MARCH 31, 1998
                             AND 1999 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
EFFECT OF NEW ACCOUNTING STANDARDS

    In June 1997, the FASB issued Statement No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and displaying comprehensive income and its components in financial statements. The only item of other comprehensive income (loss) which the Company currently reports is foreign currency translation adjustments, which are included in accumulated other comprehensive income (loss) in the consolidated statements of redeemable convertible preferred stock and stockholders' equity (deficit).


    The FASB issued Statement No. 131 ("FAS 131") "Disclosure about Segments of an Enterprise and Related Information," which establishes standards for the way public business enterprises report information in annual statements and interim financial reports regarding operating segments, products and services, geographic areas, and major customers. This statement is effective for financial statements for periods beginning after December 15, 1997. The Company adopted FAS 131 in the year ended December 31, 1998 and operates in one business segment, which is business-to-business electronic commerce solutions for creating dynamic trading communities over the Internet.


RECLASSIFICATIONS

    Certain prior amounts have been reclassified to conform to current year presentation.

2. PROPERTY AND EQUIPMENT

    Property and equipment consists of the following (in thousands):

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1997       1998
                                                              ---------  ---------
Computer and office equipment...............................  $   1,688  $   3,632
Furniture and fixtures......................................        169        223
Leasehold improvements......................................        159        258
                                                              ---------  ---------
                                                                  2,016      4,113
Less accumulated depreciation and amortization..............        504      1,523
                                                              ---------  ---------
                                                              $   1,512  $   2,590
                                                              ---------  ---------
                                                              ---------  ---------

                               COMMERCE ONE, INC.

(INFORMATION AS OF MARCH 31, 1999 AND FOR THE THREE MONTHS ENDED MARCH 31, 1998
                             AND 1999 IS UNAUDITED)

3. NOTES PAYABLE

    In May 1998, the Company entered into a loan agreement with a bank which provides for a line of credit of $1,500,000, plus 75% of the Company's net accounts receivable balance, up to a total of $3,000,000. Borrowings under the line of credit bear interest at the bank's prime rate plus 1.0% (8.75% at December 31, 1998). No borrowings were outstanding under the line of credit at December 31, 1998. The loan agreement also provides for a revolving equipment loan facility in the amount of $1,500,000. Borrowings under the equipment loan facility bear interest at the bank's prime rate plus 1.5% (9.25% at December 31, 1998) and are to be repaid in monthly installments of principal and interest over 36 months. Borrowings outstanding under the equipment facility at December 31, 1998 amounted to $1,371,000. The equipment facility is secured by substantially all of the assets of the Company. In addition, the Company is required to keep on deposit with the bank a minimum of $2,000,000. In connection with the loan agreement, the Company granted the bank a warrant to purchase 6,446 shares of Series D preferred stock. The Company deemed the fair value of the warrant to be minimal. The loan agreement expires on January 31, 2001.

    In January 1997, the Company entered into revolving line of credit with the same bank for the purchase of equipment. The agreement provided for borrowings of up to $750,000 at 1.5% above the bank's prime rate (10% at December 31, 1997). In September 1998, the entire principal balance under the revolving line of credit was repaid from proceeds of borrowings under the equipment loan facility.

    In 1997 and 1998, the Company entered into notes payable agreements with two leasing companies. The notes accrue interest monthly based on effective interest rates ranging from 13.75% to 15.01% and mature at various dates from January 2000 to December 2001. The notes are secured by the equipment acquired with the proceeds from these notes. The principal amount outstanding at December 31, 1998 under these notes is $1,092,000.

    Principal maturities of notes payable as of December 31, 1998 are as follows: 1999--$876,000; 2000--$898,000; and 2001--$689,000.

4. LEASE OBLIGATIONS

    The Company leases its principal office facilities under a non-cancelable operating lease. Rent expense amounted to $199,000, $428,000 and $587,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

    Capital lease obligations represent the present value of future rental payments under capital lease agreements for equipment. The original cost and accumulated depreciation on the equipment under capital leases is $813,000 and $174,000, respectively, at December 31, 1997 and $1,367,000 and $610,000,
respectively, at December 31, 1998.

                               COMMERCE ONE, INC.

(INFORMATION AS OF MARCH 31, 1999 AND FOR THE THREE MONTHS ENDED MARCH 31, 1998
                             AND 1999 IS UNAUDITED)

4. LEASE OBLIGATIONS (CONTINUED)
    Future minimum payments under capital and operating leases at December 31, 1998 are as follows (in thousands):

                                                                             CAPITAL     OPERATING
YEAR ENDING DECEMBER 31,                                                     LEASES       LEASES
-------------------------------------------------------------------------  -----------  -----------
1999.....................................................................   $     622    $     649
2000.....................................................................         317          223
2001.....................................................................          24       --
                                                                                -----        -----
Total minimum lease payments.............................................         963    $     872
                                                                                             -----
                                                                                             -----
Less amounts representing interest.......................................         206
                                                                                -----
Present value of minimum lease payments..................................         757
Less current portion of capital lease obligations........................         448
                                                                                -----
                                                                            $     309
                                                                                -----
                                                                                -----

5. STOCKHOLDERS' EQUITY

PREFERRED STOCK

    Preferred stock consists of the following by series:

                                                                     SHARES ISSUED
                                                            -------------------------------
                                                                DECEMBER 31,
                                                 AUTHORIZED --------------------  MARCH 31,
SERIES                                            SHARES      1997       1998       1999
-----------------------------------------------  ---------  ---------  ---------  ---------
                                                                                  (UNAUDITED)
A convertible..................................    673,680    336,840    336,840    336,840
B redeemable convertible.......................  3,595,976  1,784,146  1,784,146  1,784,146
C redeemable convertible.......................  6,450,000  2,560,304  2,560,304  2,560,304
D redeemable convertible.......................  10,700,000    --      4,433,379  4,833,462
                                                 ---------  ---------  ---------  ---------
                                                 21,419,656 4,681,290  9,114,669  9,514,752
                                                 ---------  ---------  ---------  ---------
                                                 ---------  ---------  ---------  ---------

    The holders of the Series A, Series B, Series C and Series D preferred stock are entitled to receive annual noncumulative dividends of $.12, $.328, $.40 and $.56 per share, respectively, when and if declared by the Board of Directors. These dividends are in preference to any declaration or payment of any dividend on the common stock of the Company. No such dividends have been declared through March 31, 1999.

    Each share of the Series A, Series B, Series C and Series D preferred stock is convertible, at the holder's option, into one share of the Company's common stock, subject to certain antidilution provisions. The preferred stock will be automatically converted into common stock based on the then applicable conversion rate upon completion of an initial public offering of the Company's common stock with proceeds to the Company of a minimum of $40 million at a minimum offering price of

                               COMMERCE ONE, INC.

(INFORMATION AS OF MARCH 31, 1999 AND FOR THE THREE MONTHS ENDED MARCH 31, 1998
                             AND 1999 IS UNAUDITED)

5. STOCKHOLDERS' EQUITY (CONTINUED)
$13.96 per share. The holders of preferred stock are entitled to the number of votes equal to the number of shares of common stock into which their preferred stock is convertible.

    At any time after November 30, 2003, or with the approval of the holders of a majority of the then outstanding shares of the Series B, Series C and Series D preferred stock, the Company may be required to redeem all or any part of the then outstanding shares of Series B, Series C and Series D preferred stock at a price equal to $4.45 per share, $5.72 per share and $7.68 per share, respectively, plus all declared but unpaid dividends on such shares. The Company is not required to redeem Series B, Series C or Series D preferred stock in excess of one-third of the aggregate redemption prior to July 31, 2003, in excess of two-thirds prior to July 31, 2004 or 100% prior to July 31, 2005. The excess of the redemption value over the carrying value is being accreted by periodic charges to the accumulated deficit over the period prior to the redemption dates.

    In the event of any liquidation, dissolution, or winding up of the Company, the holders of the Series A, Series B, Series C and Series D preferred stock have a liquidation preference of $1.4844 $4.10, $5.20 and $6.9766 per share, respectively, up to a maximum of three times that amount per share if available for distribution, over holders of common stock plus any declared but unpaid dividends.

WARRANTS

    The Company had the following warrants outstanding at December 31, 1998 to purchase shares of preferred stock:


                         EXERCISE
NUMBER OF   PREFERRED    PRICE PER                         EXPIRATION OF
  SHARES      STOCK        SHARE                             WARRANTS
----------  ----------  -----------  ---------------------------------------------------------
    13,781    Series B   $    4.10   December 2003
     6,730    Series C   $    5.20   Earlier of September 2007, or close of an initial public
                                      offering
   511,738    Series C   $   10.40   Earlier of October 2007, or close of an initial public
                                      offering
   128,331    Series C   $   10.40   Earlier of December 2007, or close of an initial public
                                      offering
     6,446    Series D   $    6.98   Earlier of May 2008, or close of an initial offering
    36,246    Series D   $    6.98   Earlier of September 2008, or close of an initial public
                                      offering
     7,163    Series D   $    6.98   Earlier of December 2008, or close of an initial public
                                      offering
----------
   710,435
----------
----------


STOCK OPTIONS

    Under the Company's 1995 and 1997 Stock Option Plans ("the Plans"), 2,700,000 shares of common stock have been reserved for the issuance of incentive stock options (ISO) or non-statutory

                               COMMERCE ONE, INC.

(INFORMATION AS OF MARCH 31, 1999 AND FOR THE THREE MONTHS ENDED MARCH 31, 1998
                             AND 1999 IS UNAUDITED)

5. STOCKHOLDERS' EQUITY (CONTINUED)
stock options (NSO) to employees, officers, directors, and consultants. The ISOs may be granted at a price per share not less than the fair market value on the date of the grant. The NSOs may be granted at a price per share not less than 85% of the fair market value at the date of grant. Options granted under the Plans are exercisable over a maximum term of ten years from the date of grant and generally vest over periods of up to four years. Under the 1995 Plan, the option holder may exercise unvested options and obtain shares of stock that are subject to a repurchase option by the Company at the original exercise price in the event of the employee's termination. The repurchase rights lapse over the period that the underlying options vest. Shares issued under the 1995 Plan are also subject to various restrictions as to resale.

    A summary of the Company's stock option activity under the plans is set forth below:

                                                                                                 WEIGHTED-AVERAGE
                                                                                     NUMBER OF    EXERCISE PRICE
                                                                                      SHARES         PER SHARE
                                                                                    -----------  -----------------
Outstanding at December 31, 1995..................................................       75,000      $    0.14
  Granted.........................................................................    1,032,687           0.26
  Canceled........................................................................      (12,500)          0.14
                                                                                    -----------          -----
Outstanding at December 31, 1996..................................................    1,095,187           0.26
  Granted.........................................................................      571,925           0.40
  Exercised.......................................................................     (569,864)          0.24
  Canceled........................................................................     (131,021)          0.30
                                                                                    -----------          -----
Outstanding at December 31, 1997..................................................      966,227           0.34
  Granted.........................................................................    1,222,750           1.16
  Exercised.......................................................................      (77,002)          0.34
  Canceled........................................................................     (223,032)          0.64
                                                                                    -----------          -----
Outstanding at December 31, 1998..................................................    1,888,943           0.84
  Granted and assumed (unaudited).................................................    1,520,334           2.44
  Exercised (unaudited)...........................................................     (250,019)          0.48
  Canceled (unaudited)............................................................     (138,680)          0.92
                                                                                    -----------          -----
Outstanding at March 31, 1999 (unaudited).........................................    3,020,578      $    1.67
                                                                                    -----------          -----
                                                                                    -----------          -----
Exercisable and vested at December 31, 1998.......................................      590,522      $    0.46
                                                                                    -----------          -----
                                                                                    -----------          -----
Exercisable and vested at March 31, 1999 (unaudited)..............................    1,360,423      $    0.44
                                                                                    -----------          -----
                                                                                    -----------          -----
Outstanding shares of common stock subject to repurchase at December 31, 1998.....      130,015
                                                                                    -----------
                                                                                    -----------
Outstanding shares of common stock subject to repurchase at March 31, 1999
  (unaudited).....................................................................      194,348
                                                                                    -----------
                                                                                    -----------

                               COMMERCE ONE, INC.

(INFORMATION AS OF MARCH 31, 1999 AND FOR THE THREE MONTHS ENDED MARCH 31, 1998
                             AND 1999 IS UNAUDITED)

5. STOCKHOLDERS' EQUITY (CONTINUED)

                       OPTIONS OUTSTANDING
             ---------------------------------------
                                                        OPTIONS EXERCISABLE
                                                             AND VESTED
                                                      ------------------------
                          WEIGHTED-      WEIGHTED-                 WEIGHTED-
                           AVERAGE        AVERAGE                   AVERAGE
 RANGE OF                 REMAINING      EXERCISE                  EXERCISE
 EXERCISE                CONTRACTUAL     PRICE PER                 PRICE PER
  PRICES      NUMBER    LIFE (YEARS)       SHARE       NUMBER        SHARE
-----------  ---------  -------------  -------------  ---------  -------------
0$.14-$0.40..   711,263        7.86      $    0.34      406,366    $    0.30
0$.52-$0.60..   494,076        8.98      $    0.60      125,978    $    0.60
1$.20-$1.80..   683,604        9.53      $    1.52       58,178    $    1.30
             ---------                                ---------
             1,888,943                                  590,522
             ---------                                ---------
             ---------                                ---------


    The Company recorded deferred stock compensation of approximately $2,950,000 during the year ended December 31, 1998 and $1,982,000 during the three months ended March 31, 1999 representing the difference between the exercise price and the deemed fair value of the Company's common stock on the grant date for certain of the Company's stock options granted to employees. In the absence of a public market for the Company's common stock, the deemed fair value was based on the price per share of recent preferred stock financings, less a discount to give effect to the superior rights of the preferred stock. These amounts are being amortized by charges to operations over the vesting periods of the individual stock options using a graded vesting method. Such amortization amounted to approximately $1,102,000 for the year ended December 31, 1998 and approximately $584,000 for the three months ended March 31, 1999.


SHARES RESERVED FOR FUTURE ISSUANCE

    At December 31, 1998, the Company has reserved shares of capital stock for future issuance as follows:

                                                                                            COMMON     PREFERRED
                                                                                            STOCK        STOCK
                                                                                         ------------  ----------
Convertible preferred stock, including effect of preferred stock warrants..............    10,040,003      --
Stock options outstanding..............................................................     1,888,943      --
Stock options available for grant......................................................       164,191      --
Warrants to purchase preferred stock...................................................       --          925,334
                                                                                         ------------  ----------
                                                                                           12,093,137     925,334
                                                                                         ------------  ----------
                                                                                         ------------  ----------

PRO FORMA DISCLOSURES OF THE EFFECT OF STOCK BASED COMPENSATION

    Pro forma information regarding results of operations and net loss per share is required by FAS 123, which also requires that the information be determined as if the Company had accounted for its employee stock options under the fair value method of FAS 123. The fair value for these options was estimated at the date of grant using a Black-Scholes option valuation model with the following weighted-average assumptions: a risk-free interest rate of 6.0%, 6.2% and 5.8% for the years ended December 31, 1996, 1997 and 1998, respectively, no dividend yield or volatility factors of the expected

                               COMMERCE ONE, INC.

(INFORMATION AS OF MARCH 31, 1999 AND FOR THE THREE MONTHS ENDED MARCH 31, 1998
                             AND 1999 IS UNAUDITED)

5. STOCKHOLDERS' EQUITY (CONTINUED)
market price of the Company's common stock, and a weighted-average expected life of the option of 4.5 years.

    The option valuation models were developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected life of the option. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.


    Had compensation cost for the Company's stock-based compensation plans been determined using the fair value at the grant dates for awards under those plans calculated using the minimum value method of FAS 123, the Company's historical net loss applicable to common stockholders and basic and diluted net loss per share would have been increased to the pro forma amounts indicated below (in thousands except per share amounts):



                                                                      YEAR ENDED DECEMBER 31,
                                                                  -------------------------------
                                                                    1996       1997       1998
                                                                  ---------  ---------  ---------
Net loss applicable to common stockholders--pro forma...........  $  (1,820) $ (11,302) $ (25,562)
                                                                  ---------  ---------  ---------
                                                                  ---------  ---------  ---------
Net loss per share--pro forma...................................  $   (0.70) $   (4.22) $   (8.37)
                                                                  ---------  ---------  ---------
                                                                  ---------  ---------  ---------


    The weighted average fair value of options granted, which is the value assigned to the options under FAS 123, was $0.06, $0.10 and $2.98 for options granted during the years ended December 31, 1996, 1997 and 1998, respectively.

    The pro forma impact of options on the net loss for the years ended December 31, 1996, 1997 and 1998 is not representative of the effects on net income
(loss) for future years, as future years will include the effects of additional years of stock option grants.

6. INCOME TAXES

    There has been no provision of U.S. federal, state, or foreign income taxes for any period as the Company has incurred operating losses in all periods.


    The effective income tax rate differs from the U.S. federal statutory rate as follows:



                                                                     YEAR ENDED DECEMBER 31,
                                                                 -------------------------------
                                                                   1996       1997       1998
                                                                 ---------  ---------  ---------
Income tax expense (benefit)...................................    (34.0)%    (34.0)%    (34.0)%
State taxes....................................................     (6.0)%     (6.0)%     (6.0)%
Losses producing no current tax benefit........................     40.0%      40.0%      40.0%
                                                                 ---------  ---------  ---------
Income tax provision (benefit).................................     --         --         --
                                                                 ---------  ---------  ---------
                                                                 ---------  ---------  ---------

                               COMMERCE ONE, INC.

(INFORMATION AS OF MARCH 31, 1999 AND FOR THE THREE MONTHS ENDED MARCH 31, 1998
                             AND 1999 IS UNAUDITED)

6. INCOME TAXES (CONTINUED)

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets are as follows (in thousands):

                                                               DECEMBER 31,
                                                           --------------------
                                                             1997       1998
                                                           ---------  ---------
Deferred tax assets:
  Net operating loss carryforwards.......................  $   5,094  $  12,687
  Capitalized research and development...................     --            474
  Other..................................................        254        642
                                                           ---------  ---------
Total gross deferred tax assets..........................      5,348     13,803
Less valuation allowance.................................     (5,348)   (13,803)
                                                           ---------  ---------
Net deferred tax assets..................................  $  --      $  --
                                                           ---------  ---------
                                                           ---------  ---------

    Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. During the years ended December 31, 1997 and 1998, the valuation allowance on deferred tax assets increased by $4,373,000 and $8,455,000, respectively.

    At December 31, 1998, the Company had net operating loss carryforwards for federal income tax purposes of approximately $32,723,000, which expire in the years 2009 through 2018. The Company also had net operating loss carryforwards for state income tax purposes of approximately $16,646,000 expiring in years 2002 through 2003. There can be no assurance that the Company will realize the benefit of the net operating loss carryforwards.

    Utilization of the Company's net operating loss is subject to a substantial annual limitation due to the ownership change limitation provided by the Internal Revenue Code and similar state provisions. Such an annual limitation could result in the expiration of the net operating loss before utilization.

7. PROFIT SHARING PLAN

    The Company has a profit sharing plan and trust under Section 401(k) of the Internal Revenue Code which covers substantially all employees. Eligible employees may contribute amounts to the plan via payroll withholdings, subject to certain limitations. The Company does not match contributions by plan participants.

8. SUBSEQUENT EVENTS

ACQUISITION


    Effective January 15, 1999, the Company acquired VEO Systems, Inc. ("VEO Systems"), a company specializing in the creation of extensible markup language technology applications, in a transaction accounted for as a purchase. The consolidated financial statements include the operating results of VEO Systems from the date of acquisition. The purchase consideration was approximately

                               COMMERCE ONE, INC.

(INFORMATION AS OF MARCH 31, 1999 AND FOR THE THREE MONTHS ENDED MARCH 31, 1998
                             AND 1999 IS UNAUDITED)

8. SUBSEQUENT EVENTS (CONTINUED)

$23.2 million consisting of 1,962,355 shares of common stock with a value of $13.3 million, 400,083 shares of Series D prime preferred stock (having the same rights as Series D with an aggregate liquidation preference of $2,000,000) with a value of $2.8 million, stock options to acquire 825,771 shares of common stock with a value $5.1 million, $258,000 of assumed liabilities, $400,000 in cash and $400,000 of acquisition costs. In addition, the Company advanced $950,000 in cash to VEO Systems under a note receivable during 1998. Contingent consideration of an additional $400,000 in cash will be paid if certain employees remain employed through January 2000.


    The purchase consideration was allocated to the acquired assets and assumed liabilities based on deemed fair values as follows (in thousands):

Cash...............................................................  $     358
Accounts receivables and other assets..............................        823
Intangibles assets:
  Purchased technology.............................................      2,274
  Assembled workforce..............................................        541
  Tradenames/patents...............................................        693
  Goodwill.........................................................     15,432
                                                                     ---------
Total intangible assets............................................     18,940
                                                                     ---------
Purchased in-process research and development charged to operations
  in the three months ended March 31, 1999.........................      3,037
                                                                     ---------
Total purchase consideration.......................................  $  23,158
                                                                     ---------
                                                                     ---------


    Goodwill arising from the acquisition will be amortized on a straight-line basis over five years. Other intangible assets will be amortized over their estimated useful lives ranging from two to five years. As of March 31, 1999, accumulated amortization amounted to $875,000.



    Purchased in-process research and development consists of a single project, the development of a set of software tools which are being designed to enable applications developers to generate programs to interface with the XML document interchange and transport server. These tools will be integrated into our products in late 1999. The Company's management is primarily responsible for estimating the fair value of the purchased in-process research and development. The Company estimated the revenues, costs and resulting net cash flows from the project, and discounted the net cash flows back to their net present value. These estimates were based on several assumptions, including those summarized below. The resultant value was then adjusted to reflect only the value creation effort of VEO Systems prior to the acquisition and further reduced by the estimated value of core technology, which was included in capitalized purchased technology.



    Revenues and operating profit attributable to the in-process research and development were estimated over a five-year projection period. The resulting projected net cash flows were discounted to their present value using a discount rate of 30%, which was calculated based on the weighted average cost of capital, adjusted for the technology risk associated with the purchased in-process research and

                               COMMERCE ONE, INC.

(INFORMATION AS OF MARCH 31, 1999 AND FOR THE THREE MONTHS ENDED MARCH 31, 1998
                             AND 1999 IS UNAUDITED)

8. SUBSEQUENT EVENTS (CONTINUED)

development. The technology risk was considered to be significant due to the rapid pace of technological change in the electronic commerce industry.



    The following unaudited pro forma adjusted summary represents the consolidated results of operations for the year ended December 31, 1998 as if the acquisition of VEO Systems had occurred January 1, 1998 and are not intended to be indicative of future results (in thousands, except per share amounts):


Pro forma adjusted net revenue....................................  $   5,353
Pro forma adjusted net loss.......................................  $ (30,903)
Pro forma adjusted net loss per share--basic and diluted..........  $   (7.73)
Number of shares used in pro forma share calculation--basic and
  diluted.........................................................      3,998


    The pro forma results of operations include historical operations of the Company and VEO Systems adjusted to reflect certain pro forma adjustments, including amortization of goodwill and other intangible assets arising from the acquisition and do not include the charge for purchased in-process research and development of $3,037,000 since it is a non-recurring charge. These results do not purport to be indicative of what would have occurred had the acquisition been made as of that date or the results of operations which may occur in future periods.


SERIES E PREFERRED STOCK

    In April 1999, the Company sold 2,758,819 shares of Series E redeemable convertible preferred stock with gross proceeds to the Company of approximately $24,994,900.

PROPOSED PUBLIC OFFERING OF COMMON STOCK


    On April 9, 1999, the Board of Directors authorized the Company to proceed with an initial public offering of its common stock. If the offering is consummated as presently anticipated, all of the outstanding preferred stock will automatically convert to common stock. The unaudited pro forma stockholders' equity (deficit) at March 31, 1999 gives effect to the conversion of all outstanding shares of convertible preferred stock at that date into 9,514,752 shares of common stock upon the completion of the offering.


STOCK SPLIT

    On April 9, 1999, the Board of Directors approved, subject to stockholder approval, a one-for-two reverse stock split of issued and outstanding common and preferred stock to be effective prior to the completion of the initial public offering of its common stock. All common and preferred share prices, and amounts associated with rights, preferences, dividends and privileges in the accompanying financial statements have been retroactively adjusted to reflect the stock split. In addition, the Board of Directors authorized an increase in the number of authorized shares of common stock to 250,000,000 and a decrease in the number of authorized shares of preferred stock to 10,000,000 shares, subject to stockholder approval.

                               COMMERCE ONE, INC.

(INFORMATION AS OF MARCH 31, 1999 AND FOR THE THREE MONTHS ENDED MARCH 31, 1998
                             AND 1999 IS UNAUDITED)

8. SUBSEQUENT EVENTS (CONTINUED)
1997 INCENTIVE STOCK OPTION PLAN


    Subsequent to December 31, 1998, the Company's Board of Director's reserved, subject to stockholder approval, an additional 2,600,000 shares of common stock for issuance of stock options under the 1997 Incentive Stock Option Plan.


1999 DIRECTOR OPTION PLAN

    On April 9, 1999, the Company's Board of Directors adopted, subject to the stockholder approval, the 1999 Director Option Plan and reserved an aggregate of 150,000 shares of common stock for grants of stock options under such plan.

1999 EMPLOYEE STOCK PURCHASE PLAN

    The Company's 1999 Employee Stock Purchase Plan was adopted by the Board of Directors on April 9, 1999, subject to stockholder approval, to be effective upon the completion of the Company's initial public offering of its common stock. The Company has reserved a total of 750,000 shares of common stock for issuance under the plan. Eligible employees may purchase common stock at 85% of the lesser of the fair market value of the Company's common stock on the first day of the applicable two year offering period or the last day of the applicable six month purchase period.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders

VEO Systems, Inc.

    We have audited the accompanying balance sheet of VEO Systems, Inc. as of December 31, 1998 and the related statements of operations, stockholders' equity (deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of VEO Systems, Inc. at December 31, 1998, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                                           /s/ ERNST & YOUNG LLP

Walnut Creek, California
March 5, 1999

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors

VEO Systems, Inc.:

    In our opinion, the accompanying balance sheet and the related statements of operations, stockholders' equity and of cash flows present fairly, in all material respects, the financial position of VEO Systems, Inc. (a company in the development stage) at December 31, 1997, and the result of its operations and cash flows for the period from January 16, 1997 (date of inception) to December 31, 1997, in conformity with generally accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred losses and negative cash flows from operations since inception which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          /s/ PricewaterhouseCoopers LLP


San Jose, California
May 8, 1998, except for the last paragraph of Note 10, as to which the date is August 21, 1998

                               VEO SYSTEMS, INC.

                                 BALANCE SHEETS

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                                    DECEMBER 31,
                                                                                                --------------------
                                                                                                  1997       1998
                                                                                                ---------  ---------
ASSETS
Current assets:
  Cash and cash equivalents...................................................................  $   1,444  $     619
  Accounts receivable, less allowance for doubtful accounts of $13 in 1997 and $16 in 1998....        307        582
  Prepaid expenses and other current assets...................................................         17          3
                                                                                                ---------  ---------
Total current assets..........................................................................      1,768      1,204

Property and equipment, net...................................................................         74        169
Other assets..................................................................................         43         18
                                                                                                ---------  ---------
Total assets..................................................................................  $   1,885  $   1,391
                                                                                                ---------  ---------
                                                                                                ---------  ---------

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable and accrued liabilities....................................................  $     182  $     225
  Accrued compensation and related expenses...................................................         26         80
  Capital lease obligation....................................................................          4     --
  Notes payable to stockholders...............................................................     --            750
  Note payable to Commerce One, Inc...........................................................     --            950
  Deferred revenue............................................................................        294     --
                                                                                                ---------  ---------
Total current liabilities.....................................................................        506      2,005

Commitments

Stockholders' equity (deficit):
  Convertible preferred stock, no par value; 423,334 shares authorized, issued and outstanding
    at December 31, 1997 and 1998 (liquidation preference of $2,120 at December 31, 1998).....      2,042      2,042
  Common stock, no par value; 10,000,000 shares authorized; 1,565,000 and 1,396,750 shares
    issued and outstanding at December 31, 1997 and 1998, respectively........................        150        154
  Deferred compensation.......................................................................       (126)       (92)
  Notes receivable from stockholders..........................................................        (34)    --
  Accumulated deficit.........................................................................       (653)    (2,718)
                                                                                                ---------  ---------
Total stockholders' equity (deficit)..........................................................      1,379       (614)
                                                                                                ---------  ---------
Total liabilities and stockholders' equity (deficit)..........................................  $   1,885  $   1,391
                                                                                                ---------  ---------
                                                                                                ---------  ---------

                            See accompanying notes.

                               VEO SYSTEMS, INC.

                            STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)

                                                                                       PERIOD FROM
                                                                                    JANUARY 16, 1997
                                                                                       (INCEPTION)      YEAR ENDED
                                                                                    THROUGH DECEMBER   DECEMBER 31,
                                                                                        31, 1997           1998
                                                                                    -----------------  ------------
Services..........................................................................      $     998       $    2,790
Cost of revenues..................................................................            613            1,161
                                                                                            -----      ------------
Gross profit......................................................................            385            1,629

Operating expenses:
  Sales and marketing.............................................................             21              794
  Product development.............................................................            272            1,174
  General and administrative......................................................            841            1,786
                                                                                            -----      ------------
Total operating expenses..........................................................          1,134            3,754
                                                                                            -----      ------------
Loss from operations..............................................................           (749)          (2,125)

Interest income (expense), net....................................................             (6)              10
Rental income.....................................................................            102               50
                                                                                            -----      ------------
Net loss..........................................................................      $    (653)      $   (2,065)
                                                                                            -----      ------------
                                                                                            -----      ------------

                            See accompanying notes.

                               VEO SYSTEMS, INC.
                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                                                  NOTES
                                               PREFERRED STOCK           COMMON STOCK                          RECEIVABLE
                                            ----------------------  ----------------------     DEFERRED           FROM
                                             SHARES      AMOUNT      SHARES      AMOUNT      COMPENSATION     STOCKHOLDERS
                                            ---------  -----------  ---------  -----------  ---------------  ---------------
Issuance of common stock at inception.....     --       $  --       1,565,000   $      15      $  --            $  --
Issuance of common stock for notes
  receivable from stockholders............     --          --         300,000           3         --                   (3)
Repurchase of common stock via forgiveness
  of notes receivable from stockholders...     --          --        (300,000)         (3)        --                    3
Issuance of Series A convertible preferred
  stock for note receivable from
  stockholder, net of issuance costs......     90,000         119      --          --             --                 (119)
Additional contribution by Series A
  preferred stockholder...................     --              12      --          --             --               --
Repayment of note receivable from
  stockholder via services rendered.......     --          --          --          --             --                   85
Issuance of Series B convertible preferred
  stock, net of issuance costs............    333,334       1,911      --          --             --               --
Deferred compensation related to issuance
  of common stock.........................     --          --          --             135           (135)          --
Amortization of deferred compensation.....     --          --          --          --                  9           --
Net loss and comprehensive loss...........     --          --          --          --             --               --
                                            ---------  -----------  ---------       -----         ------           ------
Balances at December 31, 1997.............    423,334       2,042   1,565,000         150           (126)             (34)
Issuance of common stock upon exercise of
  stock options...........................     --          --             500      --             --               --
Issuance of common stock in exchange for
  services................................     --          --          10,000           6         --               --
Repurchase of common stock................     --          --        (178,750)         (2)        --               --
Amortization of deferred compensation.....     --          --          --          --                 34           --
Repayment of note receivable from
  stockholder via services rendered.......     --          --          --          --             --                   34
Net loss and comprehensive loss...........     --          --          --          --             --               --
                                            ---------  -----------  ---------       -----         ------           ------
Balances at December 31, 1998.............    423,334   $   2,042   1,396,750   $     154      $     (92)       $  --
                                            ---------  -----------  ---------       -----         ------           ------
                                            ---------  -----------  ---------       -----         ------           ------


                                             ACCUMULATED
                                               DEFICIT       TOTAL
                                            -------------  ---------
Issuance of common stock at inception.....    $  --        $      15
Issuance of common stock for notes
  receivable from stockholders............       --           --
Repurchase of common stock via forgiveness
  of notes receivable from stockholders...       --           --
Issuance of Series A convertible preferred
  stock for note receivable from
  stockholder, net of issuance costs......       --           --
Additional contribution by Series A
  preferred stockholder...................       --               12
Repayment of note receivable from
  stockholder via services rendered.......       --               85
Issuance of Series B convertible preferred
  stock, net of issuance costs............       --            1,911
Deferred compensation related to issuance
  of common stock.........................       --           --
Amortization of deferred compensation.....       --                9
Net loss and comprehensive loss...........         (653)        (653)
                                            -------------  ---------
Balances at December 31, 1997.............         (653)       1,379
Issuance of common stock upon exercise of
  stock options...........................       --           --
Issuance of common stock in exchange for
  services................................       --                6
Repurchase of common stock................       --               (2)
Amortization of deferred compensation.....       --               34
Repayment of note receivable from
  stockholder via services rendered.......       --               34
Net loss and comprehensive loss...........       (2,065)      (2,065)
                                            -------------  ---------
Balances at December 31, 1998.............    $  (2,718)   $    (614)
                                            -------------  ---------
                                            -------------  ---------

                            See accompanying notes.

                               VEO SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                       PERIOD FROM
                                                                                    JANUARY 16, 1997
                                                                                       (INCEPTION)
                                                                                         THROUGH        YEAR ENDED
                                                                                      DECEMBER 31,     DECEMBER 31,
                                                                                          1997             1998
                                                                                    -----------------  -------------
OPERATING ACTIVITIES
Net loss..........................................................................      $    (653)       $  (2,065)
Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization...................................................             11               56
  Amortization of deferred compensation...........................................              9               34
  Interest contribution by Series A preferred stockholder.........................             12           --
  Allowance for doubtful accounts.................................................             13                3
  Issuance of common stock and cancellation of note receivable in exchange for
    services......................................................................             85               40
  Changes in operating assets and liabilities:
    Accounts receivable...........................................................           (320)            (278)
    Prepaid expenses and other current assets.....................................            (17)              14
    Other assets..................................................................            (44)              (3)
    Accounts payable and accrued liabilities......................................            151               43
    Accrued compensation and related expenses.....................................             26               54
    Deferred revenue..............................................................            294             (294)
                                                                                           ------      -------------
Net cash used in operating activities.............................................           (433)          (2,396)

INVESTING ACTIVITIES
Purchase of property and equipment, net...........................................            (46)            (123)
                                                                                           ------      -------------
Net cash used in investing activities.............................................            (46)            (123)

FINANCING ACTIVITIES
Proceeds from issuance of preferred stock.........................................          1,911           --
Proceeds from borrowings on notes payable.........................................         --                1,700
Proceeds from short-term loan.....................................................            100           --
Repayment of short-term loan......................................................           (100)          --
Issuance (repurchase) of common stock, net........................................             15               (2)
Payments on capital lease obligation..............................................             (3)              (4)
                                                                                           ------      -------------
Net cash provided by financing activities.........................................          1,923            1,694
                                                                                           ------      -------------
Increase (decrease) in cash and cash equivalents..................................          1,444             (825)
Cash and cash equivalents at beginning of period..................................         --                1,444
                                                                                           ------      -------------
Cash and cash equivalents at end of period........................................      $   1,444        $     619
                                                                                           ------      -------------
                                                                                           ------      -------------
SUPPLEMENTAL DISCLOSURES:
  Interest paid...................................................................      $      12        $       2
                                                                                           ------      -------------
                                                                                           ------      -------------
NONCASH INVESTING AND FINANCING ACTIVITIES:
  Capital lease obligation incurred...............................................      $       7        $  --
                                                                                           ------      -------------
                                                                                           ------      -------------
  Property and equipment purchased under accounts payable.........................      $      31        $  --
                                                                                           ------      -------------
                                                                                           ------      -------------
  Issuance of Series A preferred stock in exchange for note receivable from
    stockholder...................................................................      $     131        $  --
                                                                                           ------      -------------
                                                                                           ------      -------------
  Deferred compensation related to issuance of common stock.......................      $     135        $  --
                                                                                           ------      -------------
                                                                                           ------      -------------

                            See accompanying notes.

                               VEO SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY


    VEO Systems, Inc. (the "Company") was incorporated in the state of California on January 16, 1997 under the name of CommerceNet Services, Inc. and in March 1998 amended its name to VEO Systems, Inc. The Company operates in one business segment, which is the development of a business integration platform for communicating with customers and suppliers over the Internet. The Company was in the development stage during 1997.


ACQUISITION BY COMMERCE ONE, INC.

    Effective January 15, 1999, all of the Company's outstanding preferred and common stock was acquired by Commerce One, Inc. ("Commerce One"). Prior to the closing of the transaction, all of the Company's outstanding warrants were exercised (Note 5). During 1998, Commerce One advanced $950,000 in cash to the Company under a note payable, which was due in July 1999 with interest at 6% per annum. The note was canceled in connection with the acquisition. The financial statements do not include any adjustments to the recorded amounts of assets and liabilities which may result from this transaction.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents, which consist of cash and highly liquid short-term investments with insignificant interest rate risk and original maturities of three months or less at date of purchase, are stated at cost, which approximates fair value.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost and are depreciated using the straight-line method over estimated useful lives of three to five years.

SOFTWARE DEVELOPMENT COSTS

    The Company accounts for software development costs in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," under which certain software development costs incurred subsequent to the establishment of technological feasibility are capitalized and amortized over the estimated lives of the related products. Technological feasibility is established upon completion of a working model. To date, costs incurred subsequent to the establishment of technological feasibility have not been significant, and all software development costs have been charged to product development expense in the accompanying statements of operations.

                               VEO SYSTEMS, INC.

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
ADVERTISING

    Costs related to advertising and promotion are charged to sales and marketing expense as incurred. Advertising and promotion expense for 1997 and 1998 was $5,000 and $43,000, respectively.

CONCENTRATION OF CREDIT RISK AND CREDIT EVALUATIONS

    Financial instruments which potentially subject the Company to concentrations of risk include cash and cash equivalents and accounts receivable. The Company's cash is invested in deposits with one financial institution and such deposits may, at times, be in excess of insured limits. Management believes that the financial institution which holds the Company's cash and cash equivalents is financially sound and, accordingly, represents minimal credit risk.

    At December 31, 1997 and 1998, three and one customers accounted for 77% and 44%, respectively, of accounts receivable. For 1997 and 1998, six and two customers accounted for 93% and 90%, respectively, of the Company's revenue. The Company extends credit to customers for services performed and does not require collateral or guarantees. Management establishes an allowance for doubtful accounts for estimated uncollectible receivables, and such losses to date have been within management's expectations.

REVENUE RECOGNITION

    In August 1997, the Company was awarded a cost reimbursement government contract by National Institute of Standards and Technology ("NIST") in the amount of $4,800,000 for the period from October 1, 1997 through September 30, 1999. For 1997 and 1998, actual reimbursable costs incurred related to the contract totaled $132,000 and $1,432,000, respectively, which amounts were recorded as revenue as the costs were incurred.

    The Company has also recognized revenue in connection with services provided to non-governmental organizations. Revenue is generally recognized as milestones are reached or on a percentage of completion basis based on costs incurred.

STOCK-BASED COMPENSATION

    The Company accounts for employee stock options using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25 ("APB 25") and makes the pro forma disclosures required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"). The effect of applying the fair value method under FAS 123 to the Company's stock options would result in pro forma net losses that are not materially different from the historical amounts reported.

INCOME TAXES

    The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires the use of the liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse.

                               VEO SYSTEMS, INC.

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
EFFECT OF NEW ACCOUNTING STANDARDS

    In June 1997, the Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and displaying comprehensive income and its components in the financial statements. The Company has no items of other comprehensive income and, accordingly, its net loss is equal to its comprehensive loss.

    The Financial Accounting Standards Board issued Statement No. 131 ("SFAS 131"), "Disclosure about Segments of an Enterprise and Related Information," which establishes standards for the way public business enterprises report information in annual statements and interim financial reports regarding operating segments, products and services, geographic areas, and major customers. The Company adopted SFAS 131 in 1998. The Company operates in one business segment.

RECENT ACCOUNTING PRONOUNCEMENT

    In March 1998, the AICPA issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Development or Obtained for Internal Use." The Company is reviewing the impact of SOP 98-1, which will be effective for the year ending December 31, 1999.

RECLASSIFICATIONS

    Certain prior year amounts have been reclassified to conform to current year presentation.

2.  PROPERTY AND EQUIPMENT

    Property and equipment consists of the following (in thousands):

                                                                                      DECEMBER 31,
                                                                                 ----------------------
                                                                                    1997        1998
                                                                                    -----     ---------
Computer equipment.............................................................   $      34   $     123
Property and fixtures..........................................................          48          56
Software.......................................................................           2          28
                                                                                        ---   ---------
                                                                                         84         207
Less accumulated depreciation..................................................          10          38
                                                                                        ---   ---------
                                                                                  $      74   $     169
                                                                                        ---   ---------
                                                                                        ---   ---------

3.  NOTES PAYABLE TO STOCKHOLDERS

    In May 1998, the Company issued 6% convertible subordinated debentures in the principal amount of $750,000 due December 31, 1998 to four investors in exchange for cash. The investors also received attached warrants to acquire 12,501 shares of preferred stock. In connection with the acquisition by Commerce One, the debentures were converted into 125,000 shares of the Company's Series B preferred stock and the warrants were exercised.

                               VEO SYSTEMS, INC.

4.  LEASE OBLIGATIONS

    The Company leases its principal office facilities under a non-cancelable operating lease. Rent expense amounted to $155,000 and $462,000 for 1997 and 1998, respectively.

    Future minimum payments under operating leases at December 31, 1998 were as follows (in thousands):

YEAR ENDING DECEMBER 31
-------------------------------------------------------------------------------------
  1999...............................................................................  $     752
  2000...............................................................................        447
                                                                                       ---------
Total minimum lease payments.........................................................  $   1,199
                                                                                       ---------
                                                                                       ---------

5.  STOCKHOLDERS' EQUITY

PREFERRED STOCK

    At December 31, 1997 and 1998, the Company had 90,000 and 333,334 shares of Series A and B convertible preferred stock, respectively, authorized, issued and outstanding. The holders of the Series A and B convertible preferred stock were entitled to receive annual noncumulative dividends of $0.067 and $0.30 per share, respectively, when and if declared by the Board of Directors. These dividends were in preference to any declaration or payment of any dividend on the common stock of the Company. As of December 31, 1998, no dividends had been declared.

    Each share of Series A and Series B preferred stock was convertible, at the holder's option, subject to antidilution provisions, into the number of fully paid and nonassessable shares of common stock, which resulted from dividing the original issue price per share for each class of preferred stock by the conversion price in effect at the time of conversion, which is $1.3375 and $6.00 for Series A and B preferred stock, respectively. The preferred stock was to be automatically converted into common stock based on the then applicable conversion rate upon completion of an initial public offering of the Company's common stock with proceeds to the Company of a minimum of $7.5 million. The holders of preferred stock were entitled to the number of votes equal to the number of shares of common stock into which their preferred stock was convertible.

    In the event of any liquidation, dissolution, or winding up of the Company, the holders of the Series A and B preferred stock had a liquidation preference of $1.3375 and $6.00 per share, respectively, over holders of common stock plus any declared but unpaid dividends. After payment had been made to the holders of the Series A and B preferred stock, the entire remaining assets and funds of the Company legally available for distribution, if any, would have been distributed ratably among the holders of Series A and B preferred and common stocks assuming conversion of all preferred stock.

COMMON STOCK REPURCHASE AGREEMENT:

    In 1997, the Company issued 1,565,000 shares of restricted common stock to certain employees at a price of $0.01 per share. Under the stock purchase agreement, the Company has the option to repurchase unvested common shares in the event the employees cease to be employed by the Company. The Company's repurchase rights generally lapse at a rate of 1/4 after the first 12 months and 1/48th for each month of full time employment with the Company until all shares are released from the repurchase plan. At December 31, 1998, 610,000 unvested common shares are subjected to repurchase.

                               VEO SYSTEMS, INC.

5. STOCKHOLDERS' EQUITY (CONTINUED)

STOCK OPTIONS

    Under the Company's 1997 Stock Option Plan ("1997 Plan"), 981,500 shares of common stock have been reserved for the issuance of incentive stock options
(ISO) or non-statutory stock options (NSO) to employees, officers, directors, and consultants of the Company. The ISOs may be granted at a price per share not less than the fair market value on the date of the grant. The NSOs may be granted at a price per share not less than 85% of the fair market value at the date of grant. Options granted under the 1997 Plan are exercisable over a maximum term of ten years from the date of grant and generally vest over periods of up to four years.

    A summary of the Company's stock option activity under the plan is set forth below:

                                                                               WEIGHTAED- AVERAGE
                                                                   NUMBER OF    EXERCISE PRICE
                                                                    SHARES         PER SHARE
                                                                  -----------  -----------------
Granted.........................................................     165,000       $    0.21
                                                                  -----------         ------
Outstanding at December 31, 1997................................     165,000            0.21
    Granted.....................................................     665,000            0.60
    Exercised...................................................        (500)           0.60
    Canceled....................................................    (139,000)           0.43
                                                                  -----------         ------
Outstanding at December 31, 1998................................     690,500       $    0.54
                                                                  -----------         ------
                                                                  -----------         ------
Exercisable and vested at December 31, 1998.....................      89,427       $    0.47
                                                                  -----------         ------
                                                                  -----------         ------
Available for grant at December 31, 1998........................     290,500
                                                                  -----------
                                                                  -----------

    The weighted-average fair value at grant date of options granted during 1998 was $0.15 per share.

                                                                OPTIONS EXERCISABLE AND
                             OPTIONS OUTSTANDING
                 -------------------------------------------             VESTED
                               WEIGHTED-                      ----------------------------
                                AVERAGE         WEIGHTED-                     WEIGHTED-
                               REMAINING         AVERAGE                       AVERAGE
   RANGE OF                   CONTRACTUAL    EXERCISE PRICE                EXERCISE PRICE
EXERCISE PRICES   NUMBER     LIFE (YEARS)       PER SHARE       NUMBER        PER SHARE
---------------  ---------  ---------------  ---------------  -----------  ---------------
   $    0.01        70,000          8.96        $    0.01         19,323      $    0.01
   $    0.60       620,500          9.50        $    0.60         70,104           0.60
                 ---------                                    -----------
                   690,500                                        89,427
                 ---------                                    -----------
                 ---------                                    -----------

                               VEO SYSTEMS, INC.

5. STOCKHOLDERS' EQUITY (CONTINUED)
WARRANTS

    The Company had the following warrants outstanding at December 31, 1998 to purchase shares of capital stock:

 NUMBER OF                      EXERCISE PRICE
  SHARES      CLASS OF STOCK       PER SHARE                           EXPIRATION OF WARRANTS
-----------  -----------------  ---------------  -------------------------------------------------------------------
     3,500   Common stock          $    1.00     Earlier of November 2002, or close of an initial public offering or merger event
    12,501   Preferred stock       $    0.60     Earlier of May 2003, or close of an initial public offering or merger event
-----------
    16,001
-----------
-----------

    All warrants were exercised in January 1999 in connection with the acquisition of the Company by Commerce One.

SHARES RESERVED FOR FUTURE ISSUANCE

    At December 31, 1998, the Company had reserved capital shares for future issuance as follows:

                                                                          COMMON     PREFERRED
                                                                          STOCK        STOCK
                                                                        ----------  -----------
Convertible preferred stock, including effect
  of preferred stock warrants.........................................     435,835      --
Stock option plan.....................................................     981,000      --
Warrants..............................................................       3,500      12,501
                                                                        ----------  -----------
                                                                         1,420,335      12,501
                                                                        ----------  -----------
                                                                        ----------  -----------

6.  INCOME TAXES

    There has been no provision of U.S. federal, state, or foreign income taxes for any period as the Company has incurred losses in all periods.

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets are as follows (in thousands):

                                                                            DECEMBER 31,
                                                                      ------------------------
                                                                         1997         1998
                                                                      ----------  ------------
Deferred tax assets:
  Net operating loss carryforwards..................................  $       97  $        986
  Deferred revenue..................................................         118       --
  Research credits..................................................          30            72
  Other.............................................................          16            16
                                                                      ----------  ------------
Total gross deferred tax assets.....................................         261         1,074
Less valuation allowance............................................        (261)       (1,074)
                                                                      ----------  ------------
Net deferred tax assets.............................................  $   --      $    --
                                                                      ----------  ------------
                                                                      ----------  ------------

                               VEO SYSTEMS, INC.

6.  INCOME TAXES (CONTINUED)
    Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. During the years ended December 31, 1997 and 1998, the valuation allowance on deferred tax assets increased by $261,000 and $813,000, respectively.

    At December 31, 1998, the Company had net operating loss carryforwards for federal income tax purposes of approximately $2,505,000, which expire in the years 2012 and 2018. There can be no assurance that the Company will realize the benefit of the net operating loss carryforwards.

    Utilization of the Company's net operating loss may be subject to a substantial annual limitation due to the ownership change limitation provided by the Internal Revenue Code and similar state provisions. Such an annual limitation could result in the expiration of the net operating loss before utilization.

7.  RELATED PARTY TRANSACTIONS

    In 1997, the Company issued 90,000 shares of Series A convertible preferred stock in exchange for $119,480 receivable from a stockholder. The receivable is reduced on a monthly basis as services are provided to the Company by the stockholder. In addition, the Company provided $26,500 of consulting services to this stockholder in 1997.

    The Company entered into an arrangement to reimburse a stockholder for operating expenses paid on behalf of the Company as a reduction to the note receivable from stockholder balance. The total reimbursement approximated $85,000 and $34,000 in 1997 and 1998, respectively.

    One of the Company's preferred stockholders subleases office space from the Company for which the Company recorded $50,000 in rental income in 1998. The Company recorded revenue of $115,000 and $315,000 during 1997 and 1998 from the stockholder in connection with a service contract.

8.  PROFIT SHARING PLAN

    The Company has a profit sharing plan and trust under Section 401(k) of the Internal Revenue Code which covers substantially all employees. Eligible employees may contribute amounts to the plan via payroll withholdings, subject to certain limitations. The Company does not match contributions by plan participants.

                SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED
                             FINANCIAL INFORMATION


    The selected unaudited pro forma condensed combined financial information for the Company set forth below gives effect to the acquisition of VEO Systems, Inc. ("VEO Systems"). The historical financial information set forth below has been derived from, and is qualified by reference to, the financial statements of the Company and VEO Systems and should be read in conjunction with those financial statements and the notes thereto included elsewhere herein. The selected unaudited pro forma combined financial information presents the combined results of operations of the companies for the year ended December 31, 1998, giving effect to the acquisition of VEO Systems as if such acquisition had been consummated as of January 1, 1998 under the purchase method of accounting. Pro forma condensed combined balance sheet information has not been presented because the assets and liabilities of VEO Systems are included in the Company's unaudited consolidated balance sheet at March 31, 1999, which is included elsewhere herein. The selected unaudited pro forma condensed combined financial information reflects certain adjustments, including adjustments to reflect the amortization of goodwill and other intangible assets resulting from the acquisition. The information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Financial Statements--the Company and VEO Systems, Inc." The selected unaudited pro forma condensed combined financial information does not purport to represent what the consolidated results of operations or financial condition of the Company would actually have been if the VEO Systems acquisition had in fact occurred on such date or to project the future consolidated results of operations or financial condition of the Company.

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1998

                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                                              PRO FORMA
                                                                                      --------------------------
                                                            HISTORICAL                  BUSINESS
                                              --------------------------------------  COMBINATION
                                              COMMERCE ONE  VEO SYSTEMS    COMBINED   ADJUSTMENTS     COMBINED
                                              ------------  ------------  ----------  ------------  ------------
Revenues:
  License fees..............................   $    1,633    $   --       $    1,633   $   --        $    1,633
  Services..................................          930         2,790        3,720       --             3,720
                                              ------------  ------------  ----------  ------------  ------------
Total revenues..............................        2,563         2,790        5,353       --             5,353

Cost of revenues............................        4,369         1,161        5,530       --             5,530
                                              ------------  ------------  ----------  ------------  ------------
Gross profit (loss).........................       (1,806)        1,629         (177)      --              (177)
Operating expenses:
  Sales and marketing.......................       13,108           794       13,902       --            13,902
  Product development.......................        6,839         1,174        8,013       --             8,013
  General and administrative................        1,941         1,786        3,727       --             3,727
  Amortization of deferred stock
    compensation............................        1,102        --            1,102       --             1,102
  Amortization of goodwill and other
    intangible assets.......................       --            --           --           (4,198)        4,198
                                              ------------  ------------  ----------  ------------  ------------
Total operating expenses....................       22,990         3,754       26,744       (4,198)       30,942
                                              ------------  ------------  ----------  ------------  ------------
Loss from operations........................      (24,796)       (2,125)     (26,921)      (4,198)      (31,119)
Interest income (expense), net..............          156            60          216           --           216
                                              ------------  ------------  ----------  ------------  ------------
Net loss....................................   $  (24,640)   $   (2,065)  $  (26,705)  $   (4,198)   $  (30,903)
                                              ------------  ------------  ----------  ------------  ------------
                                              ------------  ------------  ----------  ------------  ------------

Pro forma net loss per share................   $    (8.07)   $    (5.24)                             $    (7.73)
                                              ------------  ------------                            ------------
                                              ------------  ------------                            ------------
Shares used in computing
  pro forma net loss per share..............        3,053           394                                   3,998
                                              ------------  ------------                            ------------
                                              ------------  ------------                            ------------

              NOTES TO THE SELECTED UNAUDITED PRO FORMA CONDENSED

                         COMBINED FINANCIAL INFORMATION


The pro forma business combination adjustments for the statement of operations for the year ended December 31, 1998 reflect the amortization of goodwill and other intangible assets arising from the VEO Systems acquisition as follows:


                                                   COST OVER THE
                                                   FAIR VALUE OF
                                                    NET ASSETS     AMORTIZATION
                                                     ACQUIRED        PERIOD
                                                  ---------------  -----------
                                                  (IN THOUSANDS)
Goodwill........................................     $  15,432        5 years
Developed technology............................           536        2 years
Core technology.................................         1,738        4 years
Assembled Workforce.............................           541        2 years
Tradenames and patents..........................           693        5 years

    The pro forma results of operations do not include the charge for purchased research and development of $3,037,000 since it is a non-recurring charge.


    Pro forma net loss per share is computed using the weighted average number of shares of common stock outstanding for Commerce One and common stock outstanding for VEO Systems adjusted for a conversion ratio of 2.4005 per share.

                       [INSIDE BACK COVER OF PROSPECTUS]


    The inside backcover cover of the prospectus begins with the caption "What the industry is saying" and contains four testimonials from certain of our customers, strategic partners and industry analysts. These testimonials read as follows:



    "Business-to-business e-commerce has been hindered by proprietary data and protocol requirements and closed trading communities. By delivering an open marketplace platform and partnering with key market makers, Commerce One is positioned to be a catalyst for the creation of a global trading web."



                                                                  --Tim Minahan,
                                                            Aberdeen Group, Inc.
                                                   IMPACT REPORT, MARCH 29, 1999



    "Our alliance with Commerce One is an important step in BT's mission to help European companies become effective e-businesses. BT's strategy of combining its e-business expertise with the very best specialist procurement solutions from the US and around the world is expected to reap significant benefits for European organizations. It underpins BT's ambition to give the UK and Europe the greatest e-business capability in the world."



                                                              --Eric Guilloteau,
                                                 General Manager, e-Business, BT



    "By implementing Commerce One BuySite and MarketSite to streamline our procurement process and improve efficiency, we have been able to better aggregate our corporate purchases and drive closer relationships with our suppliers."



                                                                   --Eddie Page,
                                            Purchasing Manager, Eastman Chemical



    "We chose to form a strategic alliance with Commerce One because of their innovative forward thinking vision in business-to-business electronic commerce. Our participation in MarketSite.net, from Commerce One, allows us to utilize leading XML technology, to present our products to our joint customers. The direct integration of our website into MarketSite.net has created a powerful channel to support our customers in their efforts to contain costs through technology."



                                                           --Monica Luechtefeld,
                              Vice President of Contract Marketing, Office Depot



    Our logo is at the bottom of this page.

                                     [LOGO]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Commerce One in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.


SEC registration fee............................................  $  17,904
NASD filing fee.................................................      5,675
Nasdaq National Market listing fee..............................     95,000
Printing and engraving costs....................................    150,000
Legal fees and expenses.........................................    325,000
Accounting fees and expenses....................................    325,000
Blue Sky fees and expenses......................................      5,000
Transfer Agent and Registrar fees...............................      5,000
Miscellaneous expenses..........................................     71,421
                                                                  ---------
Total...........................................................  $1,000,000
                                                                  ---------
                                                                  ---------



ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS


    Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

    Article IX of the Registrant's Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.


    Article VI of the Registrant's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the Registrant if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the Registrant, and, in any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.


    The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

    The Underwriting Agreement (Exhibit 1.1 hereto) provides for indemnification by the Underwriters of the registrant and its executive officers and directors, and by the registrant of the underwriters for certain liabilities, including liabilities arising under the Securities Act, in connection with matters specifically provided in writing by the Underwriters for inclusion in the Registration Statement.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    During the past three years, the Registrant has issued unregistered securities to a limited number of persons as described below:

        (a) On January 18, 1994, Registrant issued and sold an aggregate of 50 shares of common stock to the founding officers and directors of the Registrant for an aggregate purchase price of $2.00.

        (b) On December 21, 1995, Registrant issued and sold an aggregate of 336,840 shares of Series A preferred stock to 23 investors for $1.4844 per share or an aggregate of $500,025. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

        (c) On December 6, 1996, Registrant issued and sold an aggregate of 1,780,488 shares of Series B preferred stock and warrants to purchase 13,781 shares of Series B Preferred Stock to a total of 28 investors for $4.10 per share, or an aggregate of $7,300,000. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

        (d) On October 7, 1997, October 10, 1997, October 17, 1997, October 31, 1997 and December 8, 1997, Registrant issued and sold an aggregate of 2,560,304 shares of Series C preferred stock, to a total of 38 investors and warrants to purchase 640,069 shares of Series C Preferred stock for $5.20 per share, or an aggregate of $13,313,580. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

        (e) On August 10, 1998 and August 12, 1998, Registrant issued and sold an aggregate of 4,433,379 shares of Series D preferred stock to a total of 30 investors for $6.9766 per share, or an aggregate of $30,929,912. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

        (f) On January 15, 1999, Registrant issued and sold an aggregate of 400,083 shares of Series D' preferred stock to Nippon Telegraph and Telephone for $5.00 per share, or an aggregate of $2,000,415. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.


        (g) On April 19, 1999, Registrant issued and sold an aggregate of 2,758,819 shares of Series E preferred stock to a total of 48 investors for $9.06 per share, or an aggregate of $24,994,900. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to
    Section 4(2) thereof on the basis that the transaction did not involve a public offering.



        (h) As of May 31, 1999, an aggregate of 1,114,476 shares of common stock had been issued upon exercise of options under the Registrant's Stock Option Plans. Except as indicated above, none of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the Registrant believes that each transaction was exempt from the registration requirements of the Securities Act by virtue of
    Section 4(2) thereof, Regulation D promulgated thereunder or Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients in such transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES



    (a) Exhibits



EXHIBIT
 NUMBER
--------

    1.1*     Form of Underwriting Agreement.
    2.1**    Agreement and Plan of Reorganization by and among the
             Registrant, Blackhawk Acquisition Corporation, VEO Systems,
             Inc., the Shareholders named therein, and U.S. Bank Trust,
             N.A., dated November 25, 1998.
    3.1**    Restated Certificate of Incorporation of the Registrant to be
             in effect after the closing of the offering made under this
             Registration Statement.
    3.2**    Bylaws of the Registrant to be in effect after the closing of the offering made under this Registration Statement.
    4.1**    Specimen Common Stock Certificate.
    5.1*     Opinion of Wilson Sonsini Goodrich & Rosati, Professional
             Corporation.
   10.1**    Form of Indemnification Agreement between the Registrant and each of its directors and officers.
   10.2**    Form of 1997 Incentive Stock Option Plan and form of
             agreements thereunder.
   10.3**    Form of 1999 Employee Stock Purchase Plan and form of
             agreements thereunder.
   10.4**    Amended and Restated 1995 Stock Option Plan and form of
             agreement thereunder.
   10.5**    Form of 1999 Director Option Plan and form of agreements
             thereunder.
   10.6**    VEO Systems, Inc. Option Plan and form of agreement
             thereunder.
   10.7+**   Master Software License and Services Agreement between the
             Registrant and Nippon Telegraph and Telephone Corporation
             dated April 16, 1999.
   10.8+**   Governance Agreement between the Registrant and British
             Telecommunications, plc., dated March 26, 1999.
   10.9+**   Marketing Agreement between the Registrant and British
             Telecommunications, plc., dated March 26, 1999.
   10.10+**  MarketSite License Agreement between the Registrant and
             British Telecommunications, plc., dated March 25, 1999.
   10.11+**  Amended and Restated Trading Agreement between the Registrant and British Telecommunications, plc., dated March 25, 1999.
   10.12+**  Marketing Agreement between the Registrant and MCI Systemhouse
             Corporation dated August 4, 1998.
   10.13+**  Agreement between the Registrant and PricewaterhouseCoopers
             LLP dated September 2, 1998.
   23.1      Consent of Ernst & Young LLP, Independent Auditors.
   23.2      Consent of PricewaterhouseCoopers LLP, Independent
             Accountants.
   23.3*     Consent of Wilson Sonsini Goodrich & Rosati (see Exhibit 5.1).
   24.1**    Power of Attorney (see page II-6).
   27.1**    Financial Data Schedule.


--------------


+ Certain portions of this exhibit have been granted confidential treatment by the Commission. The omitted portions have been separately filed with the Commission.



*   To be filed by amendment.



**  Previously filed.

(b) Consolidated Financial Statement Schedules


    The following consolidated financial statement schedule of the Registrant is filed as part of this Registration Statement and should be read in conjunction with the Consolidated Financial Statements and attached Notes.



SCHEDULE                                                                                    PAGE
---------------------------------------------------------------------------------------     -----
II--Valuation and Qualifying Accounts..................................................        II-8


    All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and therefore have been omitted.

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Walnut Creek, State of California, on the 3rd day of June, 1999.


                                COMMERCE ONE, INC.

                                By:             /s/ MARK B. HOFFMAN
                                     -----------------------------------------
                                                  MARK B. HOFFMAN
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.



          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                President, Chief Executive
     /s/ MARK B. HOFFMAN          Officer and Chairman of
------------------------------    the Board (Principal         June 3, 1999
       MARK B. HOFFMAN            Executive Officer)

                                Vice President and Chief
              *                   Financial Officer
------------------------------    (Principal Financial         June 3, 1999
       PETER F. PERVERE           Officer)

              *
------------------------------  Director                       June 3, 1999
        ASIM ABDULLAH

              *
------------------------------  Director                       June 3, 1999
        JOHN V. BALEN

              *
------------------------------  Director                       June 3, 1999
      WILLIAM B. ELMORE

              *
------------------------------  Director                       June 3, 1999
      KENNETH C. GARDNER

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

------------------------------  Director
       THOMAS GONZALES

              *
------------------------------  Director                       June 3, 1999
      WILLIAM J. HARDING

------------------------------  Director
       JOHN SWINGEWOOD

              *
------------------------------  Director                       June 3, 1999
       JAY M. TENENBAUM

              *
------------------------------  Director                       June 3, 1999
      JEFFREY T. WEBBER


*By:     /s/ MARK B. HOFFMAN
      -------------------------
           MARK B. HOFFMAN
          ATTORNEY-IN-FACT

                               COMMERCEONE, INC.

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

ACCOUNTS RECEIVABLE ALLOWANCES

                                                              BALANCES AT   CHARGED TO                BALANCES AT
                                                               BEGINNING    COSTS AND                    END OF
                                                               OF PERIOD     EXPENSES    DEDUCTIONS      PERIOD
                                                              -----------  ------------  -----------  ------------
                                                                                 (IN THOUSANDS)
Year ended December 31, 1996................................   $      --   $         25   $      --   $         25
                                                              -----------  ------------  -----------  ------------
                                                              -----------  ------------  -----------  ------------

Year ended December 31, 1997................................   $      25   $         60   $     (15)  $         70
                                                              -----------  ------------  -----------  ------------
                                                              -----------  ------------  -----------  ------------

Year ended December 31, 1998................................   $      70   $        251   $     (26)  $        295
                                                              -----------  ------------  -----------  ------------
                                                              -----------  ------------  -----------  ------------

                                 EXHIBIT INDEX


EXHIBIT
 NUMBER
--------

    1.1*     Form of Underwriting Agreement.
    2.1**    Agreement and Plan of Reorganization by and among the
             Registrant, Blackhawk Acquisition Corporation, VEO Systems,
             Inc., the Shareholders named therein, and U.S. Bank Trust,
             N.A., dated November 25, 1998.
    3.1**    Restated Certificate of Incorporation of the Registrant to be
             in effect after the closing of the offering made under this
             Registration Statement.
    3.2**    Bylaws of the Registrant to be in effect after the closing of the offering made under this Registration Statement.
    4.1**    Specimen Common Stock Certificate.
    5.1*     Opinion of Wilson Sonsini Goodrich & Rosati, Professional
             Corporation.
   10.1**    Form of Indemnification Agreement between the Registrant and each of its directors and officers.
   10.2**    Form of 1997 Incentive Stock Option Plan and form of
             agreements thereunder.
   10.3**    Form of 1999 Employee Stock Purchase Plan and form of
             agreements thereunder.
   10.4**    Amended and Restated 1995 Stock Option Plan and form of
             agreement thereunder.
   10.5**    Form of 1999 Director Option Plan and form of agreements
             thereunder.
   10.6**    VEO Systems, Inc. Option Plan and form of agreement
             thereunder.
   10.7+**   Master Software License and Services Agreement between the
             Registrant and Nippon Telegraph and Telephone Corporation
             dated April 16, 1999.
   10.8+**   Governance Agreement between the Registrant and British
             Telecommunications, plc., dated March 26, 1999.
   10.9+**   Marketing Agreement between the Registrant and British
             Telecommunications, plc., dated March 26, 1999.
   10.10+**  MarketSite License Agreement between the Registrant and
             British Telecommunications, plc., dated March 25, 1999.
   10.11+**  Amended and Restated Trading Agreement between the Registrant and British Telecommunications, plc., dated March 25, 1999.
   10.12+**  Marketing Agreement between the Registrant and MCI Systemhouse
             Corporation dated August 4, 1998.
   10.13+**  Agreement between the Registrant and PricewaterhouseCoopers
             LLP dated September 2, 1998.
   23.1      Consent of Ernst & Young LLP, Independent Auditors.
   23.2      Consent of PricewaterhouseCoopers LLP, Independent
             Accountants.
   23.3*     Consent of Wilson Sonsini Goodrich & Rosati (see Exhibit 5.1).
   24.1**    Power of Attorney (see page II-6).
   27.1**    Financial Data Schedule.


--------------

+ Certain portions of this exhibit have been granted confidential treatment by the Commission. The omitted portions have been separately filed with the Commission.

*   To be filed by amendment.

**  Previously filed.